As filed with the Securities and Exchange Commission on January 3, 2007
Registration Statement No. 333-127056

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 8 TO

FORM SB-2 ON

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RONCO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	5960	84-1148206
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

61 Moreland Road
Simi Valley, California 93065
(805) 433-1030
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Paul Kabashima
Chief Executive Officer
Ronco Corporation
61 Moreland Road
Simi Valley, California 93065
(805) 433-1030
(Name, address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices and agent for service)

Copies of communications to:

Albert P. Asatoorian
Leslie Ravestein
Stubbs Alderton & Markiles, LLP
15260 Ventura Blvd., 20th Floor
Sherman Oaks, California 91403
Telephone: (818) 444-4500
Telecopier: (818) 474-8606

 Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.00001 par value per share	24,776,050	$1.60 (1)	$39,641,680	$4,241.66 (2)

(1)       Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

(2)      $6,047.02 was previously paid as a registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 3, 2007

24,776,050 SHARES

RONCO CORPORATION

COMMON STOCK

Selling stockholders are offering for sale 1,624,098 shares of our common stock that they currently own or that are to be issued, and 23,180,725 shares that they may acquire upon conversion of our Series A Convertible Preferred Stock that they currently own or that they may receive in payment of dividends on our Series A Convertible Preferred Stock, or upon exercise of currently outstanding warrants. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Our common stock trades on the OTC Bulletin Board® under the symbol “RNCP.OB.” On December 12, 2006, the closing bid price for our common stock was $1.10 per share.

The selling stockholders may sell the common stock for their own accounts in open market transactions, or in private transactions, at prices related to the prevailing market prices or at negotiated prices. The selling stockholders may sell their shares of common stock to or through broker-dealers, who may receive compensation in the form of negotiated discounts or commissions from the selling stockholders or the purchasers of shares. Upon any sale of shares of common stock, the selling stockholders and participating broker-dealers or selling agents may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933, as amended. We cannot determine the price to the public of the shares of common stock offered for sale by the selling stockholders. The public offering price and the amount of any underwriting discount or commissions will be determined at the time of sale. We shall pay the costs and out-of-pocket expenses in connection with this offering.

Investing in our common stock involves a high degree of risk. See “Risks of Investing in Our Shares” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2006

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give any information that is not contained in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these shares.

In this prospectus, “we,” “us,” “our” or “our company” refer to Ronco Corporation, Inc. and its subsidiaries and predecessors, collectively. All references to “Ronco” or the “Ronco business” refers to the business that we acquired from the predecessor entities in June 2005.

PROSPECTUS SUMMARY

This is only a summary and does not contain all of the information that may be important to you. You should read the more detailed information contained in this prospectus, including the financial statements and notes.

The Company

  Overview

We are a developer, marketer and distributor of branded consumer products for the kitchen and home. Our products are primarily sold through direct response television marketing by broadcasting 30-minute long advertisements commonly referred to as “infomercials.” Ronald M. Popeil, our principal consultant and founder of our operating business, started selling products under the Ronco brand over forty years ago. Over the last six years, Ronco branded products have been sold to over five million customers.

We were incorporated under the name Fi-Tek VII, Inc. under the laws of the State of Delaware on July 12, 1990. Before June 30, 2005, we were a “blank check” company. During this time, we engaged in no significant operations other than the search for, and identification and evaluation of, possible acquisition candidates. The address of our principal executive offices is 61 Moreland Road, Simi Valley, California 93065 and our telephone number is (805) 433-1030. Our corporate web site is www.ronco.com . The information on our web site is not a part of this prospectus.

In June 2005, we (at the time operating under the name Fi-Tek VII, Inc.) completed a series of related transactions including the merger of our wholly-owned subsidiary, Ronco Acquisition Corporation, with and into Ronco Marketing Corporation and the acquisition of assets comprising the Ronco business from Ronco Inventions, LLC, Popeil Inventions, Inc., RP Productions, Inc., which we refer to collectively as the predecessor entities, and Mr. Popeil. On June 30, 2005, in connection with these transactions, we changed our name to Ronco Corporation.

The following diagram summarizes these transactions and our corporate structure:

Our Products

We currently offer two product categories: kitchen products and household products. All of our products carry the Ronco or Popeil brand names. Showtime™ and Six-Star+™ are our unregistered trademarks. All other trademarks, servicemarks or trade names referred to in this prospectus are the property of their respective owners.

Kitchen Products

We manufacture or source, market and distribute products for use in kitchens. Our products include the following:

•	Showtime Rotisserie & BBQ	•	Popeil's Pasta Maker

•	Six Star+ Cutlery Set	•	Solid Flavor Injector

•	Electric Food Dehydrator

Since 2002, the Showtime family of products and the Six Star+ Cutlery family of products have accounted for in excess of 92% of our revenues. Revenues from these products, however, have been in decline. For example, our direct response sales of our rotisserie ovens and our cutlery product line declined by approximately $12.7 millon and $24.2 million, respectively, during the year ended June 30, 2006 compared with the year ended June 30, 2005. The decline is primarily due to the fact that our infomercial for our rotisserie line is more than two and a half years old and the infomercial for our cutlery line is more than two years old. Historically, our infomercials generate the highest sales in the first six to twelve months then decline as the infomercial loses its freshness. We intend to increase revenue by producing new infomercials for our existing products and for new products that we intend to introduce, increasing wholesale distribution of our existing products and by expanding into international markets. If our revenues continue to decline from our Showtime family of products and the Six Star+ family of products and if we fail to increase revenues by introducing new products then we may suffer a material adverse impact to our earnings and financial health.

Household Products

We also manufacture or source, market and distribute the Pocket Fisherman and the GLH Formula Number 9 Hair System. We may re-introduce other Ronco brand household products to the market over time.

Financing of the Asset Purchase

Series A Convertible Preferred Stock and Related Transactions

In order to finance the cash portion of the purchase price for the Ronco business, we issued and sold 13,262,600 shares of our Series A Convertible Preferred Stock, not including four shares for which we received payment but which were not issued as of the date of this prospectus, for an aggregate of $50 million on June 30, 2005. We offered and sold these shares in a private transaction that closed contemporaneously with the closing of our purchase of the Ronco business.

In connection with the sale of our Series A Convertible Preferred Stock, we agreed to file a registration statement with respect to the common stock into which the Series A Convertible Preferred Stock may be converted, and to cause such registration statement to be declared effective on or before October 28, 2005. Although we filed the registration statement on a timely basis, because the registration statement was not effective by October 28, 2005, under the terms of the original registration rights agreement we signed, we were obligated to pay a penalty (pro rated for periods less than a month) equal to $500,000 (1% of the aggregate offering price of the preferred stock) for each month that the registration statement, of which this prospectus is a part, was not effective.

In addition, under the terms of the Series A Convertible Preferred Stock, we were required to pay dividends to holders of the Series A Convertible Preferred Stock at a per share rate of $0.1885 per annum on the day following the end of each fiscal quarter following June 30, 2005. We were required to make these dividends in cash because we failed to make the initial dividend payment by the date required under the terms of the Series A Convertible Preferred Stock and failed to satisfy certain other conditions.

On June 28, 2006, holders of our Series A Convertible Preferred Stock agreed to waive the cash penalty payable under the registration rights agreement and agreed to accept 2,040,546 shares of Series A Convertible Preferred Stock (or 0.153857 shares of Series A Convertible Preferred Stock for each share of Series A Convertible Preferred Stock) as full payment of the dividends payable on October 1, 2005, January 1, 2006 and April 1, 2006. On July 21, 2006, the Board of Directors declared a dividend payable in these shares to the holders of the Series A Convertible Preferred Stock. Under the terms of our agreement with the holders of the Series A Convertible Preferred Stock, on July 21, 2006, the Board of Directors also declared a dividend payable in 277,778 shares of Series A Convertible Preferred Stock to holders of the Series A Convertible Preferred Stock in satisfaction of the dividend due on July 1, 2006. Pursuant to this dividend payment, each holder of Series A Convertible Preferred Stock became entitled to receive 0.020933 shares of Series A Convertible Preferred Stock for each share of Series A Convertible Preferred Stock held by the stockholder on the record date of the dividend payment. On October 9, 2006, the Board of Directors declared a dividend payable in 676,847 shares of Series A Convertible Preferred Stock to the holders of the Series A Convertible Preferred Stock in satisfaction of the dividend due on October 1, 2006.

In October 2006, we closed a debt financing transaction with Laurus Master Fund Ltd., and completed various other transactions in connection with this financing transaction. In connection with these transactions, we issued to Laurus Master Fund Ltd. a warrant to purchase up to 1,750,000 shares of our common stock at an exercise price of $0.00001 per share.

This prospectus covers shares of common stock issuable upon conversion of all outstanding shares of Series A Convertible Preferred Stock, including shares of Series A Convertible Preferred Stock that were issued or may be issued as dividends on the outstanding Series A Convertible Preferred Stock. See “Business-The Ronco Acquisition” and “Description of Securities-Preferred Stock.”

Promissory Notes

In connection with our purchase of the Ronco business, Ronco Marketing Corporation issued promissory notes in the aggregate principal amount of $16.3 million. The promissory notes bear simple interest at a rate of 9.5% per year. The principal amount issued is based on the estimated net value of the acquired assets, and is subject to adjustment based on the actual net value of these assets. Based on our computations, the actual net value of the assets comprising the Ronco business is lower than the estimated value specified in the purchase agreement. In October 2006, we entered into an agreement with Mr. Popeil and the predecessor entities, pursuant to which Mr. Popeil and the predecessor entities agreed and confirmed that the original principal amount of the notes was approximately $13.158 million. See “Business-The Ronco Acquisition.”

Recent Financing Transactions

On October 18, 2006, we secured a $4.0 million term loan and a revolving credit line of up to $11 million from Laurus Master Fund Ltd. (“Laurus”). In connection with this transaction, we amended the terms of prior agreements with Sanders Morris Harris and Ronald M. Popeil. Under the terms of our amended loan agreement with Sanders Morris Harris, we borrowed $1.5 million in additional funds from Sanders Morris Harris and entered into certain other agreements with Sanders Morris Harris. Under our agreement with Mr. Popeil and related agreements between Mr. Popeil, Laurus and our other lenders, Mr. Popeil agreed to subordinated his rights under his agreements with us to those of Laurus and our other lenders. As partial consideration to Mr. Popeil under this agreement, we agreed to issue to him a warrant to purchase up to 200,000 shares of our common stock. This warrant has a term of five years and is exercisable at an exercise price per share equal to the average bid price for our common stock for the 30 trading days immediately before October 18, 2006, which is $0.848333. We also issued to Laurus a warrant to purchase up to 1,750,000 share of our common stock as partial consideration for amounts made available to us under the Laurus term loan and credit facility. This warrant expires on October 18, 2036 and is exercisable at an exercise price of $0.00001 per share. All shares underlying these warrants issued to Mr. Popeil and Laurus are included in the shares offered under this prospectus.

The issuance of shares upon exercise of the warrant to Laurus will result in significant economic dilution to our stockholders because the warrant is exerciseable at a nominal exercise price that is significantly below the current and expected future fair market value of our common stock. This risk is exacerbated due to the long term of the warrant, which makes it more likely that the warrant will be exercised.

The issuance of this warrant also is expected to materially and adversely impact our operating results. The warrants issued to Laurus in connection with our debt financing will be valued using the “Black-Scholes” model and the value will be amortized as additional interest expense over the life of the loan. Due to the nominal exercise price, we expect to record a relatively high amount as the fair value of the warrant, which we expect will cause a material reduction in our earnings for the quarterly period ended December 31, 2006 and subsequent periods.

In addition, the Laurus warrant has a cashless exercise feature, as a result of which we will account for it as a derivative. The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. If the warrant is recorded as a liability, the change in fair value is recorded in the statement of operations impacting the net gain/loss on derivatives which is classified as other income or expense. As a result, net income/loss attributable to common stockholders is also impacted.

Certain Risks

Our business and our ability to execute on our business strategy are subject to a number of risks that you should be aware of before you decide to buy our common stock. In particular, you should consider the following risks, which are described more fully in “Risks of Investing in Our Shares” beginning on page 9:

•	we have a history of losses and we may be unable to achieve or maintain profitability;

•	our historical operating losses, need for additional capital, limited revenues and negative working capital raise substantial doubt about our ability to continue as a going concern;

•
as a result of our strategy to increase our wholesale business, we will need to purchase more inventory but we will have less available cash per product sold because we offer credit terms to wholesale customers; thus, we will require additional working capital and if we are unable to obtain additional capital to meet our increased need for liquidity, our business and financial condition could be seriously harmed;

•
we face risks associated with the use of debt to fund our operations and we may have defaulted under certain of our debt obligations, which could result in an event of default under these arrangements and cause us to lose significant rights to our products and intellectual property;

•
our business model is dependent in part, on our ability to purchase sufficient quantities of television media at attractive prices. If we fail to obtain attractive media prices for our direct response television programs, our profitability will decline and our business may be harmed;

•
our direct response television revenues, in part, depend on our ability to successfully develop, produce and broadcast new and updated infomercials. If we fail to regularly renew our infomercial campaigns for our existing products, sales from such products will decline because direct response television sales from a particular long form infomercial decline as the infomercial ages; and

•
we plan to sell more of our products through distributors and directly to large retailers. Due to the typical large size of these orders, which fluctuate seasonally and may be changed or canceled on short notice, cost-effective management of our inventory may become more complex and costly. If we are unable to accurately forecast orders and cancellations, our profitability may suffer.

SUMMARY OF THE OFFERING

Common stock being offered by selling stockholders:
(i) 16,839,528 shares issued or issuable upon conversion of outstanding shares of our Series A Convertible Preferred Stock (including four shares for which we received payment but which had not been issued as of the date of this prospectus), (ii) 4,086,829 shares issuable upon conversion of shares of Series A Convertible Preferred Stock that may be issued in the future as payment of dividends on our Series A Convertible Preferred Stock, (iii) 266,667 shares issuable upon exercise of a warrant issued to the placement agent in connection with our sale of Series A Convertible Preferred Stock on June 30, 2005, (iv) 762,102 shares issued to the pre-acquisition stockholders of Ronco Marketing Corporation in connection with the merger, (v) an aggregate of 11,236 shares issued to two of our former stockholders, (vi) 13,650 shares issued to Wesley Ramjeet for consulting services provided by Profit Planners, Inc., (vii) 525,916 shares issued to two shareholders pursuant to the conversion of previously held Series A Convertible Preferred Stock (viii) 1,750,000 shares issuable upon exercise of a warrant issued to Laurus Master Fund Ltd. under the terms of the debt financing transaction completed in October 2006, (ix) 200,000 shares issuable upon exercise of a warrant issued to Mr. Ronald M. Popeil under the terms of the agreement he signed in connection with the debt refinancing transaction completed in October 2006; and (x) an aggregate of 320,126 shares issued to our former chief financial officer and our former general counsel.

Common stock to be outstanding after the offering:
22,027,642 shares, assuming that all shares of the Series A Convertible Preferred Stock outstanding as of the date of this prospectus, including shares of Series A Convertible Preferred Stock issued as dividends on the Series A Convertible Preferred Stock, are fully converted into shares of common stock, and the warrants issued to the placement agent, Mr. Ronald M. Popeil and Laurus Master Fund Ltd. are exercised in full, but excluding the shares underlying the Series A Convertible Preferred Stock reserved for future stock dividends.

Use of proceeds:
We will not receive any proceeds from the sale of common stock by the selling stockholders. We will only receive proceeds upon the exercise of the warrants issued to the placement agent, Mr. Ronald M. Popeil and Laurus Master Fund Ltd., which proceeds, if any, will be used for working capital requirements and other general corporate purposes. See “Use of Proceeds.”

OTC Bulletin Board(R) symbol:	RNCP.OB

SUMMARY FINANCIAL DATA

The merger on June 29, 2005 was treated for accounting purposes as a reverse acquisition of a public shell, and the transaction has been accounted for as a recapitalization. We accounted for our subsequent acquisition of the assets comprising the Ronco business on June 30, 2005, using the purchase method of accounting. Therefore, the historical financial statements of the predecessor entities are reflected as our historical financial statement. The following tables summarize selected results of operations and balance sheet data for the periods indicated. Pro forma information has not been presented because the transaction was not a business combination with respect to Fi-Tek VII.

You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated and combined financial statements and related notes, which are included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

	SUCCESSOR	SUCCESSOR	PREDECESSOR					SUCCESSOR	SUCCESSOR
	Year ended June 30,	One Day for June 30, 2005 (Date of	Nine months ended June 29,	Nine months ended September 30,	Year ended December 31,			Three months ended September 30,	Three months ended September 30,
	2006	Acquisition)	2005	2004	2003	2002	2001	2006	2005
Income Statement Data:			dollars in thousands, except per share data and percentages				(unaudited)	(unaudited)	(unaudited)
Net Sales	$58,724	$—	$68,985	$63,245	$93,500	$98,362	$105,420	$9,609	$13,089
Cost of goods sold	20,009	—	16,844	16,842	29,274	36,153	33,517	(5,057)	(4,441)
Gross profit	$38,715	$—	$52,141	$46,403	$64,226	$62,209	$71,903	$4,552	$8,648
Gross margin	66%	—	76%	73%	69%	63%	68%	47%	66%
Selling, general and administrative	56,969	766	50,446	53,217	67,653	71,937	77,825	8,807	13,567
Impairment loss on goodwill, intangibles and equipment	24,521	—	—	771	—	—	—	—	—
Operating (loss) income	($42,775)	($766)	$1,695	($7,585)	($3,427)	($9,728)	($5,922)	($4,255)	($4,919)
Operating exp. (as % of revenue)	139%	N/A	73%	85%	72%	73%	74%	92%	104%
Interest and other expense
(income)	1,335	—	2,833	120	(386)	(254)	(443)	(358)	(301)
Pretax loss	($44,110)	($766)	($1,138)	($7,705)	($3,041)	($9,474)	($5,479)	($4,613)	($5,220)
Income taxes (benefit)	310	(310)	—	—	—	—	—	—	(2,088)
Net loss	($44,420)	($456)	($1,138)	($7,705)	($3,041)	($9,474)	($5,479)	($4,613)	($3,132)
Preferred stock dividends	4,636	—	—	—	—	—	—	711	625
Net loss attributable to common shareholders	($49,056)	($456)	($1,138)	($7,705)	($3,041)	($9,474)	($5,479)	($5,324)	($3,757)
Net loss per share	($23.45)	($0.22)	N/A	N/A	N/A	N/A	N/A	($2.44)	($1.80)
Pro forma net loss per share (unaudited) (1)	N/A	N/A	($0.54)	($3.68)	(1.45)	(4.53)	(2.62)	N/A	N/A

Balance Sheet Data (dollars in thousands):	Successor			Predecessor
	September 30, 2006	June 30, 2006	June 30, 2005	September 30, 2004
	(unaudited)
Working Capital	$(6,120)	$(12,867)	$8,203	$(28)
Total assets	28,640	28,239	63,762	24,404
Long-term liabilities	10,271	214	10,282	40,392
Stockholders’ and members’ equity (deficiency)	51	3,865	49,943	(36,390)

Notes to Summary Financial Data

Note 1: Pro forma loss per share

We used the outstanding shares as of June 30, 2005 as the weighted average shares in calculating the pro forma loss per share because the predecessor entities were privately held companies and comprised of different corporate structures.

RISKS OF INVESTING IN OUR SHARES

You should carefully consider the following risks, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus, before making an investment decision. If any of these risks or uncertainties actually occur, our business, results of operations, financial condition, or prospects could be substantially harmed, which would adversely affect your investment.

Risks Related to Our Business

We have a history of operating losses and we may be unable to achieve or maintain profitability.

Ronald M. Popeil has been selling products under the Ronco brand name since the early 1960s. The predecessor entities have been operating since 1991 under various brands and entities. These entities have recorded operating losses during various periods in their operating history. We believe these losses were primarily caused by the combination of non-recurring expenses, license and product development arrangements and inter-company financing arrangements. Since acquiring the Ronco business from these predecessor entities, we have continued to experience significant losses. There can be no assurance that we will achieve or maintain our profitability targets.

There can be no assurance that we will be able to continue as a going concern

Our substantial historical operating losses, limited revenues, negative working capital and our capital needs raise substantial doubt about our ability to continue as a going concern. We can provide no assurances that cash generated from operations together with cash received in the future from external financing will be sufficient to enable us to continue as a going concern. If we are unable to obtain adequate funding or sufficiently increase revenues from the sale of our products to satisfy our working capital requirements, we could be required to significantly curtail or even shutdown our operations.

We face risks associated with the use of debt to fund our operations, such as refinancing risk. We may have had incidents of default of our debt obligations under multiple arrangements with lenders, as a result of which we could lose significant rights to our products and intellectual property assets, which would harm our business.

We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital, our cash flow may not be sufficient to repay amounts under the promissory notes that we issued in connection with our purchase of the Ronco business. We also may be unable to satisfy our debt obligations under other arrangements with lenders, including our obligations to Sanders Morris Harris and other lenders under the $3.0 million loan transactions completed in June and October 2006, our obligations under our factoring agreement and our obligations under our new term loan and revolving credit line with Laurus Master Fund Ltd.

Our agreements with lenders provide that the interest rate on the notes will increase upon occurrence of default to which we have been notified in writing that is not cured in the time specified in the agreements. These agreements also provide that any unpaid principal and interest will become immediately due and payable. Accordingly, our default of obligations under these agreements will significantly increase our cash flow needs and cause us to incur substantial damages, all of which could harm our business.

If we are unable to meet our increased need for liquidity our business and financial condition could be seriously harmed.

As a result of our strategy to increase our wholesale business, we will need to purchase more inventory, but we will have less available cash per product sold because we offer credit terms to wholesale customers. Thus, we will require additional working capital. We cannot be certain that additional capital will be available to us at all, or that, if it is available, it will be on terms favorable to us. Any inability to raise additional capital when we require it would seriously harm our business and financial condition. Any additional issuance of equity or equity-related securities will be dilutive to our stockholders.

Due to changes that occurred in our financing and licensing arrangements, and other changes that occurred in connection with our acquisition of the Ronco business, the financial statements of the predecessor entities may not be a good indicator of our future performance.

In connection with our acquisition of the Ronco business, we modified certain of the predecessor entities’ business arrangements and did not assume certain of their liabilities. For instance, we purchased the patents that the predecessor entities licensed and terminated product development and license fees. We also did not assume approximately $39.2 million of related party loans to the predecessor entities. Although we will not have the expenses associated with these liabilities, we will incur the substantial costs associated with being a public company, pay income taxes (the predecessor entities did not pay taxes at the corporate level) and have to establish financing facilities since we will no longer be able to rely on Mr. Popeil to make loans to us, as needed. We cannot yet determine the amounts of these additional costs. As a result of these changes, our historical financial statements may not be a good indicator of our future performance.

We are subject to Federal Communications Commission regulation with respect to the telemarketing aspects of our business, and our business could be harmed if these regulations limit the format and/or content of television direct marketing programs.

Our television direct marketing programs are significantly impacted by government regulation of television advertising, particularly those regulations adopted by the Federal Communications Commission. These regulations impose restrictions on, among other things, the air time, content, and format of our direct response television programs. If we are required to remove or alter the format or content of our television programs, our business could be harmed. Additional regulations may be imposed on television advertising in the future. Legislation regulating the content of television advertisements has been introduced and passed in Congress from time to time in the past. Additional regulations or changes in the current laws regulating and affecting television advertising may harm the results of our operations.

Our business model is dependent, in part, on our ability to purchase sufficient quantities of television media at attractive prices. If we fail to obtain attractive media prices for our direct response television programs, our profitability will decline and our business may be harmed.

While we intend to invest in and develop other distribution channels, direct response television is currently our main channel of distribution. Our business model is dependent in part on our ability to purchase television media time at attractive prices in order to broadcast our direct response television programs. We have formed our own media department, Castle Advertising, solely for the purpose of making these media purchases.

The nominal cost of television media rises every year as a result of increasing competition for “paid programming” time slots. In addition, each network or station generally desires to increase annual revenues and they achieve revenue growth by increasing the price of their media.  Castle Advertising faces the problem of having to negotiate low prices despite this upward pressure on prices.  If we fail to obtain attractive prices for our media purchases and our media purchasing costs increase, our results of operations may be adversely affected and our operating profitability may decline. There can be no assurance that our media department will be able to acquire sufficient media at attractive prices.

Our direct response television revenues, in part, depend on our ability to successfully develop, produce and broadcast new and updated infomercials. If we fail to regularly renew our infomercial campaigns for our existing products, sales from such products will decline.

Historically, direct response television sales of our products are highest during the first four hours immediately following the airing of a long form infomercial for that specific product.

In addition, direct response television sales from a particular long form infomercial decline as the infomercial ages. Therefore, our revenues from direct response television sales depend, in part, on the continued periodic airing of our existing infomercials and the development, production and broadcast of new and updated infomercials. Under the terms of our consulting agreement with Ronald M. Popeil, Mr. Popeil is obligated to appear in three long form infomercials per year for our products. Mr. Popeil’s consulting agreement has a term of three years beginning June 30, 2005. If we are unable to produce or broadcast new and updated infomercials, or broadcast existing infomercials, for our products in a timely manner, our revenues from direct television sales could decrease, which could have a material adverse effect on our business, financial condition and results of operations.

Our operations are based, to a certain extent, on the successful integration of certain supply chain and operating technologies. Our inability or our vendors’ inability to integrate these technologies may negatively impact our customer order process, and the fulfillment and delivery of our products, which could harm our business and operating results.

Some of our operating activities are outsourced to various vendors and service providers. These operating activities include taking customer orders, product manufacturing, product fulfillment and product delivery. We rely on certain hardware and software systems, provided by third-party vendors, to perform vital functions and processes with respect to our operations. Various supply chain and operating technologies have been used to implement these functions and processes. Our inability, or our vendors’ inability, to operate and integrate these technologies properly may negatively impact our product supply chain and may harm our business and operating results.

The loss of any of our major wholesale distributors could reduce our sales and substantially harm our business.

Since 2003, sales from our wholesale business distributors accounted for between 11% and 16.4% of our gross product sales annually, in the aggregate. Since 2003, we have used M. Block & Sons and Englewood Marketing Group as our two wholesale distributors to purchase and distribute our products through retail channels. M. Block & Sons accounted for approximately 7.3% and 6.8%, and Englewood Marketing Group accounted for approximately 9.1% and 7.9%, of our net sales for the years ended June 30, 2006 and June 30, 2005, respectively. For the quarter ended September 30, 2006 M. Block and Sons accounted for approximately 6.7% and Englewood Marketing Group accounted for approximately 21.9% of our total sales. As a result, our wholesale revenues have been highly concentrated. Our wholesale revenues could decline if either one of these distributors experience financial distress that interfere with its ability to purchase our products, or under perform relative to our expectations. A core component of our strategy is to expand our retail distribution by entering into direct distribution agreements with key national retailers of household and home improvement products. In September 2005, we began shipping our Showtime Rotisserie ovens to Wal-Mart. We also plan to re-focus our existing wholesale distribution relationships to target selected smaller or regional retail chains. There can be no assurance that we will be able to establish direct relationships with other retail chains or that we will be able to increase the number of wholesale distributors that sell our products and decrease our reliance on these two distributors.

We may be unable to expand our retail distribution by entering into direct distribution agreements with key national retailers on favorable terms, in which case we may be unable to generate sufficient revenues or adequate margins to offset the increase in our operating costs associated with this strategy.

We plan to implement our strategy to distribute our products through large national retailers in order to leverage the strength of the Ronco brands created through our direct response television distribution channel. There can be no assurance that we will be able to negotiate attractive distribution agreements with key national retailers or otherwise achieve substantial retail distribution of our products. Furthermore, if we are successful in placing our products with key national retailers, there can be no assurance that our products will have satisfactory sell-through rates or that sales will offset any additional costs associated with this strategy.

We rely on the services of Ronald M. Popeil to develop new products and to define our marketing strategy, and the loss of his services would negatively affect our operations.

Our future success depends, in part, on the continued service of Ronco’s founder and chief inventor, Ronald M. Popeil. Mr. Popeil’s name and identity are closely linked to the brand identity of Ronco Corporation. Additionally, Mr. Popeil has been essential to defining the predecessor entities’ brand and marketing strategies and product developments. We have entered into an exclusive consulting agreement with Mr. Popeil for an initial term of three years, under which Mr. Popeil will continue to provide us with his expertise and services with respect to new products, marketing and other aspects of our operations. This agreement also contains a provision prohibiting Mr. Popeil from competing with us. We have also entered into several other agreements with Mr. Popeil to encourage his ongoing interest in our growth and financial prospects. The loss of Mr. Popeil’s services for any reason would have an adverse effect on our business.

We rely on a limited number of offshore manufacturers, vendors and suppliers for the bulk of our product production capacity and the procurement of materials required to manufacture our products, and the loss of services and materials provided to us by any of these manufacturers, vendors or suppliers could result in product shortages.

We outsource our manufacturing and procurement needs to a small number of offshore manufacturers, vendors and suppliers in multiple geographic regions, which provides us with low cost production capacity. Because a small number of manufacturers, vendors and suppliers are responsible for the production of our products and procurement of materials for us, any breakdown in the manufacturing or procurement process could result in shortages of products or materials, and our revenues could decline due to the loss of one of these manufacturers, vendors or suppliers. An early termination by one of our manufacturers, vendors or suppliers would leave limited time to seek a replacement and as such, could harm our financial results, as it is unlikely that we would be able to rapidly replace that source.

Our earnings in future periods could be unfavorably impacted in the event of political instability or fluctuations in exchange rates.

  Sourcing products abroad subjects our business to a variety of risks generally associated with doing business abroad, such as political instability, currency and exchange risks and local political issues. Our future performance will be subject to these factors, which are beyond our control.

Our prospects are dependent, to a certain extent, on our ability to successfully introduce new products on a timely basis. If we fail to continue to develop and successfully introduce new products, either directly or through third-party inventors, our revenues could decline.

Companies engaged in the direct response television marketing and consumer products industries regularly develop and introduce new products to consumers in order to grow their revenues and to compensate for the normal life cycle of any product. We are continually developing new products as well as new applications of, or modifications to, existing products. In addition, as part of our product strategy, we intend to work with third-party inventors for the first time in our history, which may result in our purchasing or licensing the rights to certain products or product lines from such parties. There can be no assurance that these efforts will be successful, or that we will be able to maintain a level of uniqueness, customer value or product quality with potential third-party products that we have experienced with products developed internally by us. There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these products, or that such new or enhanced products will adequately meet the requirements of current or prospective customers. Any failure by us to successfully design, develop, test and introduce such new products, or the failure of our recently introduced products to achieve market acceptance, could prevent us from maintaining our existing customer base, gaining new customers or expanding our markets and could have a material adverse effect on our business, financial condition and results of operations.

Our success depends largely on the value of our brands, and if the value of our brands were to diminish, our business would be adversely affected.

The prominence of our Ronco, Popeil, Showtime and other brands is a key component of our business. If our consumer brands or their associated merchandise lose their appeal to consumers, our business would be adversely affected. The value of our consumer brands could also be eroded by misjudgments in product development or selection, or by our failure to maintain a sufficient level of quality control. These events would likely reduce sales for our products. Moreover, we anticipate that we will expand our marketing and sales efforts through the development or acquisition of new products that will be sold under our brand names directly, through retail stores and online through our website. Misjudgments by us in the development or choice of new products could damage our existing or future brands. If any of these developments occur, our business would likely suffer and we may be required to write-down the carrying value of our goodwill.

Our ability to compete successfully will depend, in part, on our ability to protect our intellectual property rights. Litigation required to enforce these rights can be costly, and there is no assurance that courts will enforce our intellectual property rights.

We rely on a combination of patents, trademarks, trade secrets, copyrights, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. Policing unauthorized use of our intellectual property, however, is difficult, especially in foreign countries. Litigation may be necessary in the future to enforce our intellectual property rights, to protect trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition regardless of the outcome of the litigation. In addition, there can be no assurance that the courts will enforce the contractual arrangements that we have entered into to protect our intellectual property rights. Our operating results could be harmed by the failure to protect such intellectual property.

If we fail to implement our product distribution strategy effectively, our revenue, gross margin and profitability could suffer.

We plan to use a variety of different distribution methods to sell our products, including direct response television sales, indirect sales through retail stores and sales through our internet website. Successfully managing the interaction of our direct and indirect channel efforts to reach all of the potential customer segments for our products is a complex process. Moreover, since each distribution method has distinct risks and gross margins, our failure to implement the most advantageous balance in the delivery model for our products could adversely affect our revenue and gross margins and therefore profitability.

Our financial results could be materially adversely affected if conflicts arise among our various sales channels or if we lose a distributor.

Our future operating results may be adversely affected by any conflicts that might arise among our various sales channels, the loss or deterioration of any alliance or distribution arrangement or the loss of retail shelf space. We primarily distribute our products through three channels: direct response television marketing, wholesale and retail outlets and online commerce. In order to achieve successful sales at all these channels of distribution, we must offer products that are differentiated by price or functionality through different channels of distribution. Alternatively, we must schedule the timing of our product offerings so that we are not offering the same product for sale through direct response media, and indirectly through retail and wholesale outlets, at the same time. If we do not follow this strategy, consumers may not be willing to buy our products directly from us if the same or similar products are available at retail and wholesale outlets, potentially at lower prices. If we fail to successfully manage these conflicts then our results of operations will decline.

We plan to sell more of our products through distributors and direct to retail chains. Due to the typically large size of these orders, which fluctuate seasonally and may be changed or canceled on short notice, cost-effective management of our inventory may become more complex and costly. If we are unable to accurately forecast orders and cancellations, our profitability may suffer.

We must manage inventory effectively, particularly with respect to sales to wholesalers and retail chains, which involves forecasting demand and pricing issues. Although a comparatively small portion of our sales volume is supplied through wholesale distributors, our strategy calls for increasing such sales, and such distributors and retail chains may increase orders during periods of product shortages, cancel orders if their inventory is too high or delay orders in anticipation of new products. Wholesalers and retail chains may also adjust their orders in response to the supply of our products and the products of our competitors and seasonal fluctuations in end-user demand. Our reliance upon indirect distribution methods may reduce visibility to demand and pricing issues, and therefore make forecasting more difficult. If we have excess inventory, we may have to reduce our prices and write-down inventory. Moreover, our use of wholesale distribution channels may limit our willingness or ability to adjust prices quickly and otherwise to respond to pricing changes by competitors. We also may have limited ability to estimate future product returns for products sold through wholesale distribution channels.

Claims made against us based on product liability could have a material adverse effect on our business.

Like any other distributor or manufacturer of consumer products, we are subject to product liability litigation. Whether frivolous or with merit, these claims divert management’s time and resources from general operations. Consequently, our operations would be adversely affected. Additionally, there can be no assurance that the plaintiffs in these cases will not obtain large judgments against us, which may include substantial punitive damages that we would be forced to pay. As a result, we may suffer a material adverse impact to our earnings and financial health.

Our business may be adversely affected by certain customers seeking to directly source lower cost imported products.

In some cases, our wholesale and retail customers may find substantially similar, unbranded products produced by a foreign manufacturer for significantly less than our prices. Consequently, these wholesale or retail customers may elect to purchase the cheaper, unbranded products to offer in their stores or to their customers, and we could suffer a material decrease in our sales and profitability.

If we do not execute our growth and profitability strategy successfully, our financial condition and results of operations will be adversely affected.

Our growth will depend to a significant degree on our ability to increase revenues from our direct marketing and retail businesses, to maintain existing vendor and distribution relationships and develop new relationships, and to maintain and enhance the reach and brand recognition of our existing products and any new products that we create or acquire. Our ability to implement our growth strategy will also depend on a number of other factors, many of which are or may be beyond our control including: (i) the effectiveness of our media and marketing strategies, (ii) the perception by consumers that we offer high quality products at attractive prices, (iii) our ability to develop and/or select new products that appeal to our customer base and to market such products effectively to our target audience, and (iv) our ability to attract, train and retain qualified employees and management. There can be no assurance that we will be able to implement our growth strategy successfully.

There can be no assurance that our internet technology systems will be able to handle increased traffic or that we will be able to upgrade our systems, if required, on a timely basis. If our online systems do not perform properly, we may lose online sales and our revenues may be adversely affected.

An element of our growth strategy is to generate a higher volume of traffic on, and use of, our internet website: www.ronco.com. Accordingly, the satisfactory performance, reliability and availability of www.ronco.com, transaction processing systems and network infrastructure will be critical to our reputation and our ability to attract and retain online customers, as well as to maintain adequate customer service levels. Our online revenues will depend on the number of visitors who shop on www.ronco.com and the volume of orders we can handle. Unavailability of our website or reduced order fulfillment performance could reduce the volume of goods sold and could also adversely affect consumer perception of our brand name. We may experience periodic system interruptions from time to time. If there is a substantial increase in the volume of traffic on www.ronco.com or the number of orders placed by customers, we may be required to expand and upgrade our technology, transaction processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of www.ronco.com or expand and upgrade our systems and infrastructure to accommodate such increases on a timely basis. Any failure to manage the anticipated growth and expansion of our online sales could have a material adverse effect on our business.

We could face liability for breaches of security on the internet, which could expose us to damages and harm our business.

To the extent that our activities or the activities of third-party contractors involve the storage and transmission of information, such as credit card numbers, security breaches could disrupt our business, damage our reputation and expose us to a risk of loss or litigation and possible liability. We could be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. These claims could result in substantial costs and a diversion of our management’s attention and resources.

We may be unable to retain, attract or integrate key personnel, which could prevent us from successfully operating our business and negatively affect our operations.

We rely on the contributions of our management team and key personnel. In addition, our success depends on our ability to successfully attract, retain and integrate additional qualified personnel to assume important management and other responsibilities that are vital to the success of our business and operations. We may be unable to retain our members of our core management team and other key personnel, and we may be unable to attract, retain and integrate qualified personnel in the future. The loss of services of any of the key members of our management team or other key personnel, or our inability to attract, retain and integrate other qualified personnel could disrupt our operations, have a material adverse effect on employee productivity and morale, and harm our business and financial results.

Indemnification obligations to our directors and officers may require the use of a significant amount of our funds, which would reduce funds that otherwise would be available for business operations.

Our certificate of incorporation and bylaws provide for the indemnification of our officers and directors and we intend to enter into indemnification agreements with each of our directors and executive officers. If one of our officers or directors makes a valid claim for indemnification, the amount could be substantial and any amount in excess of our insurance coverage would be paid from our operating cash flow. As a result, the amount of funds available for our operations would be reduced.

As a result of our acquisition of the Ronco business, we had a substantial amount of goodwill and intangible assets on our balance sheet, which is subject to annual impairment analysis. We recently took a significant impairment charge as a result of a decline in value of the Ronco business we acquired, which resulted in a significant increase in our net loss. If the value of the Ronco business we acquired declines further in the future, the resulting charge would cause a reduction in our net income or a further reduction in our net loss.

We accounted for our acquisition of the Ronco business using the purchase method of accounting. The total cost of this transaction was allocated to the underlying net assets based on their respective estimated fair values. As part of this allocation process, we were required to identify and attribute values and estimated lives to the intangible assets acquired. Such determinations involve considerable judgment, and often involve the use of significant estimates and assumptions, including those with respect to future cash inflows and outflows, discount rates and asset lives. These determinations will affect the amount of amortization expense recognized in future periods. If we determine that any of these estimates and assumptions is incorrect, and that the value of the Ronco business that we acquired is less than the amount then reflected on our balance sheet, we will be required to reduce our income by the amount of such decline in value, which reduction is referred to as an impairment charge.

We will test goodwill and intangible assets for impairment annually in accordance with accounting principles generally accepted in the United States of America. If we conclude that our goodwill and intangible assets are impaired, we will reduce it by the amount of the impairment charge. Such write-downs could dramatically impact our earnings and may result in lower trading prices for our common stock.

For the year ended June 30, 2006, we recorded an impairment charge of approximately $24.5 million based on our assessment of a decline in the value of our goodwill and intangibles. The impairment of our goodwill and intangibles was primarily due to our significant decline in revenues and our lack of capital to develop new products and new infomercials. This impairment charge resulted in a significant reduction in our earnings and increase in our net loss. If we determine that the value of the Ronco business we acquired declines further in the future, we may be required to take a further impairment charge, which would cause a further reduction in our earnings, increase our net loss and harm our business.

Terrorist attacks and other acts of wider armed conflict may have an adverse effect on the United States of America and world economies and may adversely affect our business.

Terrorist attacks and other acts of violence or war, such as those that took place on September 11, 2001, could have an adverse effect on our business, results of operations or financial condition. There can be no assurance that there will not be further terrorist attacks against the United States of America or its businesses or interests. Attacks or armed conflicts that directly impact the internet or our physical facilities could significantly affect our business and thereby impair our ability to achieve our expected results. Further, the adverse effects that such violent acts and threats of future attacks could have on the United States of America and world economies could similarly have a material adverse effect on our business, results of operations and financial condition. Finally, further terrorist acts could cause the United States of America to enter into a wider armed conflict, which could disrupt our operations and result in a material adverse effect on our business, results of operations and overall financial condition.

Risks Related to Being a Public Company

The requirements of complying with the Sarbanes-Oxley Act and evolving corporate governance and public disclosure regulations may strain our resources.

We are a relatively new public company, and thus we only recently became subject to certain laws that are applicable only to public companies. Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related rules and regulations, are creating uncertainty for public companies. We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional compliance costs we may incur or the timing of such costs. These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity. As a result, their application in practice may evolve over time as new guidance is provided by courts and regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by creating initial disclosure and governance practices to comply with these laws and ongoing revisions to disclosure and governance practices. Maintaining appropriate standards of corporate governance and public disclosure may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. For example, as a result of these requirements, we need to form and maintain multiple board committees and adopt policies regarding internal controls and disclosure controls and procedures. These rules and regulations also make it more difficult and more expensive to obtain director and officer liability insurance. We may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage that was available to the entities that operated the Ronco business before we acquired it. As a result, it may be more difficult for us to attract and retain qualified candidates to serve on our board of directors or as executive officers. Our efforts to evaluate and monitor developments with respect to these new rules also could result in additional costs in the future. In addition, if we fail to comply with new or changed laws, regulations and standards, regulatory authorities may initiate legal proceedings against us and our business and our reputation may be harmed.

In addition, the financial statements of the predecessor entities do not reflect the additional costs of complying with the various corporate governance and public reporting requirements that now apply to us. We will incur significant legal, accounting and other expenses that are not reflected in the results of operations of our business before June 30, 2005. We estimate that these costs will be approximately $1 million annually, but they could be higher. These additional costs and the uncertainties associated with evolving requirements could materially impact our results of operations.

As of June 30, 2006 and September 30, 2006, we had material weaknesses in our internal controls, and our internal controls over financial reporting were not effective as of that date. If we fail to maintain an effective system of internal controls, it may not be able to provide timely and accurate financial statements.

Our management assessed the effectiveness of our internal controls over financial reporting as of June 30, 2006 and September 30, 2006. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. As a result of management’s assessment, management has concluded that, as of June 30, 2006 and September 30, 2006, we did not maintain effective internal controls over financial reporting.

The Public Company Accounting Oversight Board has defined a material weakness as a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim statements will not be prevented or detected. Accordingly, a material weakness increases the risk that the financial information we report contains material errors.

We have identified control deficiencies in our internal control over financial reporting, and we are implementing new or revised controls to address these matters. The steps we have taken and are taking to address the material weaknesses may not be effective. However, any failure to effectively address control deficiencies or implement required new or improved controls, or difficulties encountered in their implementation, could limit our ability to obtain financing, harm our reputation, disrupt our ability to process key components of our results of operations and financial condition timely and accurately and cause us to fail to meet our reporting obligations under SEC rules and our various debt arrangements. Any failure to remediate the material weaknesses or significant deficiencies identified in our evaluation of our internal controls could preclude our management from determining our internal control over financial reporting is effective or, otherwise, from issuing in a timely manner its management report in the future.

Future sales of our common stock may depress our stock price.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after the offering, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future equity offerings.

There will be 22,027,642 shares of our common stock outstanding immediately after the offering, assuming conversion of all outstanding Series A Convertible Preferred Stock, exercise of all outstanding warrants and excluding the shares underlying the Series A Convertible Preferred Stock reserved for future stock dividends. 21,058,279 of these shares will be freely tradable without restriction or further registration under the Securities Act. In addition, 210,677 shares of our common stock will be eligible for resale under Rule 144 of the Securities Act of 1933 subject to applicable restriction. An aggregate of 480,188 shares held by Richard F. Allen, Sr. are not freely tradeable because they are subject to our right of repurchase.

In addition, an increasing number of shares of common stock will become available upon conversion of shares of Series A Convertible Preferred Stock that we plan to issue as dividends on our Series A Convertible Preferred Stock. During the period from June 30, 2005 through October 31, 2006, we issued 2,995,170 shares of Series A Convertible Preferred Stock to satisfy our obligations to make dividend payments on our Series A Convertible Preferred Stock. We issued a continually increasing number of shares during this period because dividends are payable at a fixed rate per outstanding share of Series A Convertible Preferred Stock and the number of outstanding shares of Series A Convertible Preferred Stock increased every time we made these dividend payments in additional shares of Series A Convertible Preferred Stock. We expect to continue to issue an increasing number of shares of Series A Convertible Preferred Stock as we continue to make dividend payments in additional shares. Under the debt financing transaction we completed with Laurus Master Fund Ltd., we are required to make dividend payments on our Series A Convertible Preferred Stock in additional shares of Series A Convertible Preferred Stock, until we fully repay our obligations under our agreements with Laurus Master Fund Ltd. Shares of common stock issuable upon conversion of additional shares of Series A Convertible Preferred Stock issued by us as dividends to holders of the Series A stock will be registered and freely tradable without restriction.

Historically, the trading volume in our common stock has been relatively low. Consequently, if the holders of the common stock that are not subject to lock-up agreements or other restrictions decide to sell substantial amounts of stock in a relatively short period of time, our stock price could be adversely affected.

We do not expect to pay cash dividends on our common stock.

We presently do not expect to pay dividends on our common stock in the foreseeable future. The payment of dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The holders of our Series A Convertible Preferred Stock are entitled to receive, out of funds legally available therefor, cumulative dividends at a rate equal to $0.1885 per annum, per share, which is equivalent to 5% of the Series A Convertible Preferred Stock’s original issue price, in cash or at our option in additional shares of the Series A Convertible Preferred Stock. Any accrued dividends on the Series A Convertible Preferred Stock must be paid in full before we can pay a dividend on our common stock. Because we do not plan to pay dividends on our common stock, our stock may be less attractive to some investors, which could adversely affect our stock price.

We face risks associated with the use of debt to fund our operations, such as refinancing risk, and if we are unable to satisfy our debt service obligations and default, we could lose significant rights to our products and intellectual property assets, which would harm our business.

We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital, our cash flow may not be sufficient to repay amounts under the promissory notes that we issued in connection with our purchase of the Ronco business.

Risks Related to Our Industry

We serve markets that are highly competitive and we may be unable to compete effectively against businesses that have greater resources than we do.

  The direct response industry includes numerous companies that market their products on television through infomercials. We compete with several other companies and products in the direct response industry, including GT Brands, Telebrands Corporation, Idea Village, Guthy-Renker, Tilia (a division of Jarden, Inc.), and Sylmark. Many of our competitors, including some of those identified above, have been in business for a number of years, have established customer bases, are larger, and have greater financial resources than us. There can be no assurance that we will be able to compete successfully in our industry.

Our business is affected by general economic conditions in the U.S. retail industry, such as consumer confidence and spending, and any downturn in the retail industry could result in a decrease in our earnings and harm our business.

We are subject to broad economic factors that drive consumer spending and maintain the health of the retail industry in the United States of America. These factors include, but are not limited to, unemployment rates, consumer credit levels, consumer confidence, and household discretionary income. If any of these or other economic factors should erode, consumer spending would fall and the retail industry in the United States of America would suffer a downturn. Consequently, our earnings would be adversely impacted by lower sales.

The trend towards retail trade consolidation could cause our margins to decline and harm our business .

As we pursue our retail distribution strategy, our sales will be contingent upon the favorable wholesale prices that we can obtain from retailers. If retailers merge or the retail industry consolidates, the larger, combined retailers will have significant pricing power because of the sheer size of their retail networks. As a result, we may not be able to obtain reasonable prices for our products. Consequently, our margins will decline and our results of operations would be reduced. There can be no assurance that we will be able to obtain reasonable wholesale prices for our products under a scenario where retailers merge and consolidate into larger entities.

Government regulations could adversely impact our operations.

Throughout the world, most federal, state, provincial and local authorities require Underwriters Laboratory, Inc. or other safety regulation certification prior to marketing electrical appliances in those jurisdictions. Most of our electrical appliance products have such certifications. However, our products may not continue to meet such specifications. A determination that we are not in compliance with such rules and regulations could result in the imposition of fines or an award of damages to private litigants.

Risks Related to the Offering

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be severely limited.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional investors:

•	must make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these requirements, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our stock will be significantly limited. Accordingly, the market price of our stock may be depressed, and you may find it more difficult to sell your shares.

You will be subject to increasing dilution if the price of our common stock declines because we will be required to issue a higher number of shares of Series A Convertible Preferred Stock in payment of dividends on the Series A Convertible Preferred Stock. In addition, we will be required to issue an ever increasing number of shares of Series A Convertible Preferred Stock to satisfy our continuing obligations to pay dividends on the Series A Convertible Preferred Stock, because dividends are payable on additional shares of Series A Convertible Preferred Stock that we issue.

Our Series A Convertible Preferred Stock are entitled to cumulative preferential dividends at the annual rate of $0.1885 per share, payable quarterly in cash or in shares of Series A Convertible Preferred Stock. Pursuant to the terms of our agreements with our lenders, we are not allowed to make these dividends in cash, but expect to issue additional shares of Series A Convertible Preferred Stock to satisfy these obligations. The number of additional shares of Series A Convertible Preferred Stock that we are required to issue will be calculated by dividing the cash value of the dividends payable on the Series A Convertible Preferred Stock by the per share market value of the Series A Convertible Preferred Stock, as determined by our Board of Directors in good faith. Our Board of Directors has determined that the value of the Series A Convertible Preferred Stock is equal to the market price of our common stock for the purposes of determining the number of additional shares that we issue to pay dividends on the Series A Convertible Preferred Stock. As a result, if our common stock price declines over time, we will be required to issue a higher number of shares of Series A Convertible Preferred Stock to satisfy our dividend payment obligations. In addition, as more shares of Series A Convertible Preferred Stock are issued and remain outstanding, we will be required to issue an increasingly higher number of shares of Series A Convertible Preferred Stock to pay dividends to our Series A stockholders. The higher number of shares of Series A Convertible Preferred Stock will be convertible into a higher number of common stock, as a result of which you could suffer increasing dilution in percentage ownership and the economic value of the shares of common stock you purchase under this prospectus.

The sale of securities by us at a price or terms that cause an adjustment in the conversion price of the Series A Convertible Preferred Stock would result in an increase in the number of shares underlying the Series A Convertible Preferred Stock, which in turn could result in significant dilution to our existing holders of common stock, cause our stock price to decline and harm our business.

We may issued equity or debt securities in the future at prices that are below the conversion price of the Series A Convertible Preferred Stock, or under terms that require an adjustment in the rate at which our Series A Convertible Preferred Stock would be convertible into shares of our common stock. This will cause a decrease in the conversion price of the Series A Convertible Preferred Stock and result in an increase in the number of shares of common stock that would be issued upon conversion of the Series A Convertible Preferred Stock. For example, in connection with the loan transaction with Laurus Master Fund Ltd. that we completed in October 2006, we issued to Laurus a warrant to purchase 1,750,000 shares of our common stock. This resulted in a decrease in the conversion price of our Series A Convertible Preferred Stock, increased the number of shares that we would be required to issue upon conversion of the currently outstanding Series A Convertible Preferred Stock and diluted the stock ownership of our existing holders of common stock. In the future, we may also issue securities in connection with acquisition transactions or other types of transactions that similarly result in an adjustment in the conversion price of our Series A Convertible Preferred Stock. These types of issuances in the future could significantly dilute your ownership of common stock you purchase under this prospectus and cause our stock price to decline. We also may assume debt or incur impairment losses related to goodwill and other intangible assets if we acquire other companies or businesses, which could negatively affect our earnings and results of operations, cause our stock price to decline and harm our business.

Our directors and our 5% or greater stockholders own a large percentage of us, and they could make business decisions with which you disagree that will affect the value of your investment.

Our directors and our 5% or greater stockholders beneficially own approximately 95% of our outstanding common stock. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  See “Beneficial Ownership of Officers, Directors and Principal Stockholders.” These stockholders will be able to influence significantly all matters requiring approval by our stockholders, including the election of directors. Thus, actions might be taken even if other stockholders, including those who purchase shares in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of us, which could cause our stock price to decline.

Provisions in our corporate documents and our certificate of incorporation and bylaws, as well as the Delaware General Corporation Law, may prevent attempts to replace or remove our current management by our stockholders.

Provisions of our certificate of incorporation and bylaws, as well as provisions of the Delaware General Corporation Law, could discourage unsolicited proposals to acquire us, even though such proposals may be beneficial to you. For example, our certificate of incorporation allows our board of directors to issue preferred stock with designations and rights that the board of directors may determine in its sole discretion. Our board of directors may be able to use this authority in a manner that could delay, defer or prevent a change in control. Additional provisions that could discourage unsolicited proposals to acquire us include:

•	vacancies as a result of a director’s resignation may be filled by our board of directors; and

•	restrictions on our ability to cause the conversion of shares of Series A Convertible Preferred Stock into shares of our common stock. See “Description of Securities.”

We are also subject to the provisions of Section 203 of the Delaware General Corporation Law, which could prevent us from engaging in a business combination with a 15% or greater stockholder for a period of three years from the date it acquired that status unless appropriate board or stockholder approvals are obtained.

These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting stock or may delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect our stock price.

FORWARD LOOKING STATEMENTS

We make statements in this prospectus that are not historical fact and are forward-looking statements. Forward looking statements are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,”  “will,”  “expect,”  “believe,”  “anticipate,”  “intend,”  “could,”  “would,”  “estimate,” or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, but are not limited to, the risks and uncertainties described in this prospectus or from time to time in our filings with the SEC.

These risks and uncertainties include, among others, those described under “Prospectus Summary,”  “Risks of Investing in Our Shares,”  “Use of Proceeds,”  “Management’s Discussion and Analysis of Financial Condition and Results of Operations,”  “Business” and elsewhere in this prospectus. In light of these risks and uncertainties, the forward-looking events discussed in this prospectus might not occur. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. See “Selling Stockholders.” We will receive proceeds only upon the exercise of the warrant issued to the placement agent in connection with the private placement of our Series A Convertible Preferred Stock in June 2005, and the warrants issued to Mr. Ronald M. Popeil and Laurus Master Fund Ltd. If these warrants issued to the placement agent, Mr. Popeil and Laurus Master Fund Ltd. are exercised in full for cash, approximately $175,000 in proceeds will be generated. There can be no assurance as to when, if ever, the warrant will be exercised in whole or in part. Proceeds, if any, received from the exercise of the warrant, will be used for working capital requirements and other general corporate purposes.

MARKET FOR OUR SECURITIES

Our common stock is traded on the OTC Bulletin Board® under the symbol “RNCP.OB.” Before July 1, 2005, our common stock traded under the symbol “FTYK.OB.” The following table sets forth, for the calendar quarters indicated, the high and low bid prices per share of common stock, as reported on the OTC Bulletin Board®. The information has been adjusted to reflect a 1 for 89 reverse stock split of our common stock which took effect on June 30, 2005 in connection with our acquisition of the Ronco business. However, except for the quarters ended September 30, 2005 and December 31, 2005, the information set forth in the table below is based on our trading price before we acquired the Ronco business. Accordingly, the stock price information has no relationship to the predecessor entities’ historical financial results and we do not believe this information provides any meaningful information concerning the performance of our stock price after June 30, 2005. On December 12, 2006, the closing bid price of our common stock was $1.10. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Quarter Ended	Low	High
September 30, 2004	4.45	4.45
December 31, 2004	2.67	8.90
March 31, 2005	2.67	6.23
June 30, 2005	4.90	22.25
September 30, 2005	4.50	11.50
December 31, 2005	3.75	6.50
March 31, 2006	3.50	4.30
June 30, 2006	1.50	3.26
September 30, 2006	0.56	2.25

As of December 12, 2006, there were approximately 38 holders of record of our common stock.

DIVIDEND POLICY

We do not currently intend to pay any cash dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, capital requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, the terms of our Series A Convertible Preferred Stock restrict our ability to pay dividends on our common stock. The holders of the Series A Convertible Preferred Stock are entitled to receive cumulative preferential dividends at the rate of $0.1885 per share per annum (equal to 5% of the purchase price of the preferred stock) payable quarterly in arrears in cash or, at our option in shares of Series A Convertible Preferred Stock, on January 1, April 1, July 1, and October 1 of each year. We failed to make our scheduled October 1, 2005 and January 1, 2006 dividend payments totaling approximately $1,250,000.  Due to our failure to make these dividend payments and because the registration statement of which this prospectus is a part had not yet been declared effective, we lost the option to choose unilaterally to make these dividend payments in additional shares of Series A Convertible Preferred Stock as opposed to cash. In June 2006, the Series A stockholders agreed to be paid in Series A Preferred Stock instead of cash at the rate of 0.153857 shares per share for the three quarters ended September 30, 2005, December 31, 2005 and March 31, 2006 (or 2,040,546 shares in total). The Series A stockholders also agreed to waive all penalties related to the registration rights agreement. We agreed to pay to the Series A stockholders a dividend of 0.020933 shares per share (or 277,778 in total) for the quarter ended June 30, 2006. In October 2006, we declared a dividend of 0.0449 shares per share of Series A Convertible Preferred Stock (or 676,847 shares in total) for the quarter ended September 30, 2006. We may not pay any dividends on our common stock before we pay all dividends on our Series A Convertible Preferred Stock.

  CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2006 and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and their accompanying notes included elsewhere in this prospectus.

Notes payable (including current maturities)	$15,062,779
Stockholders’ Equity
Series A Convertible Preferred stock, $.00001 par value; 20,000,000 shares authorized; 15,757,779 shares issued and outstanding at September 30, 2006 (1)	158
Common stock, $.00001 par value, 500,000,000 shares authorized; 2,591,605 shares issued and outstanding at September 30, 2006	26
Additional paid-in capital	54,899,003
Accumulated deficit	(54,847,710)
Total stockholders’ equity	$51,477
Total capitalization	$15,114,256

(1)	Does not include four shares of Series A Convertible Preferred Stock that were paid for but that were not issued as of the date of this prospectus.

SELECTED FINANCIAL DATA

The merger on June 29, 2005 was treated for accounting purposes as a reverse acquisition of a public shell, and the transaction has been accounted for as a recapitalization. We accounted for our subsequent acquisition of the assets comprising the Ronco business on June 30, 2005 using the purchase method of accounting. Therefore, the historical financial statements of the predecessor entities are reflected as our historical financial statement. Pro forma information has not been presented because the transaction was not a business combination with respect to Fi-Tek VII.

The following table presents selected historical consolidated and combined financial data of the successor as of and for the year ended June 30, 2006 and as of and for the one day of June 30, 2005 (date of acquisition) and of the predecessor entities for the nine months ended June 29, 2005 and September 30, 2004, and for the years ended December 31, 2003 and 2002, which has been derived from our audited consolidated and combined financial statements, and for the year ended December 31, 2001, which has been derived from our unaudited combined financial statements. Our consolidated and combined financial statements for the year ended June 30, 2006, one day June 30, 2005, nine months ended June 29, 2005 and September 30, 2004 were audited by Mahoney Cohen & Company, CPA, P.C. Our combined financial statements for the year ended December 31, 2003 were audited by VELAH Group LLP, and our combined financial statements for 2002 were audited by a former independent accountant. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated and combined financial statements and related notes, which are included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

	SUCCESSOR	SUCCESSOR	PREDECESSOR					SUCCESSOR	SUCCESSOR
	Year ended June 30,	One Day for June 30, 2005 (Date of	Nine months ended June 29,	Nine months ended September 30,	Year ended December 31,			Three months ended September 30,	Three months ended September 30,
	2006	Acquisition)	2005	2004	2003	2002	2001	2006	2005
Income Statement Data:			dollars in thousands, except per share data and percentages				(unaudited)	(unaudited)	(unaudited)
Net Sales	$58,724	$—	$68,985	$63,245	$93,500	$98,362	$105,420	$9,609	$13,089
Cost of goods sold	20,009	—	16,844	16,842	29,274	36,153	33,517	(5,057)	(4,441)
Gross profit	$38,715	$—	$52,141	$46,403	$64,226	$62,209	$71,903	$4,552	$8,648
Gross margin	66%	—	76%	73%	69%	63%	68%	47%	66%
Selling, general and administrative	56,969	766	50,446	53,217	67,653	71,937	77,825	8,807	13,567
Impairment loss on goodwill, intangibles and equipment	24,521	—	—	771	—	—	—	—	—
Operating (loss) income	($42,775)	($766)	$1,695	($7,585)	($3,427)	($9,728)	($5,922)	($4,255)	($4,919)
Operating exp. (as % of revenue)	139%	N/A	73%	85%	72%	73%	74%	92%	104%
Interest and other expense
(income)	1,335	—	2,833	120	(386)	(254)	(443)	(358)	(301)
Pretax loss	($44,110)	($766)	($1,138)	($7,705)	($3,041)	($9,474)	($5,479)	($4,613)	($5,220)
Income taxes (benefit)	310	(310)	—	—	—	—	—	—	(2,088)
Net loss	($44,420)	($456)	($1,138)	($7,705)	($3,041)	($9,474)	($5,479)	($4,613)	($3,132)
Preferred stock dividends	4,636	—	—	—	—	—	—	711	625
Net loss attributable to common shareholders	($49,056)	($456)	($1,138)	($7,705)	($3,041)	($9,474)	($5,479)	($5,324)	($3,757)
Net loss per share	($23.45)	($0.22)	N/A	N/A	N/A	N/A	N/A	($2.44)	($1.80)
Pro forma net loss per share (unaudited) (1)	N/A	N/A	($0.54)	($3.68)	(1.45)	(4.53)	(2.62)	N/A	N/A

Balance Sheet Data (dollars in thousands):	Successor			Predecessor
	September 30, 2006	June 30, 2006	June 30, 2005	September 30, 2004
	(unaudited)
Working Capital	$(6,120)	$(12,867)	$8,203	$(28)
Total assets	28,640	28,239	63,762	24,404
Long-term liabilities	10,271	214	10,282	40,392
Stockholders’ and members’ equity (deficiency)	51	3,865	49,943	(36,390)

Notes to Summary Financial Data

Note 1: Pro forma loss per share

We used the outstanding shares as of June 30, 2005 as the weighted average shares in calculating the pro forma loss per share because the predecessor entities were privately held companies and comprised of different corporate structures.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our and the predecessor entities’ financial statements and the notes to those financial statements, which are contained elsewhere in this prospectus. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the headings “Risks of Investing in Our Shares” and “Forward-Looking Statements.”

Overview

We are a provider of proprietary branded consumer products for the kitchen and home, sold primarily through direct response distribution channels, which include direct response television (commonly known as infomercials), online sales through our website (www.ronco.com), telemarketing, direct mail and our customer service department. We also sell products through traditional wholesale/retail channels such as wholesale distributors. We develop and market high quality, unique and affordable products, including small kitchen appliances and accessories, food items, cookbooks, personal care products and household items.

Before June 30, 2005, we operated as Fi-Tek VII, Inc. and we were a “blank check” company. During that time, we had no significant operations other than the search for, and identification and evaluation of, possible acquisition candidates. On June 29, 2005, we consummated a reverse merger transaction in which Ronco Marketing Corporation became our wholly-owned subsidiary. In connection with this transaction, we changed our name to Ronco Corporation and completed a reverse stock split. On June 30, 2005, we, through Ronco Marketing Corporation acquired assets comprising the business of Ronco Inventions, LLC, Popeil Inventions, Inc. and RP Productions, Inc. We also acquired certain patents and intellectual property rights directly from Mr. Ronald M. Popeil. Mr. Popeil is the primary beneficiary of the RMP Family Trust, a trust that owns and controls the predecessor entities. We also issued 13,262,600 shares of Series A Convertible Preferred Stock, not including four shares of Series A Convertible Preferred Stock that were paid for but that had not been issued as of the date of this prospectus, to finance the cash portion of the purchase price.

Our merger with Ronco Marketing Corporation was accounted for as a recapitalization rather than as a business combination. As a result, the historical financial statements of the predecessor entities are reflected as our historical financial statements. We acquired the assets comprising the Ronco business on the last day of our fiscal year and did not conduct any business on such day. Therefore, our financial statements for the one day of June 30, 2005 reflect no revenue and only the expenses associated with our status as a “blank check” company. The financial statements for the predecessor entities reflect the operations of the Ronco business before the date we acquired the business.

In 2004, the predecessor entities changed their year-end from December 31 to September 30. Upon completion of the merger in 2005, we adopted the year end of June 30, which was the year end of Fi-Tek VII, Inc. (the name of our company was changed on June 30, 2005 to Ronco Corporation).

In structuring our acquisition of the Ronco business, we did not assume all of the liabilities of the predecessor entities. For instance, we did not assume approximately $39 million in loans made by an affiliate of the predecessor entities to the predecessor entities.

We also did not assume certain contracts of the predecessor entities. On April 23, 2002, the predecessor entities entered into a product development agreement with Alan Backus, a third party who co-invented the Showtime™ Rotisserie products, as well as other products. Pursuant to this agreement, as such agreement has been interpreted by the parties, the predecessor entities paid Mr. Backus 25% of the net profits, or were reimbursed by Mr. Backus for 25% of the net losses, from these products. On January 2, 1999, the predecessor entities also entered into an asset purchase agreement and a patent licensing agreement with AdVantage Partners LLC, an unrelated company that owned the patents on certain of the Ronco products. Pursuant to these agreements, as amended, the predecessor entities paid license fees that ranged from $6 to $17 per unit sold, and in the case of cooking implement patents, a fee of $150,000 per year. These agreements were scheduled to expire in 2007, but were terminated on August 31, 2004 when the seller purchased the related patents from AdVantage Partners LLC. As of December 31, 2004, the predecessor entities owed fees under these two agreements in the aggregate amount of approximately $7.8 million. We did not assume these obligations when we purchased the Ronco business.

Components of Revenue and Gross Profit

  Sources of Revenue

We principally derive revenue from the sale of our products directly and indirectly to consumers. We market our products to consumers directly through direct response television, our website and customer service department. We derive the majority of our revenue from direct response television sales. We also generate revenue through shipping and handling fees for each order shipped by us to consumers who purchase our products through our direct response television and online channels. Management estimates that shipping and handling and extended service contracts accounts for approximately 23% of our direct sales. Management estimates that 78% of our customers pay for their orders in a single payment, and approximately 22% of our customers elect to make multiple payments.

We also derive revenue from sales to our wholesale distribution partners and selling directly to retailers. We are re-focusing our existing wholesale distribution relationships to target selected smaller or regional retail chains while we develop direct relationships with the larger retailers, in an effort to improve our gross margins. As part of this strategy, we have selectively re-introduced certain of our existing products into retail distribution.

A modest amount of revenue is derived each year by providing customer lists to third parties for a fee as well and from interest income from cash and security accounts.

Our net sales are determined by subtracting an allowance for returns from our gross product sales and list sales. Our returns currently average less than 4% of our gross product sales.

  Costs of Goods Sold

Cost of goods sold consists primarily of the costs of the finished goods as received by us from our third-party manufacturing partners and purchasing and inspection costs. In November 2003, we began to source product in China, starting with our cutlery products. In September 2004, we began to source our Showtime Rotisserie products in China as well. This change reduced our cost of goods sold. In addition, our fulfillment and shipping costs are included in selling expenses and not in costs of good sold. As a result, our gross profit margins may not be comparable with those of similar companies. We generate higher gross margins on products sold through our direct response channels (including television, online sales and our customer service department) than through wholesale accounts. We expect our costs of good sold to increase as the sale of our products through our wholesale accounts increase, and our direct response sales decrease, as a percentage of our total product sales.

Components of Operating Expenses and Other Items

Selling Expenses

Our selling expenses are the largest component of our cost structure and primarily consist of media expenditures, telemarketing and fulfillment costs, personnel compensation and associated expenses, license costs and royalties, credit card processing, and outbound shipping and logistics costs. Media expenditures associated with direct response television comprise the largest portion of our overall selling expenses.

We pay per-minute fees to our telemarketing partners for their services in handling our inbound call traffic as well as certain outbound marketing programs. In addition, we also pay commissions, where applicable, to our customer service and data entry departments to encourage sales. License costs and royalties have historically been significant cost items for Ronco; however, as part of our purchase of the Ronco business, we acquired substantially all of the intellectual property related to these historical expenses. Accordingly, we will incur only modest royalty expenses in the future, related to the use of intellectual property that may be held by third-parties in products we market and sell in the future.

In addition to media costs and inbound telemarketing fees, we also incur costs to third party fulfillment centers to store goods and process orders, and we incur shipping costs to FedEx and the United States Postal Service. Shipping from multiple fulfillment centers has enabled us to reduce our shipping costs and speed up delivery of product to our customers. We also pay fees to our credit card and electronic check processors for each customer transaction.

Our current sales trend is an increase in wholesale sales as a percentage of total sales. This trend will result in lower selling expenses, as a percentage of sales, in the future because the media costs for direct response is significantly greater than the other selling expenses associated with wholesale sales.

General and Administrative Expenses

Our general and administrative expenses consist of compensation and associated costs for general and administrative personnel, facility costs, as well as certain insurance, legal, audit, technology, fulfillment and shipping and miscellaneous expenses. We expect that general and administrative expenses will decrease as a percentage of total sales due to the changes in our management team, including the termination of the employment of Mr. Richard Allen, our former Chief Executive Officer, and Mr. Evan Warshawsky, our former Chief Financial Officer, as well as reduced amortization expense of approximately $4.5 million per annum associated with the impairment of intangibles at June 30, 2006.

  Interest Expense (Income)

Interest expense for the predecessor entities consisted of interest accrued on the loans made to the predecessor entities from Ronald M. Popeil and the RMP Family Trust. These loans were not assumed by us and, therefore, this interest expense is not applicable to us. Also included in the interest expense (income) is a modest amount of interest income on cash and security accounts. Interest expense for the successor company consisted of interest accrued on a loan made by Ronald M. Popeil in connection with the purchase of the Ronco assets and interest on our borrowings under the Prestige factoring agreement and our line of credit with Wells Fargo Bank, which was fully repaid and terminated in August 2006.

Income Taxes

  Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in the deferred income tax assets and liabilities. We record deferred income tax assets and liabilities for differences between the financial statements and income tax bases of assets and liabilities. To the extent we believe that recoverability of our deferred tax assets is not likely, we are required to establish a valuation allowance. Based on our history of operating losses, we do not have a sufficient basis to project that future income will be sufficient to realize the deferred tax assets during the period in which our net operating loss carryforwards remain available. We have established a valuation allowance against the full value of our deferred tax assets due to the uncertainty surrounding the realization of these assets. At such time as we determine that the recoverability of deferred tax assets becomes more likely realizable than not, we will reduce the valuation allowance against our deferred tax assets. The effect of a change in judgment concerning the realizability of deferred tax assets would be included in income from ongoing operations.

The predecessor entities were incorporated as pass-through entities and, therefore, did not record income tax expense for federal or state purposes.

Trends that Affect our Business

  Seasonal trends have an impact on our business, with the largest portion of revenues coming during the six-month period from October through March. This is due to holiday shopping and increased television viewing habits during periods of cold weather. The combination of these two factors allows us to purchase a higher amount of television media and generate a significantly greater response in the second and third quarters of our fiscal year, which directly results in higher profits in those quarters. In addition, the increased level of television exposure also indirectly impacts other channels such as online, customer service, and wholesale/retail sales.

  Another factor that affects our business is the age of a particular infomercial message. Typically, the response to an infomercial will decline over time, which in turn affects response rates and profitability. We monitor response rates on a daily basis and as the response rate declines below profitable levels, we will either “refresh” the show by editing in a new offer or new footage, or produce a completely new show. In this way, we attempt to extend the product line on television, and increase the cumulative brand awareness and sell-through at retail.

A number of changes have occurred since we acquired the Ronco businesses that are likely to affect the results of operations, capitalization and liquidity of the Ronco business. We did not assume certain liabilities of the predecessor entities. For instance, we did not acquire approximately $39 million of loans to an affiliate of the predecessor entities. As a result, we will not have to pay principal or interest on this amount. In addition, we acquired the patents that the predecessor entities licensed in order to operate the Ronco business. As a result, we did not acquire the product development and license agreements to which the predecessor entities were a party, and pursuant to which they paid substantial fees, and did not assume the $4.5 million liability associated with these agreements. On the other hand, we issued notes in connection with the acquisition in the adjusted amount of approximately $13.158 million. In addition, because the predecessor entities were “pass-through” entities for tax purposes, they did not pay “corporate” federal income taxes. We are subject to federal income taxes. We are also incurring additional costs associated with compliance with laws applicable to public companies that were not applicable to the predecessor entities. Finally, we will no longer have the financial resources of the stockholder of the predecessor entities available to us for borrowings.

In September 2005 we borrowed $1.2 million under a revolving line of credit and entered into a factoring agreement to provide us with liquidity and act as a partial substitute for the working capital loans we previously obtained from the stockholder of the predecessor entities. Under the factoring agreement, we were permitted to sell up to $8 million of our accounts receivable to the factor and receive between 75% and 80% of the face amount of the account upon assignment to the factor, with the balance paid (less the factor’s fees) upon collection of the account. We accounted for this financing as a sale of receivables in accordance with SFAS 140. In October 2006, we repaid all amounts due under these financing arrangements and terminated them. Due to the impact of all of the changes in our business, we do not believe that the historical financial statements of the predecessor entities will prove to be a good indicator of our future performance, particularly as that performance is impacted by our expenses.

Our future strategy calls for us to place more emphasis on the wholesale market. If we are successful in increasing sales in this area, our gross margin is likely to decline as margins associated with wholesale revenues are typically lower than margins associated with direct response revenues. For instance, during the year ended June 30, 2006 our gross margin was 66% as compared with 76% for the year ended June 30, 2005. Similarly, our gross margin was 47% as compared with 66% for the three months ended September 30, 2006 and September 30, 2005, respectively. Our gross margins declined in these periods primarily because we increased sales through wholesale accounts from 22% to 38% of our total net sales for the year ended June 30, 2006 and from 32% to 61% of our total net sales for the three months ended September 30, 2006. In addition, our advertising expense will also decline as we do not incur any advertising cost related to wholesale revenues. The growth of our wholesale business did not offset the decline in the direct response business during the year ended June 30, 2006 or the three months ended September 30, 2006; however, we believe that the wholesale business has proved to be a successful one for us.

Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," that applies to all voluntary changes in accounting principle. This statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS No. 154 will be effective for us for the fiscal year ended June 30, 2007.  We do not anticipate that the adoption of SFAS No. 154 will have an impact on our overall results of operations or financial position.

  In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” that allows a preparer to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. It also eliminates the exemption from applying Statement 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. We do not anticipate that the adoption of SFAS No. 155 will have an impact on our overall results of operations or financial position.

  In March 2006, the FASB issued SFAS 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140,” that applies to the accounting for separately recognized servicing assets and servicing liabilities. This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. We do not anticipate that the adoption of SFAS No. 156 will have an impact on our overall results of operations or financial position.

  In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. The Interpretation clarifies the way companies are to account for uncertainty in income tax reporting and filing and prescribes a consistent recognition threshold and measurement attribute for recognizing, derecognizing, and measuring the tax benefits of a tax position taken, or expected to be taken, on a tax return. The Interpretation is effective for fiscal years beginning after December 15, 2006, although early adoption is possible. We do not plan to adopt early and we are currently in the process of evaluating the impact, if any, the adoption of the Interpretation will have on the 2007 financial statements.

  In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. We are currently evaluating the effect, if any, of SFAS 157 on our financial statements.

Critical Accounting Policies

Included in the footnotes to the consolidated and combined financial statements in this prospectus is a summary of all significant accounting policies used in the preparation of our consolidated and combined financial statements. We follow the accounting methods and practices as required by accounting principles generally accepted in the United States of America, also referred to as GAAP. The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. Significant accounting policies employed by us, including the use of estimates, are presented in Note 1 to our consolidated and combined financial statements.

Critical accounting policies are those that are most important to the portrayal of our financial condition and our results of operations, and require management's most difficult, subjective and complex judgments as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our most critical accounting policies, discussed below, pertain to revenue recognition, our ability to collect accounts receivable, the value of inventories, the impairment of goodwill, the useful lives of our other long-lived intangible assets, and the recoverability of deferred tax assets. In applying these policies, management must use its informed judgments and best estimates. Estimates, by their nature, are based on judgments and available information. The estimates that we make are based upon historical factors, current circumstances and the experience and judgment of our management. We evaluate our assumptions and estimates on an ongoing basis and may employ outside experts to assist in our evaluations. Changes in such estimates, based on more accurate future information, may affect amounts reported in future periods.

Revenue Recognition

We recognize revenue from the sale of products when the products are shipped to the customers, provided that the price is fixed, title has been transferred and our ability to collect the resulting receivable is reasonably assured. Net sales include revenue generated from products shipped, shipping and handling fees and revenue earned on extended service contracts, less returns and sales allowances. Revenue from free trial sales is recognized after the trial period is over and the customer has not returned the product. Returns and sales allowances are for damaged goods and anticipated customer returns.

Revenue from the sale of extended service contracts is recognized on a straight-line basis over the life of the extended service contract. Extended service contract lives begin after the six-month free warranty period and range from three to four years. Amounts received from the sale of extended service contracts before revenue is recognized are included in deferred income. Deferred revenue acquired as part of our acquisition of the Ronco business was recorded at fair value at June 30, 2005 in accordance with purchase accounting.

We do not accrue warranty costs, since such costs have been insignificant. Shipping and handling costs are included in selling, general and administrative expenses.

Accounts Receivable

We utilize the allowance method for accounting for losses from uncollectible accounts. We accrue our estimated product returns and record them as a part of our allowance for doubtful accounts and returns. Under this method, an allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. Management has determined the allowance, based on the amount of our accounts receivable, the age of accounts receivable, known troubled accounts and historical experience regarding collection of bad debts. We also perform ongoing credit evaluations of our wholesale customers. The majority of our bad debt allowance and our bad debts arises from the direct response business and relates to customers who purchase our products in multiple installments and fail to make all of the required payments. Before our acquisition of the Ronco business, we determined our allowance for doubtful accounts based solely on historical experience regarding collection of bad debts.

The variation in our allowance for bad debts since 2002 relates to the application of the criteria we apply in establishing this allowance, including changes in our gross accounts receivable and the age of our accounts receivable.  Because over 90% of our allowance relates to our direct response business, which represents a very large number of small purchases from individual customers, we are unable to determine the reason for the variation in the amount of past due direct response accounts.  The variation in our allowance also exists because of the practice of the predecessor entities of writing off portions of the allowance against accounts receivable less than annually.  As a result, for years in which no write-offs occurred, the allowance increased substantially, and then declined substantially when write-offs ultimately were taken.

Inventories

Our inventories are valued at the lower of cost, determined by the first-in, first-out method, or market value. With respect to the acquisition of the Ronco business, we accounted for the inventories acquired at fair value in accordance with purchase accounting. Inventory costs are comprised primarily of product, freight and duty. We write down inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. To date, our inventory write-downs related to our core products which represents more than 90% of our revenues have not resulted in the market value of the inventory falling below the cost of the inventory other than inventory being obsolete. This is due, in part, to our practice of refurbishing obsolete inventory, which we have been able to sell at prices that exceed the cost of the inventory, including the cost of refurbishment. Accordingly, we have not adjusted the carrying value of inventory in the past due to the application of the lower of cost or market rule.

  Intangible Assets and Goodwill

 Intangible assets are comprised of patents, customer relationships, consulting agreement and trademarks. Goodwill represents acquisition costs in excess of the net assets of the businesses acquired. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill is no longer amortized; instead goodwill is tested for impairment on an annual basis. We assess the impairment of identifiable intangibles and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider to be important that could trigger an impairment review include the following:

•	Significant underperformance relative to expected historical or projected future operating results;

•	Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and

•	Significant negative industry or economic trends.

When we determine that the carrying value of intangibles and other long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, we record an impairment charge. We measure any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. As of June 30, 2006, the impact of our impairment testing of goodwill and intangibles on our financial position and results of operations was approximately $24.5 million. The impairment of our goodwill and intangibles was primarily due to our significant decline in revenues and our lack of capital to develop new products and new infomercials.

Patents are amortized over 19 years, customer relationships over 1.5 to 10 years and a consulting agreement over 3 years, utilizing the straight-line method.

Deferred Taxes

Deferred tax assets and liabilities are computed annually for difference between the financial statements and income tax bases of assets and liabilities. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to reverse. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount expected to be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods prior to the expiration of the related net operating losses. If our estimates and assumptions about future taxable income are not appropriate, the value of our deferred tax asset may not be recoverable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. We are not aware that any of our significant estimates are reasonably likely to change.

Results of Operations

We acquired the Ronco business from the predecessor entities on the last day of our fiscal year, June 30, 2005. We did not ship any products on that day because we were conducting our year-end physical inventory and thus we did not earn any revenue on that day. Prior to our acquisition of the Ronco business from the predecessor entities, we had no operations and generated no revenue. Accordingly, since we did not have any operations or generate any revenue prior to our acquisition of the Ronco business, the entities from whom we purchased the Ronco business are considered to be our predecessor company. Therefore, for comparative purposes, we show the June 30, 2006 results relative to the results of the unaudited combined results of the predecessor company for the year ended June 30, 2005. Also, for comparative purposes, we compare the results of operations of the predecessor company for the nine months ended June 29, 2005 and September 30, 2004 to the unaudited results of operations of the predecessor company for nine months ended June 30, 2004 and September 30, 2003. We also compare the results of operations for the three months ended September 30, 2006 to the three months ended September 30, 2005.

	SUCCESSOR	SUCCESSOR	PREDECESSOR
	Year ended June 30,	One Day for June 30, 2005 (Date of	Year ended June 30,	Nine months ended June 29,	Nine months ended June 30,	Nine months ended September 30,	Nine months ended September 30,
	2006	Acquisition)	2005	2005	2004	2004	2003
			(unaudited)		(unaudited)		(unaudited)
				(dollars in millions, except per share data and percentages)
Income Statement Data:
Net Sales	$58.7	$—	$90.1	$68.9	$92.8	$63.2	$42.8
Gross profit	$38.7	$—	$68.7	$52.1	$65.5	$46.4	$28.6
Gross margin	66%	—	76%	76%	71%	73%	67%
Selling, general and administrative	57.0	0.8	68.3	50.4	71.7	53.2	31.2
Impairment loss on goodwill, intangibles and equipment	24.5	—	—	—	—	0.8	—
Operating (loss) income	($42.8)	($0.8)	$0.4	$1.7	($6.3)	($7.6)	($3.3)
Interest and other expense (income)	1.3	—	2.8	2.8	—	0.1	(0.2)

Income taxes (benefit)	0.3	(0.3)	—	—	—	—	—
Net loss	($44.4)	($0.5)	($2.4)	($1.1)	($6.3)	($7.7)	($3.1)

	SUCCESSOR	SUCCESSOR
	Three Months Ended September 30,	Three Months Ended September 30,
	2006	2005
	(unaudited)	(unaudited)
	(dollars in millions, except per share data and percentages)
Income Statement Data:
Net Sales	$9.6	$13.1
Gross profit	$4.6	$8.6
Gross margin	47%	66%
Selling, general and administrative	8.8	13.6
Operating loss	($4.3)	($4.9)
Interest and other expense	0.4	0.3

Income tax benefit	—	(2.1)
Net loss	($4.6)	($3.1)

Ronco Corporation - Three Months Ended September 30, 2006 Compared with Three Months Ended September 30, 2005

Net Sales

Net sales for the three months ended September 30, 2006 was $9.6 million, compared with $13.1 million for the three months ended September 30, 2005. The decline of $3.5 million, or 27%, in net sales for the three months ended September 30, 2006 is primarily due to a decline in direct response sales of our rotisserie ovens by approximately $1.7 million, a decline in direct response sales of our cutlery product line by $3.2 million and a decline of approximately $.2 million in list sales and commissions on advertising. The decrease in direct response sales was partially offset by an increase in our wholesale sales by approximately $1.6 million.

Net sales declined primarily due to the fact that our infomercials for our rotisserie and our cutlery lines are more than 2 years old and we have not provided our other products with any significant marketing support during the last several years. Historically our infomercials generate the highest sales in the first six months to a year, then decline as the infomercial loses its freshness. Our direct response sales declined to $3.6 million for the three months ended September 30, 2006, compared with direct response sales of $8.6 million for the three months ended September 30, 2005. Our sales through wholesale accounts increased to $5.9 million for the three months ended September 30, 2006, compared with wholesale sales of $4.3 million for the three months ended September 30, 2005. We expect the direct response trend to reverse for our rotisserie and cutlery lines as we introduce new offers on older infomercials, new versions of these products and produce new infomercials. We also expect our wholesale revenues to continue to increase as we expand our distribution in retail stores and overseas.

Gross Profit and Gross Margin

Gross profit for the three months ended September 30, 2006 was $4.6 million as compared with $8.6 million for the three months ended September 30, 2005. This decrease is primarily due to a decrease in our direct response sales and a relative increase in sales, both in absolute dollars and as a percentage of total sales, through wholesale accounts. The increase in cost of sales was due to the increase in wholesale sales relative to direct response sales, because the wholesale sales have a higher cost of sales. Our cost of sales does not include fulfillment and shipping costs, which are included in selling, general and administrative expenses. Accordingly, our margins might not be comparable with those of other companies in our industry.

The gross margin decreased from 66% for the three months ended September 30, 2005 to 47% for the three months ended September 30, 2006. Our gross margin decreased primarily because of an increase in our revenue from wholesalers, and a corresponding decrease in our direct response sales, as a percentage of our overall sales. Revenue from wholesalers accounted for approximately 61% of our net sales for the three months ended September 30, 2006 as compared with 32% of our net sales for the three months ended September 30, 2005. Revenue from our direct response sales accounted for 38% of sales for the three months ended September 30, 2006 as compared with 65% of sales for the three months ended September 30, 2005. Although we experienced increased cost savings from manufacturing during the three months ended September 30, 2006 compared with the three months ended September 30, 2005, these cost savings were offset by discounts that we provided to mass merchants which resulted in the gross margin percentages decreasing. The average gross margin percentage for our direct response business for the three months ended September 30, 2006 was 72% compared with 74% for the three months ended September 30, 2005. The average gross margin percentage for our wholesale business for the three months ended September 30, 2006 was 33% compared with 48% for the three months ended September 30, 2005. The gross margin percentages for our direct response business during the three months ended September 30, 2005 and 2006 decreased because the ratio of Six Star+™ Cutlery product line to total direct response sales decreased from 62% to 60% from September 30, 2005 to September 30, 2006. Since the Six Star+™ Cutlery product line yields a higher gross margin than our Showtime™ product line, our margin decreases when the ratio of Six Star+™ Cutlery product line decreases. The lower gross margin percentages for our wholesale business during the three months ended September 30, 2006 were caused primarily by acceptance of large credits from existing customers in advance of the holiday season. For the three months ended September 30, 2005, we primarily sold wholesalers products through distributors. Additionally we generated minimal revenue from list sales and commissions from telemarketers, with respect to which we incurred no cost of sales.

Selling, general and administrative expenses

Selling, general and administrative expenses for the three months ended September 30, 2006 were $8.8 million compared with $13.6 million for the three months ended September 30, 2005. This decrease of approximately $4.8 million, or 35%, was primarily due to a $3.8 million reduction in advertising expenses associated with the decreased effectiveness of infomercials over time, a $0.8 million reduction in credit card fees and shipping and handling expense due to the reduced sales, professional fees and salaries and related expenses decreased by approximately $0.4 million as we reduced our headcount and also spent less on legal and consulting expenses primarily to conserve our cash. In addition, for the three months ended September 30, 2006, our amortization expense of intangible assets declined by approximately $0.8 million primarily because we took an impairment charge of approximately $24 million as of June 30, 2006. This was off set by an increase of approximately $0.5 million in amortization of stock compensation and approximately $0.5 million in other selling, general and administrative expenses, such as rent, insurance and repairs and maintenance.

As a percentage of revenues, selling, general and administrative expenses decreased from 104% for the three months ended September 30, 2005 to 91% for the three months ended September 30, 2006. This decrease for the period was primarily due to a decrease in salaries and professional fees, deferred compensation and amortization of intangible assets, with a reduction in advertising expense, credit card fees and shipping and handling expense.

Operating loss

Our operating loss for the three months ended September 30, 2006 was $4.3 million, compared with a loss of $4.9 million for the three months ended September 30, 2005. The decrease in our operating loss of approximately $0.6 million for the three months ended September 30, 2006 compared to the three months ended September 30, 2005 are primarily attributable to reduced selling, general and administrative expenses that was partially offset by a decline in gross profit.

Net interest expense

Our net interest expense for the three months ended September 30, 2006 was $0.4 million as compared to $0.3 million during the three months ended September 30, 2005. The interest expense relates to interest on the sellers note and borrowings under our factor agreement. The slight increase in interest expense is due to higher loan balances.

Income Tax

For the three months ended September 30, 2005, we recorded income tax benefit of $2.1 million. For the three months ended September 30, 2006 we provided a full valuation allowance to offset the benefit since we do not expect to realize our net operating losses in the future.

Net loss

Our net loss for the three months ended September 30, 2006 was $4.6 million, compared with a loss of $3.1 million for the comparable three months ended September 30, 2005. The increase in our net loss of approximately $1.5 million for the three months ended September 30, 2006 is due to the decrease in gross profit partially offset by a decrease in operating expenses for the reasons described above. In addition, we did not record any tax benefit in 2006 as compared to 2005 when we recognized $2.1 million in tax benefit.

Ronco Corporation - Year Ended June 30, 2006 Compared With Year Ended June 30, 2005 (unaudited)

Net Sales

Net sales for the year ended June 30, 2006 was $58.7 million, compared with $90.1 million for the year ended June 30, 2005. The decline of $31.4 million, or 34.8%, in net sales for the year ended June 30, 2006 is primarily due to a decline in direct response sales of our rotisserie ovens by approximately $12.7 million, a decline in direct response sales of our cutlery product line by $24.2 million, and an increase of approximately $1.9 million in direct response sales of our other products, including Popeil's Pasta Maker, Electric Food Dehydrator, GLH Formula Number 9 Hair System and the Pocket Fisherman. This decrease was partially offset by an increase of $0.6 million in revenue from list sales and commissions from telemarketers of $1.4 million during the year ended June 30, 2006 compared with $0.8 million in revenue from list sales and commissions for the year ended June 30, 2005. The percentages of revenue from list sales and commissions from telemarketers were 2.4% and 0.9% for the years ended June 30, 2006 and 2005, respectively. The decrease in direct response sales was partially offset by an increase in our wholesale sales by approximately $3 million.

Net sales declined primarily due to the fact that our infomercials for our rotisserie and our cutlery lines are more than 2 years old and we have not provided our other products with any significant marketing support during the last several years. Historically our infomercials generate the highest sales in the first six months to a year, then decline as the infomercial loses its freshness. Our direct response sales declined to $34.9 million or by approximately 50.0% for the year ended June 30, 2006, compared with direct response sales of $69.9 million for the year ended June 30, 2005. Our sales through wholesale accounts increased to $22.4 million or by approximately 15.6% for the year ended June 30, 2006, compared with wholesale sales of $19.4 million for the year ended June 30, 2005. We expect the direct response trend to reverse for our rotisserie and cutlery lines as we introduce new versions of these products and produce new infomercials. We also expect our wholesale revenues to continue to increase as we expand our distribution in retail stores and overseas.

Gross Profit and Gross Margin

Gross profit for the year ended June 30, 2006 was $38.7 million as compared with $68.7 million for year ended June 30, 2005. This decrease is primarily due to a decrease in our direct response sales and a relative increase in sales, both in absolute dollars and as a percentage of total sales, through wholesale accounts. Wholesale sales represented 38.1% and 21.5% of total sales for the years ended June 30, 2006 and 2005, respectively. The increase in cost of goods sold was due to the increase in wholesale sales relative to direct response sales, because the wholesale sales have a higher cost of goods sold. We also increased our cost of sales by writing down $0.5 million of inventory to market price which was lower than the original cost. Our cost of goods sold does not include fulfillment and shipping costs, which are included in selling, general and administrative expenses. Accordingly, our margins might not be comparable with those of other companies in our industry.

The gross margin decreased from 76.3% for the year ended June 30, 2005 to 65.9% for the year ended June 30, 2006. Our gross margin decreased primarily because of an increase in our revenue from wholesalers, and a corresponding decrease in our direct response sales, as a percentage of our overall sales. Revenue from wholesalers accounted for approximately 38.1% of our net sales for the year ended June 30, 2006 as compared with 21.5% of our net sales for the year ended June 30, 2005. Revenue from our direct response sales accounted for 59.5% of sales for the year ended June 30, 2006 as compared with 77.6% of sales for the year ended June 30, 2005. Although we experienced increased cost savings from manufacturing during the year ended June 30, 2006 compared with the year ended June 30, 2005, these cost savings were offset by discounts that we provided to mass merchants which resulted in the gross margin percentages decreasing. The average gross margin percentage for our direct response business for the year ended June 30, 2006 was 80.6%, compared with 81.1% for the year ended June 30, 2005. The average gross margin percentage for our wholesale business for the year ended June 30, 2006 was 38.4%, compared with 56.8% for the year ended June 30, 2005. The higher gross margin percentages for our direct response business during the year ended June 30, 2005 were caused primarily by a backlog of orders for our Showtime™ Rotisserie product line due to production delays by our outsource manufacturers in the year ended June 30, 2005. This in turn meant that a higher percentage of our direct response sales were from our Six Star+™ Cutlery product line, which yields a higher gross margin than our Showtime™ product line. The lower gross margin percentages for our wholesale business during the year ended June 30, 2006 were caused primarily by our efforts to liquidate older inventory to generate cash. For the year ended June 30, 2005, the predecessor entities primarily sold wholesalers products through distributors. Additionally we generated revenue from list sales and commissions from telemarketers, with respect to which we incurred no cost of sales. Accordingly, our gross margin from list sales and commissions was 100%, or 3.6% and 1.2% of total gross margin, for the years ended June 30, 2006 and 2005, respectively. Our cost of goods sold does not include fulfillment and shipping costs, which are included in selling, general and administrative expenses, and as such, our margins might not be comparable to other companies in our industry.

Selling, general and administrative expenses

Selling, general and administrative expenses for the year ended June 30, 2006 were $57.0 million compared with $68.3 million for the year ended June 30, 2005. This decrease of approximately $11.3, or 16.5%, was primarily due to a $16.6 million reduction in advertising expenses associated with the decreased effectiveness of infomercials over time, a $1.7 million reduction in credit card fees and shipping and handling expense of $2.1 million due to the reduced sales. The decline was partially offset by an increase of $3.5 million in professional fees and salaries and related expenses. Salaries and related expenses were approximately $7.2 million for the year ended June 30, 2006 compared with approximately $6.1 million for the year ended June 30, 2005. The increase in salaries and related expenses was primarily due to the hiring of four additional executives and five managers to execute management's long term growth strategy, including the expansion of our retail business, international distribution and the development of new products. Professional fees increased to approximately $4.5 million for the year ended June 30, 2006 compared to approximately $2.1 million for the year ended June 30, 2005. The increase in professional fees was primarily due to accounting and legal expenses incurred for compliance with SEC filing requirements and other aspects of the transition from a private company to a public company. We also recorded approximately $1.3 million for deferred compensation expenses related to amortization of stock based compensation awards to our Chief Executive Officer and Chief Financial Officer. We did not have any deferred compensation expense related to stock based compensation for the year ended June 30, 2005. In addition, for the year ended June 30, 2006 we incurred additional amortization expense of intangible assets of approximately $6.0 million related to the acquisition of the Ronco business. Additionally, other selling, general and administrative expenses, such as travel, utilities, auto, license and royalties and repairs and maintenance, decreased by $1.7 million.

As a percentage of revenues, selling, general and administrative expenses increased from 75.9% for the year ended June 30, 2005 to 97.0% for the year ended June 30, 2006. This increase for the year was primarily due to a decrease in revenue, an increase in salaries and professional fees, deferred compensation and amortization of intangible assets related to the acquisition of the Ronco business, with a reduction in advertising expense, credit card fees and shipping and handling expense.

Impairment of Goodwill and Intangibles

Impairment of goodwill and intangibles for the year ended June 30, 2006 was approximately $24.5 million. The impairment of our goodwill and intangibles was primarily due to our significant decline in revenues and our lack of capital to develop new products and new infomercials. The following is the breakdown of the impairment charge for the year ended June 30, 2006.

Customer Relationships	$485,546
Patents	5,187,121
Trademarks	12,119,036
Popeil Agreement	3,775,733
Goodwill	2,953,480
Total Impairment	$24,520,916

Operating income/loss

Our operating loss for the year ended June 30, 2006 was $42.8 million, compared with income of $0.4 million for the year ended June 30, 2005. The increase in our operating loss of approximately $43.2 million for the year ended June 30, 2006 compared to the year ended June 30, 2005 are primarily attributable to lower sales volume in our direct response business, impairment of our goodwill and intangibles partially offset by a reduction in selling general and administrative expenses.

Net interest expense

Our net interest expense for the year ended June 30, 2006 declined by approximately $1.5 million as compared with the year ended June 30, 2005. This decline was primarily due to us not assuming approximately $39 million of debt that the predecessor entities borrowed from the RMP Family Trust, which were outstanding as of June 30, 2005. The interest expense for the year ended June 30, 2005 primarily relates to interest payable on a note issued to a shareholder of the predecessor entities in exchange for amounts loaned to finance the purchase of patents on products that the predecessor entities sold.

Income Tax

We recorded income tax benefit for the year ended June 30, 2006 as a reversal of deferred taxes from the prior year of $0.3 million since we do not expect to realize the net operating loss in the future. For the year ended June 30, 2005, the predecessor entities did not pay any income taxes as they were pass-through entities.

Net loss

Our net loss for the year ended June 30, 2006 was $ 44.4 million, compared with a loss of $2.4 million for the comparable year ended June 30, 2005. The increase in our net loss of approximately $42 million for the year ended June 30, 2006 is due to the decrease in revenue and increase in operating expenses for the reasons described above. Our net loss attributable to common stockholders for the year ended June 30, 2006 increased by an additional $4.6 million due to dividend on our preferred stock.

Ronco Corporation - June 30, 2005

     We acquired the Ronco business from the predecessor entities on the last day of our fiscal year. We did not ship any products on that day because we were conducting our year-end physical inventory and thus we did not earn any revenue on that day. Prior to our acquisition of the Ronco business from the predecessor entities, we had no operations and generated no revenue. The selling, general and administrative expenses for this single day were primarily made up of compensation expense related to cash bonuses of $465,000 paid to our CEO and CFO   and the stock issued to our CFO  in connection with the acquisition of the predecessor entities, that constituted an expense of $300,919.

Predecessor Entities - Nine Months Ended June 29, 2005 Compared With Nine Months Ended June 30, 2004 (unaudited)

Because we did not have any operations or generate any revenue prior to our acquisition of the Ronco business, the entities from whom we purchased the Ronco business are considered to be our predecessor company. Accordingly, the results of operations of the predecessor entities prior to June 30, 2005 are shown as our results of operations.

  Net Sales

Net sales for the nine months ended June 29, 2005 were approximately $68.9 million, a decrease of $23.9 million, or 26%, from approximately $92.8 million for the nine months ended June 30, 2004. The decline in net sales consisted of a decline of $19.5 million from the direct response business due to the age of our infomercials, and a decline of $4.6 million from our wholesale business in the first half of 2005 as we transitioned a portion of our wholesale business from distributorship arrangements to direct relationships with larger retailers . Net sales of our Showtime Rotisserie oven products decreased by approximately 54% during the nine months ended June, 29 2005, also due to the age of our infomercials, and net sales of our cutlery product line increased by approximately 67% during this same period. The infomercial for our cutlery products began airing in November 2003, so sales for this product were strong during the period compared to sales of our ovens, for which our newest infomercial began airing in July 2003. Sales of our cutlery products were also higher compared to the comparable period in 2004 because we only introduced this line of products in November 2003, and thus sales of cutlery products were not included for the full nine months ended June 30, 2004.

  Gross Profit and Gross Margin

Gross profit for the nine months ended June 29, 2005 was $52.1 million, a decrease of $13.4 million, or 20%, compared to the nine months ended June 30, 2004. Gross profit for the nine months ended June 29, 2005 declined compared to the comparable period in 2004 due to the reduction in net sales, which decline was partially offset by a reduction in costs of goods sold from $65.5 million for the nine months ended June 30, 2004, to $52.1 million in the comparable period in 2005. Gross margin for the nine months ended June 29, 2005 was 76% as compared to 71% for the nine months ended June 29, 2004. This increase in gross margin is primarily due to better pricing from our suppliers due to the migration of most of our outsourced production activities from Korea to China, which is a lower cost environment. Our cost of goods sold includes purchasing and inspection costs, but does not include fulfillment and shipping costs, which are included in selling, general and administrative expenses. As such, our gross margin might not be comparable to other companies in our industry.

  Selling, General and Administrative Expenses

Selling, general and administrative expenses for the nine months ended June 29, 2005 were $50.4 million, a decline of $21.3 million, or 30%, compared to the nine months ended June 30, 2004. This decline occurred primarily because our royalty expense was reduced to $0.1 million for the nine months ended June 29, 2005, from approximately $7.6 million for the nine months ended June 30, 2004. Selling, general and administrative expenses also declined for the nine months ended June 29, 2005, due to a reduction in fulfillment and shipping costs from $10.5 million in 2004 to $7.6 million in 2005, which was due to the decline in net sales. In addition, our media expense declined in 2005 by $9.5 million because we purchased fewer television spots. We purchased fewer television spots because we anticipated a lower response rate to our infomercials due to their age. A lower response rate increases the per sale cost of our infomercials, which reduces the price we can pay for television spots and remain profitable.  When the price we can pay is reduced and we can only purchase less expensive television spots, we cannot generally purchase as many television spots as we would otherwise purchase. Our bad debt expense also declined by $1.5 million primarily due to our hiring during this period of an independent consultant dedicated to managing our collection of multi-pay account receivables. As a percentage of net sales, selling, general and administrative expenses for the nine months ended June 29, 2005 were 73% as compared to 77% for the nine months ended June 30, 2004. This improvement was primarily due to the elimination of our royalty expense, but was partially offset by an increase in advertising as a percentage of revenues from 40% to 43% in 2005 due to the declining response from our aging infomercials. We will not have to pay such royalties in the future because we acquired the applicable patents as part of our purchase of the Ronco business.

  Operating Income (Loss)

Our operating income for the nine months ended June 29, 2005 was $1.7 million as compared to an operating loss of ($6.3) million for the nine months ended June 30, 2004. The increase in operating income was primarily due to the 5% improvement in our gross margin and a 30% improvement in selling, general and administrative expenses, which was partially offset by the $23.9 million decrease in sales described above.

  Net Loss

Our net loss for the nine months ended June 29, 2005 decreased to ($1.1) million as compared to ($6.3) million for the nine months ended June 30, 2004. The decrease in net loss was primarily due to the 5% improvement in our gross margin and a 30% improvement in selling, general and administrative expenses, partially offset by a $23.9 million decrease in sales. This was also offset by interest expense of approximately $2.9 million for the nine months ended June 29, 2005 related to a loan from Ron Popeil, his affiliated entities and the RMP Family Trust. These loans were not assumed by us when we acquired the Ronco business.

Predecessor Entities - Nine Months Ended September 30, 2004 Compared With Nine Months Ended September 30, 2003 (unaudited)

Net Sales

Net sales for the nine months ended September 30, 2004 were approximately $63.2 million, compared to $42.8 million for the nine months ended September 30, 2003. The increase in net sales for the nine months ended September 30, 2004 was primarily due to the introduction of a new cutlery product line in November 2003, which accounted for approximately $27.1 million of such increase, and $2.8 million in other sales. The cutlery product line was not offered during the comparable nine month period in 2003. The increase was potentially offset by a decrease in sales of our Showtime Rotisserie products of approximately $9.5 million in 2004 compared to the same period ended in 2003. The decrease in sales from our Showtime Rotisserie products is due to the shift in television media from our Showtime Rotisserie product line to our cutlery product line.

  Gross Profit and Gross Margin

Gross profit for the nine months ended September 30, 2004 was $46.4 million, an increase of $17.8 million, or 62%, compared to the nine months ended September 30, 2003. This increase was primarily due to the increase in net sales and proportionately smaller increase in costs of goods sold.   Gross margin for the nine months ended September 30, 2004 was 73% as compared to 67% for the nine months ended September 30, 2003. This increase in gross margin is primarily due to a change in product mix with the introduction of our cutlery product line in November 2003. The gross margin on our rotisserie ovens ranges from 65% to 75% whereas the gross margin on our cutlery products averages about 76%. Our cost of goods sold includes purchasing and inspection costs, but does not include fulfillment and shipping costs, which are included in selling, general and administrative expenses. As such, our margins might not be comparable to other companies in our industry.

  Selling, General and Administrative Expenses

Selling, general and administrative expenses for the nine months ended September 30, 2004 were $53.2 million, an increase of $22 million, or 71%, compared to the nine months ended September 30, 2003. This increase occurred primarily because of the higher net sales, described above, and the increase in advertising expenses from $13.1 million for the nine months ended September 30, 2003, to $31.1 million for the comparable period in 2004. As a percentage of net sales, selling, general and administrative expenses for the nine months ended September 30, 2004 were 84% as compared to 74% for the nine months ended September 30, 2003. Selling, general and administrative expenses increased as a percentage of net sales for the nine months ended September 30, 2004, due to the increase in advertising expenses, which occurred due to the declining response achieved from our aging infomercials. Selling, general and administrative expenses also included $8.1 million and $4.9 million of fulfillment, and shipping cost for the nine months ended September 30, 2004 and the nine months ended September 30, 2003, respectively.

  Impairment Loss on Tooling

The impairment loss on tooling for the nine months ended September 30, 2004 was approximately $771,000, compared to no impairment loss for the nine months ended September 30, 2003. This impairment loss represented a write-off of out-of-date production tooling we previously used in connection with our current product lines.

  Operating Loss

Our operating loss for the nine months ended September 30, 2004 was ($7.6) million as compared to a ($3.3) million operating loss for the nine months ended September 30, 2003. The higher loss for 2004 is primarily attributable to the increase in advertising expenses during the nine months ended September 30, 2004.

  Net Loss

Our net loss for the nine months ended September 30, 2004 increased to ($7.7) million as compared to ($3.1) million for the nine months ended September 30, 2003. The higher loss for 2004 is primarily attributable to the increase in advertising expenses during the nine months ended September 30, 2004.

Liquidity and Capital Resources

Historically, the predecessor entities funded operations primarily through cash flow from operations and borrowings from the shareholder of the predecessor entities. Principal liquidity needs have been for television media, the majority of which is required to be prepaid two to four weeks in advance of the air date, and for cost of goods. Since our acquisition of the Ronco business, we no longer have the ability to borrow from the shareholder of the predecessor entities, so we have had to identify alternative sources of financing to replace this prior source of financing. In addition, during the year ended June 30, 2006 and the three months ended September 30, 2006, we increased the volume of wholesale sales whereby we give extended payment terms to our customers, which increased our receivable collection time and thus increased our liquidity needs. This liquidity need is likely to increase as our wholesale business continues to grow. Our cost for television has declined and will continue to do so if our direct response business continues to decline, which we expect will reduce our need for liquidity. However, we expect the impact of this on our liquidity will be offset by our need to purchase more inventory to support our wholesale business.

Based on our new strategy and the anticipated growth in our wholesale business, we believe that our liquidity needs will increase. The amount of such increase will depend on many factors, such as the establishment of a research and development program, whether we upgrade our technology, and the amount of inventory required for our expanding wholesale and international business.

As of September 30, 2006, our total working capital deficit was $6.1 million. Our September 30, 2006, negative working capital included the current portion of our debt to the predecessor entities of $4.9 million and accounts payable of approximately $10.3 million. As of June 30, 2006, our total working capital deficit was $12.9 million as compared with a working capital surplus of $8.2 million as of June 30, 2005. Our June 30, 2006, negative working capital included all of our debt to the predecessor entities and Sanders Morris Harris totaling $14.5 million.

On October 6, 2006, we signed a loan agreement with Crossroads Financial on a $4 million credit facility. On October 18, 2006, we secured a $4 million term loan and a credit line of up to $11 million from Laurus Master Fund Ltd. (“Laurus”). We also received an additional $1.5 million under our loan letter agreement with Sanders Morris Harris, which was amended concurrently with the consummation of the Laurus transaction on October 18, 2006. We used a portion of the proceeds available under the Laurus loan and credit line to repay amounts owed to certain of our lenders, including all amounts owed to Crossroads as well as amounts owed under our factoring agreement. Also, on October 18, 2006, we used $1,250,000 of the loan proceeds to reduce our debt to Mr. Popeil and the predecessor entities. We made changes in our business strategy in order to conserve cash, such as delaying further expansion of our wholesale business, delaying the development and marketing of new products, delaying the expansion of our international sales, delaying the development of new infomercials. Although we obtained financing through Laurus, we may need additional financing in the near future and we may need to make further changes in our business strategy in order to conserve cash, such as delaying further expansion of our wholesale business and/or reducing advertising directed toward our direct response business. We were sued by our vendor, Human Electronics, and were contacted by the counsel of the Korean Export Insurance Company demanding payment on the on the funds they advance on behalf of Human Electronics. We are also required to increase our cash reserves to support its credit card processing. These issues make the future funding of our Company uncertain.

We made changes in our business strategy in order to conserve cash, such as delaying further expansion of our wholesale business, delaying the development and marketing of new products, delaying the expansion of our international sales, delaying the development of new infomercials. Although we obtained financing through Laurus, we may need additional financing in the near future and we may need to make further changes in our business strategy in order to conserve cash, such as delaying further expansion of our wholesale business and/or reducing advertising directed toward our direct response business.

Sources and Uses of Cash

The following tables sets forth cash flow for the periods presented:

	Successor	Predecessor	Successor	Predecessor	Predecessor	Predecessor
	Year ended	Year ended	Period for One Day (Date of Acquisition)	Nine months ended	Nine months ended	Year ended
	June 30, 2006	June 30, 2005	June 30, 2005	June 29, 2005	September 30, 2004	December 31, 2003
Net cash (used in) operating activities	(1,032,920)	(41,862,660)	(675,538)	(2,383,605)	(41,227,132)	659,443

Net cash provided by (used in) investing activities	(12,802)	493,761	(44,934,093)	146,481	256,919	(554,842)

Net cash provided by (used in) financing activities	636,509	39,282,801	46,443,989	12,339	39,068,564	(363,400)

Net increase (decrease) in cash	(409,213)	(2,086,098)	834,358	(2,224,785)	(1,901,649)	(258,799)
Cash and cash equivalents, beginning of period	834,358	2,920,456	-	2,421,984	4,323,633	4,582,432

Cash and cash equivalents, end of period	425,145	834,358	834,358	197,199	2,421,984	4,323,633

	Successor	Successor
	For the three months ended
	September 30, 2006	September 30, 2005
Net cash used in operating activities	(495,459)	(534,086)

Net cash provided by (used in) investing activities	488,902	(661,603)

Net cash provided by (used in) financing activities	(392,170)	561,842

Net decrease in cash	(398,727)	(633,847)
Cash and cash equivalents, beginning of period	425,145	834,358

Cash and cash equivalents, end of period	26,418	200,511

Cash Flows - Three Months ended September 30, 2006 Compared with Three Months ended September 30, 2005

For the three months ended September 30, 2006, we used approximately $0.5 million in cash to fund our operations. This was primarily due to our net loss of approximately $4.6 million, increase in due from factor of approximately $0.8 million, increase in inventory of $1.2 million and an increase in prepaid and other current assets of $0.2 million. This was partially offset by an increase in accounts payable and accrued expenses of $3.4 million and an increase in deferred income of $0.7 million. Accounts payable and accrued expenses increased due to an extension in the payment terms from our factories in China and generally paying our other vendors later. Our current deferred income balance represents cash we collected for products that we had not shipped by September 30, 2006. We recorded depreciation and amortization expense of $0.8 million, bad debt of $0.2 million, for amortization of deferred compensation expense of $0.8 million and non-cash interest expense of $0.3 million on notes to the Seller Entities for the three months ended September 30, 2006.

For the three months ended September 30, 2005 we used approximately $0.5 million to fund our operations. This amount was used to fund operating losses of $3.1 million, purchase inventory of $8.1 million and finance accounts receivable of $1.4 million. This was partially offset by an increase in accounts payable and accrued liabilities of $11.2 million and depreciation and amortization of $1.6 million. Our inventory increased during our first quarter to meet the increased sales demands typical during our second quarter. In addition, our accounts receivable increased because our wholesale sales, for which we incur accounts receivable, increased by 17% for the three months ended September 30, 2005 as compared to the same period in 2004. We also received an income tax benefit during this quarter. Accounts payable rose during the first quarter due to our build up of inventory during the three months ended September 30, 2005. Depreciation and amortization also increased due to the amortization of intangible assets acquired in connection with our purchase of the Ronco business in June 2005.

For the three months ended September 30, 2006, we generated approximately $0.5 million in investing activities. We paid approximately $0.1 million to purchase equipment, including software, and received approximately $0.6 million from the sale of short term investments.

For the three months ended September 30, 2005, we used approximately $0.7 million for investing activities. We paid approximately $0.2 million to purchase equipment, including software, and used $0.5 million for the purchase of short term investments set aside as a credit card reserve for Wells Fargo Merchant Services, our credit card processor.

For the three months ended September 30, 2006, we used approximately $0.4 million from our financing activities, primarily to pay off our Wells Fargo Line of credit.

For the three months ended September 30, 2005, we generated approximately $0.6 million from financing activities. We received net proceeds of $1.2 million from a line of credit, which we used for working capital, and $45,000 from a long term loan, which we used to acquire a vehicle. During the quarter ended September 30, 2005, we also repaid approximately $717,000 on notes payable to the Seller Entities in connection with our acquisition of the Ronco business. We did not obtain any loans from the Seller Entities or their affiliates during the quarter ended September 30, 2005.

Cash Flows - Year Ended June 30, 2006 Compared with Year Ended June 30, 2005

For the year June 30, 2006, we used approximately $1 million in cash to fund our operations. This was primarily due to our net loss of approximately $44.4 million. This was partially offset by a decrease in net accounts receivable of $1 million and prepaid expenses and other current assets of $1.9 million due to reduced sales during the fourth quarter of the year. Accounts payable and accrued expenses increased by $5.1 million due to obtaining an extension in the payment terms from our factories in China and generally paying our other vendors later. There was also a decrease in inventory by $.6 million due to reduced purchasing in the fourth quarter. Deferred income increased by $.7 million primarily because on June 30, 2005 due to purchase accounting we wrote off most of our deferred revenues. Our current deferred revenue balance represents cash we collected for products that we had not shipped by June 30, 2006. We also recorded an impairment loss of $24.5 million related to our goodwill and intangibles, which was primarily due to our substantial decline in sales, our lack of capital to invest in new products and infomercials, and the projected revenue generated from the intangible assets that were purchased. We recorded depreciation and amortization expense of $6.4 million, bad debt of $.5 million, $1.2 million of non-cash interest expense on notes to Seller Entities and non cash compensation expense of $1.3 million, for the year ended June 30, 2006.

For the year ended June 29, 2005, we used approximately $41.9 million in cash to fund our operations. This was primarily attributable to net loss of $2.4 million, a decrease in royalty payables of $38.5 million, a $2.5 million decrease in deferred revenues, a decrease in accrued expenses and accounts payable totaling $1.2 million and a build up of inventory of $1.4 million. The impact of this was partially offset by a decrease of $2.4 million in prepaid expenses and other current assets, depreciation and amortization expense of $.9 million and bad debt expense of $.9 million.

For the year ended June 30, 2006, we used approximately $13,000 in investing activities. We paid approximately $0.5 million to purchase equipment, including software, and used approximately $0.5 million for the purchase of short term investments set aside as a credit card reserve for Wells Fargo Market Services, our credit card processor. In addition, we received approximately $1.0 million from the redemption of investments in securities.

For the year ended June 29, 2005, we generated $.5 million from investing activities. We received approximately $1 million from redemption of investment securities, and $.1 million as a deposit on the purchase of the Ronco business. This was partially offset by the purchase of $.6 million of equipment including software.

For the year ended June 30, 2006, we generated approximately $.6 from our financing activities. In September 2005 we received net proceeds of approximately $1.2 million from a line of credit, which we used for working capital of which we repaid approximately $0.8 million in October 2005 leaving a total outstanding at June 30, 2006 of approximately $0.4 million; and $45,000 from a long-term loan in September 2005 of which we repaid approximately $7,000 through the fourth quarter leaving a balance of approximately $38,000 as of June 30, 2006, which we used to acquire a vehicle. In June 2006, we borrowed $1.5 million from Sanders Morris Harris to fund working capital. During the year ended June 30, 2006, we also paid approximately $1.3 million to the seller entities in connection with our acquisition of the Ronco business.

During the years ended June 30, 2005, loans from the predecessor entities accounted for $39.3 million, the proceeds of which were used primarily to pay license and royalty fees of $38.5 million.

Cash Flows -Nine Months ended June 30, 2005 Compared With Nine Months ended September 30, 2004

For the one-day period of June 30, 2005, we did not generate any revenues, as we had just acquired the Ronco business and had not yet conducted any business. As a result, the $676,000 of cash used in operating activities was used primarily to compensate our management. For the nine months ended June 29, 2005 and September 30, 2004, we used approximately $2.4 and $41.2 million in cash, respectively, to fund our operations. Substantially all of the amounts expended during the nine months ended September 30, 2004, were used to pay accrued royalty expenses on patents relating to our core products. We will no longer incur these expenses as we have acquired all rights to these patents. We used cash during the nine months ended June 29, 2005 primarily to fund operating losses and for our working capital needs. Specifically, we used cash to reduce accounts payable net of accrued expenses ($2.2 million), deferred income ($3.4 million), inventories ($2.5 million) and accounts receivable ($1.2 million). Inventory and accounts receivable decreased during the nine months ended June 25, 2005 because this period includes our slowest sales months, compared to the increase in inventory for the nine months ended September 30, 2004, which reflects our preparation for the busy holiday sales season. The decline in accounts receivable for this same period occurred because holiday sales had not yet begun. At the same time, accounts payable declined during the nine months ended June 29, 2005, because we had not yet begun buying inventory or advertising in anticipation of the holiday season. Deferred revenue declined during the nine months ended June 29, 2005 compared with the nine months ended September 30, 2004 because such deferred revenue was unusually high during the nine months ended September 30, 2004 due to backorders we experienced with respect to our Showtime Rotisserie ovens.

For the one-day period of June 30, 2005, we used approximately $45 million from investing activities to acquire the Ronco business. For the nine months ended June 29, 2005 and September 30, 2004, our investing activities provided us with approximately $146,000 and $257,000 of cash, respectively. In 2005, this amount represents approximately $500,000 from our investment in securities, which represents an asset that we acquired when we acquired the Ronco business. This was partially offset by office equipment purchases of approximately $453,000. Our investment proceeds in 2004 were approximately the same as in 2005, which represented the proceeds from the redemption of investment securities, but were offset in part by office equipment purchases of approximately $243,000.

For the one-day period of June 30, 2005, our financing activities provided approximately $46.4 million. This represents the proceeds from the issuance of our Series A Convertible Preferred Stock, less approximately $3.6 million of issuance costs. For the nine months ended June 29, 2005 and September 30, 2004, our financing activities provided approximately $12,000 and $39.1 million of cash, respectively. In 2005, this amount represented an advance from an affiliate, and in 2004, this amount represented the proceeds of a loan from one of the predecessor entities and its stockholder. The predecessor entities used the proceeds from this loan to repay accrued royalty expenses on patents relating to our core products. We acquired these patents in connection with our acquisition of the Ronco business so we will no longer incur these expenses.

Acquisition of the Ronco Business

On June 30, 2005, we acquired the Ronco business. In connection with the acquisition, we sold $50 million of our Series A Convertible Preferred Stock. The proceeds from the stock sale were $46.4 million, which excludes $3.6 million in offering costs. We used approximately $40.2 million to pay the cash portion of the purchase price for the Ronco business and $4.7 million to pay transaction costs. We used the remaining proceeds as follows: approximately $0.4 million was used to repay debt due to investors in Ronco Marketing Corporation and approximate $1.1 million was used for working capital.

The Notes

In connection with our purchase of the Ronco business, we issued promissory notes to the predecessor entities and Ronald M. Popeil. The aggregate principal amount of the notes is $16.3 million, which may be adjusted pursuant to the terms of the purchase agreement. The aggregate principal amount of the notes was based on the estimated net value of the Ronco business. The amount of the notes may be increased if the actual net value of the Ronco business exceeds the estimated amount, and decreased if the actual net value is less than the estimated amount, as provided in the notes. We completed an accounting after the closing of the acquisition to determine the actual net value of the Ronco business as of the closing date and determined that the actual net value is lower than the estimated value specified in the purchase agreement. Under the terms of an agreement with Mr. Popeil that we signed in connection with Laurus loan transaction we completed in October 2006, Mr. Popeil agreed and confirmed that the original aggregate principal amount of the Seller Entities promissory notes was $13,158,180. Through September 30, 2006, we repaid approximately $1.29 million of the original principal amount under these notes. Since October 18, 2006, we repaid an additional $1.99 million of the principal amount of these notes pursuant to our agreement with Mr. Popeil and the predecessor entities that we signed in October 2006. As of November 30, 2006, the balance on these notes was approximately $11.5 million, including accrued interest of $1.6 million.

The promissory notes bear simple interest at a rate equal to 9.5% per annum. The principal payments due with respect to the promissory notes in any period will be determined by applying a per-unit dollar amount to the volume of our products that are shipped within such period. Any outstanding principal amount and any accrued but unpaid interest will become due and payable in full on June 29, 2010. There is no pre-payment penalty on the promissory notes.

Upon occurrence of an event of default that is not cured by the time period set forth in the promissory notes, the interest rate on the notes will increase to 11% per annum and any unpaid principal and interest will become immediately due and payable. In addition, the promissory notes provide that upon the occurrence of an event of default Mr. Popeil will have the right to reclaim any ownership interest in his name and likeness previously sold or licensed to us and will receive a right of first refusal to purchase the intellectual property rights we acquired as part of our acquisition of the Ronco business before these rights may be sold or transferred to any other party.

In connection with the Laurus financing transaction, on October 18, 2006, we entered into a letter agreement with Ronald M. Popeil, the RMP Family Trust, Ronco Inventions, LLC, Popeil Inventions, Inc. and RP Productions, Inc., which were among the predecessor entities from which we originally purchase the Ronco business. Under this agreement, Mr. Popeil agreed to enter into a subordination agreement with Laurus and an additional limited subordination agreement with SMH and the other lenders under the loan agreement with SMH. Under these agreements, Mr. Popeil agreed that the debt owed by us to Mr. Popeil is subordinate and junior in right of payment to our obligations to Laurus, SMH and other lenders, on the terms and conditions set forth in these agreements.

Revolving Line of Credit

On September 21, 2005, we borrowed $1,234,000 from Wells Fargo Bank, National Association, under a revolving line of credit note. Interest is payable monthly and the outstanding balance is due and payable on September 20, 2006. This facility is collateralized by our corporate investment bonds. The borrowings bear interest at 1% above LIBOR or ½% below prime, at our option. We were paying a rate of 6.375% at June 30, 2006. There is no prepayment penalty on this revolving line of credit. There was no outstanding balance at September 30, 2006, because the loan was fully repaid and the line terminated in September 2006.

Sanders Morris Harris Inc. Loan

On June 9, 2006, we entered into to a letter loan agreement with Sander Morris Harris (SMH). Under the terms of the loan agreement, we also assigned proceeds under a life insurance policy for $15 million on the life of Ron Popeil to SMH, as a lender and as agent for the other lenders under the loan agreement. As consideration for the loan, we issued to SMH a subordinated promissory note in the principal amount of $1,500,000. As of June 9, 2006, A. Emerson Martin, II and Gregg A. Mockenhaupt were members of our Board of Directors and managing directors of SMH.

Pursuant to the loan agreement, SMH agreed to loan us an additional $1,500,000 subject to certain closing conditions, including the mailing of an offer to each of the holders of our Series A Convertible Preferred Stock to the extent of their pro rata share of our outstanding shares of Series A Convertible Preferred Stock to participate in our closing on a credit agreement for a facility of not less than $15 million.

Although conditions were not satisfied, on October 18, 2006, in connection with the financing obtained through Laurus Master Fund Ltd., SMH agreed to loan us the additional $1,500,000 in exchange for a second promissory note in the principal amount of $1,500,000. We also amended our letter loan agreement with SMH to amend and restate the form of the promissory notes issued under the agreement, to eliminate certain requirements and conditions under the agreement and to make certain other changes to the terms of our agreement with SMH. The amended letter loan agreement provides, among other things, that: (i) the closing of our rights offering would take place 45 days after the mailing of the offer to each of the holders of our Series A Convertible Preferred Stock to participate, to the extent of their pro rata share of the our outstanding shares of Series A Convertible Preferred Stock, in such rights offering by loaning to us up to an additional $3,000,000 (which funds would be used by us to pay off the loans made by SMH to us under the letter loan agreement); (ii) SMH will (subject to certain conditions) reinvest the rights offering funds paid to it by us within 30 business days after the closing of the rights offering; (iii) we are not required to maintain Richard F. Allen, Sr. as our Chief Executive Officer and as a member of the our Board of Directors; (iv) the mailing of the rights offering materials, to the extent permissible under applicable federal and state securities laws, to our Series A Convertible Preferred Stockholders must take place by the earlier to occur of seven days after December 31, 2006 or the end of the period designated for determining the current market value of our common stock; and (v) the failure to close the rights offering within forty-five days after the date of the mailing of the rights offering materials to the holders of our Series A Convertible Preferred Stock will not constitute an event of default under the letter loan agreement with SMH (as amended). Under the agreement, we agreed to use our reasonable commercial efforts to file Amendment No. 7 to the registration statement no later than October 31, 2006. SMH also agreed to waive any breach of the letter loan agreement and the related loan documents that occurred before October 18, 2006, and agreed to waive any event of default under the letter loan agreement or the initial subordinated promissory note issued to SMH on June 9, 2006 that occurred prior to October 18, 2006. In addition, under the terms of the amended letter loan agreement, SMH re-assigned proceeds under a life insurance policy for $15 million on the life of Ronald M. Popeil to SMH, which we previously assigned to SMH under the terms of the original agreement signed on June 9, 2006. The loans under the loan agreement bear interest at a rate of 4.77% per annum. Interest will be due and payable on the initial promissory note on the first and second anniversary of the issuance of the notes and at the maturity date. All interest and outstanding principal on the second promissory note will be payable on the earlier of June 9, 2009 or any refinancing of the loan with Laurus Master Fund Ltd. Under the terms of the amended letter loan agreement, the principal and interest payable on the notes issued under the loan agreement are convertible into shares of our common stock at conversion price based on the weighted average of the stock sale price for the twenty consecutive trading days after the registration statement to which this prospectus relates becomes effective. However, if the registration statement does not become effective in time so that this twenty-day period ends by December 31, 2006, the principal and interest payable on the notes will be convertible at a price of $0.17 per share.

Factoring Agreement

On October 25, 2005, we entered into a purchase and sale agreement with Prestige Capital Corporation (“Prestige”) , pursuant to which Prestige agreed to buy and accept, and we agreed to sell and assign, certain accounts receivable owing to us with recourse except for payment not received due to insolvency. This agreement provides that upon the receipt and acceptance of each assignment of accounts receivable, Prestige will pay us 75% of the face amount of the accounts so assigned. Under the agreement, Prestige agreed to purchase accounts with a maximum aggregate face amount of $8,000,000. The fee payable by us to Prestige under the agreement ranges from 2% to 5.75% of the face amount of assigned accounts if the receivable is collected within 15 to 75 days. Thereafter, the rate goes up by 1% for each additional fifteen day period following the 75 day period until the account is paid. There is no maximum rate. In addition, Prestige may require us to repay the amount it has advanced to us, in certain cases, if the receivable is not paid within 90 days. In such case Prestige would not retain the account receivable. If an account receivable is not paid due to the bankruptcy of the customer, or due to certain similar events of insolvency, we will not be required to repay the cash advance to Prestige. The initial terms of the agreement expired on May 1, 2006, and we gave notice not to renew the agreement for another one-year term. Prestige agreed to extend the term on a month to month basis. We accounted for this agreement with Prestige as a sale of receivables in accordance with SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." On October 6, 2006 we extended the term of our agreement with Prestige until October 1, 2007. There is no prepayment penalty associated with this extension. On October 18, 2006 as part of the Laurus funding, this credit facility was repaid in full.

Loan Agreement with Crossroads Financials, LLC

On October 6, 2006 Ronco Corporation entered into a Loan and Security Agreement with Crossroads Financial, LLC, as the lender. This facility consists of a revolving loan facility of up to $4,000,000 of which we borrowed $4,000,000 at the initial funding, to be used to pay certain existing indebtedness and fund general operating and working capital needs. On October 18, 2006 the Crossroads loan was repaid in full from the proceeds of the Laurus loan.

Laurus Financing

On October 18, 2006, we entered into a security and purchase agreement with Laurus Master Fund Ltd. (“Laurus”), under which we secured from Laurus a term loan of $4 million and a revolving credit line in the maximum principal amount of $11 million. As consideration for the term loan and credit line, we issued to Laurus promissory notes in corresponding amounts. The notes mature on October 18, 2008. Our obligations under the purchase agreement and the notes is secured by substantially all of our tangible and intangible property.

The note issued under the term loan bears interest at a rate per annum equal to the specified prime rate plus 2% but in no event less than 8%. The aggregate principal amount outstanding under the term note is payable monthly beginning on January 1, 2007 and thereafter on the first business day of each succeeding month. We have the option of prepaying the term loan by paying 115% of the principal amount of the term note then outstanding, together with accrued but unpaid interest thereon and any and all other sums due or payable to Laurus under the note and our agreements with Laurus.

In the event of default, if notified by Laurus, we will be required to pay additional interest on the outstanding principal balance of the term note in an amount equal to 0.5% per month. The note issued under the revolving credit line bears interest at a rate per annum equal to the specified prime Rate plus 1% but in no event less than 8%. Interest is payable monthly commencing on November 1, 2006 and thereafter on the first business day of each consecutive calendar month.

We may from time to time draw loans under the note. The amount that may be outstanding at any one time under the note is based on a formula that takes into account the amount of our available inventory and available accounts. In the event of default, if notified by Laurus, we will be required to pay additional interest on the outstanding principal balance of the note in an amount equal to 0.5% per month.

In connection with these arrangements and as additional security for the notes, we pledged to Laurus all of our shares of Ronco Marketing Corporation, our wholly-owned subsidiary, including any shares that we may acquire in this company in the future. We also assigned to Laurus proceeds of the life insurance policy for $15 million on the life of Ronald M. Popeil, which was previously assigned to SMH and re-assigned to us by SMH under the terms of the amended letter loan agreement with SMH. In addition, Ronco Marketing Corporation, or RMC, and Laurus entered into an intellectual property security agreement pursuant to which, among other things, RMC granted Laurus a security interest in all of RMC’s right, title and interest in certain intellectual property of RMC.

As partial consideration under our agreement with Laurus, we issued to Laurus a warrant to purchase 1,750,000 shares of our common stock at an exercise price of $0.00001 per share. The warrant is exercisable immediately and expires on October 18, 2036. The exercise price of the warrant may be paid (i) in cash or by certified or official bank check, (ii) by delivery of the warrant, or shares of common stock and/or common stock receivable upon exercise of the warrant, or (iii) by a combination of any of the foregoing methods, for the number of common shares specified in the exercise notice. If the fair market value of one share of common stock is greater than the exercise price, in lieu of exercising the warrant for cash, Laurus may elect to receive shares equal to the value of the warrant by surrendering the warrant to us in exchange for shares of our common stock computed as follows: the fair market value of one share of the our common stock (at the date of such calculation), minus the exercise price per share (as adjusted to the date of such calculation), multiplied by the number of shares of common stock purchasable under the warrant, or if only a portion is being exercised, the portion being exercised, divided by the fair market value of one share of our common stock (at the date of such calculation).

We agreed to register all shares underlying the warrant issued to Laurus under the terms of a registration rights agreement with Laurus. Pursuant to the terms of the registration rights agreement, we are required to register the resale of shares underlying the warrants on a registration statement filed within 60 days following execution of the registration rights agreement. We are also required to use our best efforts to cause such registration statement to be declared effective no later than the 180th day following the date of the registration rights agreement. Shares underlying the warrant issued to Laurus are included in this prospectus and covered by the related registration statement that we filed with the Securities and Exchange Commission.

On October 18, 2006, we used proceeds available under the facility obtained through Laurus to repay all amounts due under our loan agreement with Crossroads Financial, LLC and terminated this arrangement. We also repaid amounts due under our factoring agreement and made certain payments to Ronald M. Popeil and the predecessor entities under the terms of our agreement with them.

Arrangements with Ronald M. Popeil

In connection with the Laurus financing transaction, on October 18, 2006, we entered into a letter agreement with Ronald M. Popeil, the RMP Family Trust, Ronco Inventions, LLC, Popeil Inventions, Inc. and RP Productions, Inc., which were among the predecessor entities from which we originally purchase the Ronco business. Under this agreement, Mr. Popeil agreed to enter into a subordination agreement with Laurus and an additional limited subordination agreement with SMH and the other lenders under the loan agreement with SMH. Under these agreements, Mr. Popeil agreed that the debt owed by us to Mr. Popeil is subordinate and junior in right of payment to our obligations to Laurus, SMH and other lenders, on the terms and conditions set forth in these agreements.

Under the agreement, we confirmed and agreed that we had no right or interest in the product identified as the Turkey Fryer (referenced in a prior agreement with Mr. Popeil and us), and we granted to Mr. Popeil a world-wide, perpetual transferable royalty free license to use his name and likeness on the packaging of the Turkey Fryer, on the Turkey Fryer itself and in connection with the manufacturing, marketing and sale of the Turkey Fryer. We also increased the consulting fee payable to Mr. Popeil under the consulting agreement with us by an additional $3,000 per week until all of our obligations under the promissory notes issued to Mr. Popeil and the other predecessor entities have been paid in full. The parties also agreed that the total principal amount payable under the notes issued to Mr. Popeil and the predecessor entities is $13,158,180.

Under the terms of our agreement with Mr. Popeil and the predecessor entities, Mr. Popeil and the predecessor entities also agreed to amend and clarify the terms of our payment obligations under the promissory notes that we issued to them in connection with the purchase of the Ronco business. Through September 30, 2006, we repaid approximately $1.29 million of the original principal amount under these notes. Since October 18, 2006, we repaid an additional $1.99 million of the principal amount of these notes pursuant to our agreement with Mr. Popeil and the predecessor entities that we signed in October 2006. As of November 30, 2006, the balance on these notes was approximately $11.5 million, including accrued interest of $1.6 million.

In addition, we agreed to issue to Mr. Popeil a warrant to purchase 200,000 shares of our common stock with a five year term and an exercise price, payable in cash, equal to the average bid price for our common stock, as quoted on the OTC Bulletin Board, for the 30 trading days immediately before October 18, 2006. We agreed to register the shares of common stock underlying the warrant.

Going Concern

We incurred net losses of approximately $44.4 million for the year ended June 30, 2006, and had a working capital deficiency of approximately $12.9 million as of June 30, 2006. We have suffered significant losses from continuing operation and have negative cash flows from operation. The 2006 loss included an impairment of goodwill and intangibles of $24.5 million. We incurred a net loss of approximately $4.6 million for the quarter ended September 30, 2006 and had working capital deficit of approximately $6.1 million as of September 30, 2006. We were sued by our vendor, Human Electronics, and have been contacted by the counsel of the Korean Export Insurance Company demanding payment on the on the funds they advance on behalf of Human Electronics. The total amount of these two claims, excluding attorneys’ fees and other expenses, is approximately $2.1 million. Additionally, we were notified by our credit card processing company that it will be required to increase its restricted cash reserves by approximately $1.0 million through December 2006 to support its credit card processing. These issues as well as our history of historical operating losses, negative working capital, and risks normally associated with debt financing including the risk that our cash flow will be insufficient to meet required payments of principal and interest make the ability of our company to meet our financial obligations as they become due uncertain.

These conditions raise substantial doubt about our ability to continue as a going concern.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty. We plan to continue our efforts to identify ways of reducing operating costs and to increase liquidity through equity and debt financing.

On October 18, 2006, we closed a debt financing transaction with Laurus Master Fund Ltd., under which we secured from Laurus a term loan of $4.0 million and a revolving credit line of up to $11 million. Concurrently with the completion of the Laurus financing transaction, we amended our letter loan agreement with SMH and borrowed from SMH an additional $1.5 million. We used a portion of the proceeds available under the Laurus financing to repay amounts owed to certain other lenders, including amounts owed to Crossroads Capital and Ronald M. Popeil. We believe the balance of the funds available to us under our financing arrangements with Laurus and SMH will be sufficient to satisfy our working capital requirements for the next six months. We plan to raise additional capital through one or more debt or equity financing transactions as needed if we are unable to generate sufficient cash flow from our operating activities. We have also taken steps to reduce expenditures, salaries and other operating costs.

Capital Resources

We have not incurred any significant capital expenses during the periods presented and do not have any significant anticipated capital expenditures for the coming year. If capital needs should arise, we will fund them from cash from operations or will obtain financing in connection with their acquisition.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Contractual Obligations and Commercial Commitments

The following table illustrates our contractual obligations and commercial commitments as of June 30, 2006 and include the effects of our acquisition of the Ronco business.

Contractual Obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations (1)	45,613	10,947	21,894	12,772	—
Long-Term Debt Obligations, reclassified as Current Debt (2)	15,131,724	15,131,724	—	—	—
Estimated Future Interest on Debt (3)	1,300,000	1,300,000	—	—	—
Operating Lease Obligations	7,351,532	495,605	1,379,393	1,464,408	4,012,126
Purchase Obligations (4)	5,867,494	5,867,494	—	—	—
Total	29,696,363	22,805,770	1,401,287	1,477,180	4,012,126

(1)	Excludes contractual obligations with a term of 30 days or less.
(2)
Includes promissory notes to Seller Entities of $13,026,85, the Wells Fargo line of credit of $384,000 and the loan from Sanders, Morris Harris of $1,540,185 that may have an occurrence of default, and are classified as current on the financial statements.

(3)	The future interest for the Seller Note was only calculated for one year because the debt is shown as current on the financial statements.
(4)	$5,867,494 are purchase orders for future sales.

Our principal executive offices are located at 61 Moreland Road, Simi Valley, CA 93065, where we lease office space and a storage facility for approximately $56,000 per month.

Effects of Inflation and Foreign Currency Fluctuations

We do not believe that foreign currency fluctuations significantly affected our financial position and results of operations as of and for the fiscal year ended June 30, 2006 or the three months ended September 30, 2006.

We do not believe that inflation or changing prices has had a material impact on our net sales, revenues or net loss for the year ended June 30, 2006 or the three months ended September 30, 2006.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks, which includes changes in interest rates and, to a lesser extent, foreign exchange rates. We do not engage in financial transactions for trading, speculative or hedging purposes.

Our revolving line of credit with Wells Fargo in the original principal amount of $1,234,000 carried interest at 1% above LIBOR, which was 6.375% at June 30, 2006 or ½% below prime, at our option. This facility was to expire on September 20, 2006. We repaid this loan in full and terminated our agreement with Wells Fargo by September 2006.

The fees due under our factoring agreement varied between 2% and 5.75% depending on whether the account was collected in less than 15 days or in up to 75 days. The rate would go up by 1% every 15 days thereafter and there is no maximum rate. The fees were not tied to interest rates. As of September 28, 2006 we had assigned $2.9 million of our accounts receivable to this factor. The factoring agreement expired on May 1, 2006, but the agreement was extended on a month to month basis. On October 6, 2006 we extended our factoring agreement until October 1, 2007. We repaid all amounts under this facility and terminated the factoring agreement in connection with the financing transaction with Laurus that we consummated in October 2006.

We enter into a significant amount of purchase obligations outside of the United States, primarily in China, which are settled in U.S. dollars. Therefore, we believe we have minimal exposure to foreign currency exchange risks. We do not hedge against foreign currency risks.

Our pre-tax earnings and cash flows are exposed to change in interest rates as our borrowings under our term loan with Laurus bears interest at a specified prime rate plus 2%, and our credit line with Laurus bears interest at a specified prime rate plus 1%. As of October 31, 2006, our term loan carried interest at 10.25%, and our credit line carried interest at 9.25%. As of October 31, 2006, a hypothetical immediate 10% adverse change in prime interest rates relating to our term loan and our credit line would have an approximate $989,000 unfavorable impact on its earnings and cash flows over a one-year period, assuming the borrowing level remains consistent with the outstanding borrowings as of October 31, 2006. The fair value of the borrowings under the credit facility is not affected by changes in market interest rates.

BUSINESS

Overview

We are a developer, marketer and distributor of branded consumer products for the kitchen and home. Our products are primarily sold through direct response television marketing by broadcasting 30-minute long advertisements commonly referred to as “infomercials.” Ronald M. Popeil, our principal consultant and founder of the Ronco business, began selling products under the Ronco brand over forty years ago.

We were incorporated under the name Fi-Tek VII, Inc. under the laws of the State of Delaware on July 12, 1990. Before June 30, 2005, we were a “blank check” company. During that time, we engaged in no significant operations other than the search for, and identification and evaluation of, possible acquisition candidates.

In June 2005, we (at the time operating under the name Fi-Tek VII, Inc.) completed a series of related transactions, pursuant to which we acquired assets comprising the Ronco business. The acquired assets and business were previously owned and operated by Ronco Inventions, LLC, Popeil Inventions, Inc., and RP Productions, Inc., which we refer to collectively as the predecessor entities. We also acquired certain patents and other intellectual property rights from Mr. Popeil. Mr. Popeil is the primary beneficiary of a family trust, RMP Family Trust, which owns and controls the predecessor entities. On June 30, 2005, we changed our name to Ronco Corporation.

The Ronco Acquisition

In October 2003, Richard F. Allen, Sr., our former Chief Executive Officer, commenced discussions with Mr. Popeil regarding the possibility of purchasing the business of the predecessor entities. Mr. Allen enlisted the assistance of UCC Capital Corporation, an advisory firm based in New York, and certain of its principals to provide advice on the specific structure of the proposed acquisition.

On October 15, 2004, these parties formed Ronco Marketing Corporation for the purpose of acquiring the assets comprising the business of the predecessor entities and certain patents and intellectual property rights from Mr. Popeil. Upon formation, shares of Ronco Marketing Corporation’s common stock were initially issued to a group of entities owned and controlled by the principals of UCC Capital Corporation, including Copper Beech Equity Partners LLC, Coll International LLC and Content Holding LLC. We refer to these entities, collectively with their affiliates, as the “venture group.” Ronco Marketing Corporation secured its initial working capital through the sale of additional shares of its common stock and the issuance of approximately $392,000 in promissory notes to three investors, Frank Milewski, Paul Wallace and the Terra Nova Group, who we refer to as the “Ronco private group.”

On December 10, 2004, Ronco Marketing Corporation entered into an asset purchase agreement with the predecessor entities to acquire substantially all of the assets of the predecessor entities and certain patents and intellectual property rights from Mr. Popeil for a total purchase price of $56.509 million, consisting of $40.209 million in cash and $16.3 million in the form of promissory notes. Costs associated with the transaction were approximately $5.7 million, including fees to investment bankers and other professional advisors who assisted with the transaction. Transaction costs also included the issuance of an aggregate of 173,713 of our shares to Wesley Ramjeet and Gilbert Azafrani, our former general counsel, for services rendered in connection with the purchase of the Ronco business. In connection with the asset sale, the predecessor entities and Mr. Popeil also entered into an assignment and assumption agreement with Ronco Marketing Corporation on June 30, 2005, whereby the predecessor entities and Mr. Popeil assigned all of their rights, title and interest in and to certain trademarks, copyrights, patents and other intangible assets to Ronco Marketing Corporation. Pursuant to the agreement, Ronco Marketing Corporation also assumed certain of the predecessor entities’ liabilities. The sale of assets and other transactions contemplated under the asset purchase agreement closed on June 30, 2005.

On May 23, 2005, we entered into an agreement and plan of merger with Ronco Marketing Corporation. Ronco Marketing Corporation’s primary asset, as of May 23, 2005, was its asset purchase agreement with the predecessor entities and Mr. Popeil. Pursuant to the merger agreement, our wholly-owned subsidiary, Ronco Acquisition Corporation, merged with and into Ronco Marketing Corporation and Ronco Marketing Corporation subsequently became our wholly-owned subsidiary. The closing of the merger occurred on June 29, 2005. Upon the closing of the merger we completed a 1 for 89 reverse stock split of our outstanding shares of common stock. In addition, upon the closing of the merger (i) each share of our common stock issued and outstanding immediately prior to June 29, 2005 remained issued and outstanding, (ii) each share of Ronco Acquisition Corporation’s common stock issued and outstanding immediately prior to June 29, 2005 ceased to be outstanding and was converted into one share of common stock of Ronco Marketing Corporation and (iii) each share of Ronco Marketing Corporation’s common stock issued and outstanding immediately prior to the June 29, 2005 ceased to be outstanding and was converted into and exchanged for 1.6452794 shares of our common stock, for an aggregate of 800,002 post reverse split shares. Our then existing stockholders (our stockholders prior to the merger) retained the remaining 477,639 shares of our outstanding common stock following the merger.

On May 20, 2005, Ronco Marketing Corporation entered into an advisory agreement with Copper Beech Equity Partners LLC, Copperfield Equity Partners LLC, Coll International LLC, and Content Holding LLC whereby they would act as exclusive financial advisor to Ronco Marketing Corporation. Pursuant to the agreement, as compensation for their services in connection with Ronco Marketing Corporation’s purchase of assets from the predecessor entities, we paid cash fees consisting of (i) a base fee of $1,800,000 and (ii) an incremental fee equal to five percent of any of our cash and cash equivalents in excess of $6 million at the closing. As compensation for their services in connection with the merger, we also issued Copper Beech, Coll and Content Holding an aggregate of 533,334 shares of common stock at a price of $0.01 per share. We also reimbursed a total of $700,000 to Copperfield Equity Partners, Coll International, and Content Holding for certain expenses incurred in connection with the purchase of these assets.

On May 26, 2005, Ronco Marketing Corporation entered into an exclusive placement agent agreement with Sanders Morris Harris, Inc. pursuant to which Sanders Morris Harris identified subscribers to purchase shares in our Series A Convertible Preferred Stock financing that closed on June 30, 2005. Pursuant to the terms of the placement agent agreement and in consideration of services provided by Sanders Morris Harris, we paid Sanders Morris Harris $3,500,000, issued Sanders Morris Harris a warrant to purchase 266,667 shares of our common stock and reimbursed them for certain out-of-pocket expenses. The warrant has an exercise price of $3.77 per share and is exercisable for five years from July 1, 2005. The agreement terminated following the financing. Messrs. A. Emerson Martin, II and Gregg A. Mockenhaupt are each managing directors of Sanders Morris Harris and also were members of our board of directors.

In order to finance the cash portion of the purchase price of the Ronco business, we issued and sold 13,262,600 shares of our Series A Convertible Preferred Stock, not including four shares of Series A Convertible Preferred Stock that were paid for but that had not been issued as of the date of this prospectus for an aggregate of $50 million. Each share of Series A Convertible Preferred Stock is currently convertible into one share of our common stock. Holders of the Series A Convertible Preferred Stock are entitled to one vote per share, and the Series A Convertible Preferred Stock votes together with our common stock on all matters. Holders of our Series A Convertible Preferred Stock are also entitled to cumulative dividends at a rate of $0.1885 per share per annum payable quarterly in arrears, at our option in cash or Series A Convertible Preferred Stock. We offered and sold these shares of Series A Convertible Preferred Stock in a private transaction that closed contemporaneously with the asset purchase. In connection with the sale of the Series A Convertible Preferred Stock, we agreed to file the registration statement of which this prospectus is a part with the SEC to register the sale of the shares of common stock underlying the Series A Convertible Preferred Stock. We agreed that if the registration statement was not declared effective on or before October 28, 2005, we would be obligated to pay (pro rated for periods less than a month) a penalty equal to $500,000 (1% of the aggregate offering price of the preferred stock) per month until the registration statement was declared effective.

On June 28, 2006, the holders of our Series A Convertible Preferred Stock agreed to waive the cash penalty payable under the registration rights agreement and agreed to accept 2,040,546 shares of Series A Convertible Preferred Stock (or 0.153857 shares of Series A Convertible Preferred Stock for each share of Series A Convertible Preferred Stock) as full payment of the dividends payable on October 1, 2005, January 1, 2006 and April 1, 2006. On July 21, 2006, our Board of Directors declared a dividend payable in these shares to the holders of the Series A Convertible Preferred Stock. Under the terms of our agreement with the holders of the Series A Convertible Preferred Stock, on July 21, 2006, the Board of Directors also declared a dividend payable in 277,778 shares of Series A Convertible Preferred Stock to holders of the Series A Convertible Preferred Stock in satisfaction of the dividend due on July 1, 2006. Pursuant to this dividend payment, each holder of Series A Convertible Preferred Stock became entitled to receive 0.020933 shares of Series A Convertible Preferred Stock for each share of Series A Convertible Preferred Stock held by the stockholder on the record date of the dividend payment. See “Description of Securities.”

In connection with the purchase of the Ronco business, Ronco Marketing Corporation also issued promissory notes in the aggregate principal amount of $16.3 million. The aggregate principal amount issued was based on the estimated net value of the acquired assets, as defined in the asset purchase agreement, and was subject to adjustment based on the actual net value of these assets. On October 18, 2006, in connection with the financing transaction completed with Laurus Master Fund Ltd., we amended our agreement with Mr. Popeil and the predecessor entities, under which they agreed that the original aggregate principal payable on the notes was approximately $13.158 million.

The promissory notes bear simple interest at a rate of 9.5% per annum. The required payment amounts under these promissory notes in any period are based on the per-unit dollar value of products shipped by us within the period, as provided in the purchase agreement. Any outstanding principal and interest on the notes will become due and payable in full on the earlier of a change of control transaction or June 29, 2010. We may prepay all or any portion of the then-outstanding balance of these promissory notes at any time without incurring a premium or penalty. Upon occurrence of an event of default that is not cured within the time period specified in the promissory notes, the interest rate on the promissory notes will increase immediately to 11% per annum and any unpaid principal and interest will become immediately due and payable. In addition, Mr. Popeil will have the right to reclaim any ownership interest in his name and likeness previously sold or licensed under the asset purchase agreement and will receive a right of first refusal to purchase the intellectual property rights acquired under the asset purchase agreement before these rights may be sold or transferred to any other party.

Under the terms of the agreement we recently signed with Mr. Popeil and the predecessor entities in October 2006, we, Mr. Popeil and the predecessor entities agreed to amend and clarify the terms of our payment obligations under the promissory notes. Through September 30, 2006, we repaid approximately $1.29 million of the original principal amount under these notes. Since October 20, 2006, we repaid an additional $1.65 million of the principal amount of these notes pursuant to our agreement with Mr. Popeil and the predecessor entities that we signed in October 2006. On November 30, 2006 the Company made another payment of approximately $340,000 under the promissory notes. As of November 30, 2006, the balance on these notes was approximately $11.5 million, including accrued interest of $1.6 million.

The following table summarizes these transactions relating to our purchase of the Ronco business and our corporate structure:

Our Products

We operate in a single operating segment which designs, sources, markets and distributes our products. We currently offer two product categories: kitchen products and household products. The majority of our products were developed by Mr. Popeil, and we acquired the intellectual property rights underlying those product lines through our acquisition of assets from the predecessor entities and Mr. Popeil. All of our products carry the Ronco or Popeil brand names.

Kitchen Products

We manufacture or source, market and distribute innovative, affordable and highly functional products for use in kitchens. Our products include the following:

•	Showtime Rotisserie & BBQ	•	Electric Food Dehydrator

•	Six Star+ Cutlery Set	•	Popeil’s Pasta Maker

•	Solid Flavor Injector

We have also, over the last year, reintroduced products previously sold by the predecessor entities, including the Chop-O-Matic, Bagel Slicer, Dial-O-Matic and Inside the Shell Egg Scrambler.

Our most prominent and successful product line today is our family of Showtime Rotisserie & BBQ electric rotisserie ovens and accessories. We offer several models of Showtime ovens including the standard unit, the compact unit and the professional unit. In addition, we sell a variety of accessories which complement this appliance, including cookbooks, food products, flavor injectors, gloves, racks, and self-turning kebab rods. Historically, our Showtime rotisserie products have had very low return rates, averaging 3% of units sold. Since the 1998 launch of this product family, over $750 million in Showtime-related products have been sold. The majority of the sales originated from direct response television marketing. In January 2005, our Showtime rotisserie oven was rated by the Wall Street Journal to be a superior infomercial product offering and a superior cooking appliance.

Another one of our prominent product line is the family of Six Star+ Cutlery Sets of knives for use in residential kitchens. We offer a range of accessories that complement our Six Star+ Cutlery Sets, including flatware, knife sharpeners, scissors and wooden blocks. Since this product family’s introduction in November 2003, over 650,000 Six Star+ Cutlery Sets have been sold with a return rate of less than 3%.

Since 2002, the Showtime family of products and the Six Star+ cutlery family of products have accounted for in excess of 94% of our revenues. Revenues from these products, however, have been in decline, primarily due to the fact that our infomercial for our rotisserie line is more than two and a half years old and the infomercial for our cutlery line is more than two years old. Historically, our infomercials generate the highest sales in the first six to twelve months then decline as the infomercial loses its freshness. We intend to increase revenue by producing new infomercials for our existing products and for new products that we intend to introduce, increasing wholesale distribution of our existing products and by expanding into international markets.

  Household Products

We also manufacture or source, market and distribute the Pocket Fisherman and GLH Formula Number 9 Hair System. We are maintaining the Pocket Fisherman because it is a classic and instantly identified with the Ronco brand. GLH has a very loyal following and we believe it will offer licensing opportunities in the future. We may re-introduce other Ronco brand household products to the market over time, including the Rhinestone and Stud Settler, Mr. Microphone, Mr. Dentist, the Smokeless Ashtray, CleanAire Filter, Miracle Broom, the Cordless Electric Portable Sewing Machine and Ronco record compilations.

We believe that our products are characterized by their fundamental utility, innovation, quality and value. The majority of our products were developed by Mr. Popeil, and we acquired the intellectual property rights underlying those product lines through our acquisition of the Ronco business. We have established multiple sourcing relationships with manufacturers that provide us with low-cost, high-volume production capacity, consistent product quality and quick response times. We have also established a highly-efficient order fulfillment system which integrates our own systems and processes with those of nationally-recognized third-party telemarketing and fulfillment vendors. We believe that our order fulfillment process provides a high degree of customer satisfaction and leads to product up-sells and repeat business.

Our Industry

Direct response marketing is a form of advertising or promotion that seeks to generate an immediate sale or lead from prospective customers. The direct response industry, which consists of direct response television, marketing, live home shopping channels, direct mail, catalogs, internet marketing and advertising, and outbound telemarketing, is one of the fastest growing segments of the retailing industry.

Direct response marketing allows marketers to develop, test, implement, measure and modify their marketing programs. The advertiser can monitor exactly how much business is derived from each station, each commercial flight and each creative effort. Direct response television has succeeded as a medium in part because the format allows potential purchasers to see products actually in use. Direct response television combines the power of television with the precision of direct marketing. Top direct response television product categories have historically included fitness equipment (Bowflex, Buns of Steel, 60-Second Abs); housewares (Magic Bullet, Miracle Blade, Perfect Pancake, Food Saver, George Foreman Grill, Turbo Cooker); beauty products (Proactiv, Natural Advantage, Youthful Essence); healthcare and diet products (Six Week Makeover, CyberSonic, Ionic Breather, CortiSlim), and coins and collectibles (The Franklin Mint, Morgan Mint, American Historic Society).

Direct response television consists of both short-form infomercials and long-form infomercials. Short-form infomercials are typically one to three minutes in length and are used to market simple, easy-to-understand products with very affordable price points. In contrast, long-form infomercials are typically twenty-eight to thirty minutes in length and utilize a more elaborate sales pitch, which generally involves identifying a problem or need and introducing a product solution, supported by product demonstrations, question-and-answer sessions and audience testimonials. Long-form infomercials are the medium of choice for products sold at a higher price point and require a more elaborate presentation of the product’s features and benefits.

Many infomercials are filmed before a studio audience and feature one or more hosts to explain and demonstrate the virtues of a given product, solicit audience member testimonials and then present the opportunity to purchase a given product through a toll-free phone number provided during the infomercial. The atmosphere created within an infomercial is generally positive and high-energy to convey the benefits created by a product. Often, celebrities are enlisted to act as hosts or to otherwise endorse products marketed through infomercials.

Companies who market their products through direct response television typically purchase commercial airtime from local broadcast stations and regional and national cable television operators across the country, either directly or through media buying agencies. Infomercial programs are most commonly run during late night and overnight time periods during the week and throughout the day on weekends.

Availability of time periods varies from station to station, depending on programming. The majority of customer purchases occur within the first four hours following the airing of infomercial programs. Some direct response television companies also choose to market their products through retail channels, particularly after a product has been on air a sufficient amount of time to build brand awareness required for success at the retail level.

In addition to domestic television and retail channels, there is generally a significant demand for U.S. direct response television products internationally. A direct response television company with a successful product in the U.S. may work with one or more international distributors who specialize in bringing U.S. direct response television products to countries around the world. Some of the leading international distributors for direct response television products include Thane, Interglobal, TV Shop, TelSel, and Northern Response.

Marketing and Distribution

We primarily distribute our products through three channels: direct response television marketing, wholesale and retail outlets, and online commerce. These channels and new product strategy with respect to marketing and distribution are described below.

  Direct Response Television (Infomercials)

We market our products direct to consumers through thirty-minute infomercials, which allow potential customers to see demonstrations and hear testimonials of our products. Since 2002, in excess of 77% of our gross product sales have been generated through direct response television marketing. Our infomercials provide viewers with the opportunity to purchase our products by calling a toll-free phone number provided during the infomercial. Of the 210 broadcast markets in the U.S., we primarily focus on the top 90 markets for infomercials, airing on as many as 4 to 8 stations in each market. We ensure the highest profitability from the broadcast of our infomercials by closely monitoring media costs per order and encouraging telemarketers to suggest additional products to all customers who call the toll-free number. Most of our infomercials air between Friday evening and Saturday afternoon to ensure the maximum viewership.

We produce our own infomercials, and purchase television media through our internal media group, which does business as Castle Advertising. We purchase broadcast and cable time to reach consumers. Castle Advertising employs several highly trained media buyers who purchase media on our behalf at pricing that we believe is significantly below that which would be obtainable through the use of a third-party media buying agency. In contrast, other infomercial companies will typically have a modest staff of in-house buyers and outsource most of their media buying activities to third-party agencies. We believe this competitive practice provides us a distinct competitive advantage.

Castle Advertising also functions as an independent agency and receives agency commissions from media outlets, thereby reducing our net media costs. Media expenditures are highly volatile and depend on many factors, including type of television station, short or long-form infomercial, time slots for our target audience, rating and size of audience delivered, seasonal influences on available media inventory, general market trends, and negotiation of packaged deals.

We also intend to supplement our direct response television distribution channel by continuing to develop and expand sales through our customer service department and our third party outbound telemarketers.

Wholesale and Retail Distributions

In addition to television marketing, we sell our products through selected traditional retailers. These wholesale arrangements are made through agents and distributors and directly to large retail chains. During the period from 2002 through June 30, 2005, sales through wholesale and retail distribution channels accounted for approximately 19% to 26% of our gross product sales. In the fiscal year ended June 30, 2006, sales through wholesale and retail distribution accounted for 38% of our gross product sales.

We plan to expand our retail distribution network by entering into direct distribution agreements with key national retailers of household and home improvement products. We are currently in discussions with a number of mass merchants, department stores and large retail chains in an effort to achieve wider retail distribution of our products nationwide. In September 2005, we began shipping our rotisserie ovens to Wal-Mart Stores, Inc. and have successfully secured a repeat of this program that shipped in September 2006.

  Online Commerce

We sell direct to consumers through our website, www.ronco.com. Historically our website has primarily been used by viewers of our television infomercial as an alternate means of purchase and by existing customers to buy additional products and accessories. While sales through our e-commerce distribution channel have grown substantially, we believe our current website lacks many commonly-available e-commerce features that would improve the customer experience and increase our sales. In order to address this untapped opportunity, we plan to make a number of modifications and enhancements to our existing website operations. The enhancements and improvements that were completed include improving our technology infrastructure to accommodate higher traffic counts and simultaneous transaction processes. We are continuing to increasing online features to enable product up-sells, product recommendations, automated customer service, product demonstrations, customer affinity programs and overall branding. We are also providing higher quality online streaming of past and future infomercials and adding content that will draw potential customers to our site for repeat visits and for longer durations, including online newsletters, sweepstakes and promotions, and an expanded our recipe section featuring celebrity chef recipes and automated affiliate links. We expect to complete these enhancements within the next twelve months. Historically, online sales has represented approximately between 6 and 10% of our gross product sales.

New Product Strategy

We have historically focused a substantial portion of our creative, managerial and capital resources within a given period on a single product and have not diversified our business. Until the November 2003 launch of the Six Star+™ Cutlery Set, a launch which overlapped with the marketing of our Showtime Rotisserie line, Mr. Popeil had not simultaneously invested in and featured more than one major product line in a long-form infomercial at the same time. In addition, our historical product development efforts have relied solely on the inventions of Mr. Popeil, which could constrain our ability to respond to market opportunities on a timely basis or with forward-thinking product ideas. We intend to diversify our sources of product development and our emphasis on a given product category. We also intend to pursue a new product strategy by which we will:

Work Closely with Mr. Popeil to Create New Products that Leverage our Historical Competencies in Product Development and Marketing

As an inventor, Mr. Popeil has conceived of, developed and produced a succession of unique and highly-functional products that have been well-suited to infomercial marketing, which feature thorough product demonstrations, discussions of a product’s virtues and user testimonials. As a model, the sales of our Showtime product family demonstrates the effectiveness of infomercials as a marketing medium and the value that we can create through innovative product design. On June 30, 2005, we entered into a new product development agreement with Mr. Popeil which provides that we will have an exclusive relationship with Mr. Popeil with respect to new product inventions for the next two years. In October 2006, we amended our agreement with Mr. Popeil and confirmed that we had no right or interest in the product identified as the Turkey Fryer, and we granted to Mr. Popeil a world-wide, perpetual transferable royalty free license to use his name and likeness on the packaging of the Turkey Fryer, on the Turkey Fryer itself and in connection with the manufacturing, marketing and sale of the Turkey Fryer.

Add Complementary Products to our Existing Primary Product Lines

We plan to introduce product line extensions to our major product families in the future, including the Showtime Rotisserie and the Food Dehydrator, to take advantage of their imbedded customer bases and our cumulative media investment in building each sub-brand. In addition, most of our products have not been “versioned.” We believe this product differentiation will result in extended product life and allow us to increase our market share and the retail shelf space for our products.

Introduce New Ronco-branded Product Lines that Innovate Through Packaging and Pricing

We believe the success experienced thus far with the Six Star+ Cutlery Set product line serves as a demonstration of the value that the Ronco brand can bring to the marketing of less unique items. Our cutlery product line takes advantage of the large market in cutlery sold through direct response television. While we own no intellectual property with respect to this product line, we have created a strong market position for our product offering through the value proposition (24 knives for $39.95), the Ronco brand, and our infomercial marketing and sourcing expertise. We intend to continue to selectively leverage our brand and market position to introduce and sell non-proprietary products.

Introduce Unique Products from Third Parties that have the Opportunity to be Major Contributors

We regularly receive new product ideas. We anticipate formalizing a process of new product evaluation and market testing. This effort would include identification of products that could be the subject of infomercial marketing by us under a license or royalty arrangement. Opportunities also exist within the industry to either purchase or form a joint venture with companies who have potentially successful product lines, but could benefit from our brand, marketing expertise and established distribution channels.

  Long-Term Marketing and Distribution Strategy

Our objective is to increase our revenue, profitability and cash flow while growing our position as a direct response television marketer of branded products for use in the kitchen and elsewhere around the home. Our strategy for this objective includes the following key elements:

Expand Retail Distribution

We believe there is a substantially untapped opportunity to market our products through traditional retailers. To date, over five million Showtime™ Rotisserie & BBQ units have been sold. Approximately three million of those units were sold through direct response television channels and two million through retailers. This represents a ratio of less than one retail unit sale for each one direct response television sale. Therefore, a core component of our strategy to increase revenue is to expand retail distribution of our products by entering into direct distribution agreements with key national retailers of household and home improvement products. We are also re-focusing our existing wholesale distribution relationships to target selected smaller or regional retail chains while we develop direct relationships with the larger retailers, in an effort to improve our gross margins. As part of this strategy, we have selectively re-introduced certain of our existing products into retail distribution.

Enhance our Online Commerce Capabilities

While sales through our e-commerce distribution channel have grown substantially, we believe our current website lacks many commonly-available e-commerce features that would improve the customer experience and increase our sales. In order to address this untapped opportunity, we plan to make a number of modifications and enhancements to our existing website operations. The enhancements and improvements that were completed include improving our technology infrastructure to accommodate higher traffic counts and simultaneous transaction processes. We are continuing to increase online features to enable product up-sells, product recommendations, automated customer service, product demonstrations, customer affinity programs and overall branding. We are also providing higher quality online streaming of past and future infomercials and adding content that will draw potential customers to our site for repeat visits and for longer durations, including online newsletters, sweepstakes and promotions, and an expanded our recipe section featuring celebrity chef recipes and automated affiliate links. We expect to complete these enhancements within the next twelve months.

Expand International Distribution

We sell a nominal amount of product in international markets. In addition, the Showtime product is marketed in Canada either through television/telemarketing (via Northern U.S. television stations) and The Shopping Channel or through retail outlets. We believe that our international market opportunity is vastly untapped and that the emergence of additional television shopping channels in Western Europe, Latin America and Asia present additional market opportunities. Beginning in February 2006, we began targeting these markets for export; this program includes both multi-national import/export companies, as well as individual in-country importers. We have signed an agreement with Interglobal International Ltd. to act as our distributor in this endeavor.

Leverage our Customer Database for Relational Marketing Programs

We maintain a database of over four million customers while adding many thousands of customers each month, which is a valuable asset for current and future sales. To date, we have not exploited the potential value of this asset. We currently generate revenues through mining our customer lists and occasionally renting our list to third parties for a fee. Among the tools we are currently testing or developing are outbound telemarketing programs, catalogs, direct mail offers, and email.

Manufacturing

We currently outsource manufacturing of our products, primarily to China. We have been sourcing Six Star+ Cutlery and related products in China since November 2003. Delivery of Showtime Rotisseries from China began in September 2004. Our manufacturing was sourced in Korea prior to China. Our Chinese sourcing partner will assist us going forward with product development, product line extensions, quality control, and ongoing review of manufacturing and distribution. We will continue to re-engineer many of our business processes over the next several years.

We enjoy the protection of sixteen patents covering the design and manufacture of the Showtime Rotisserie & BBQ, and own the tooling and dies currently used by our manufacturers and their sub-contractors for production. Manufacturing of the Showtime product line is streamlined. Since the primary differentiation among all three Showtime units is width, common parts, including side panels, motor, gear assemblies, and electrical wiring are utilized. This allows for extremely efficient production and allocation among suppliers. There is a six to eight week production cycle from issuance of a purchase order to the product arriving at port in Los Angeles. This quick turnaround enables us to maintain relatively low levels of inventories and allows for efficient production.

Fulfillment and Customer Service

We utilize telemarketing service bureaus to handle most of the inbound traffic generated by potential customers who are calling one of the toll-free phone numbers provided within our infomercials. Each show has a unique toll-free phone number, enabling us to gather important data for determining the profitability of individual shows and products and the efficacy of our media buying. We have also implemented the use of unique internet URL addresses to track the traffic increase from our media to internet sales.

Potential customers call into a toll-free number, received by our telemarketing partners. Our telemarketing vendors route a customer's order, via order-fulfillment software, for approval. We use third-party vendors to process customer payments.

When an order is placed and the original method of payment is declined, our customer service department contacts the potential customer to obtain an alternate method of payment. It is our experience that approximately 75% of such orders are recovered. We operate an in-house 80 seat customer contact center and utilize strategic partnerships with off-site vendors for customer service support during our peak volume periods. We also operate a 30-seat data entry center, which handles our written correspondence, product warranties, returns, collections and quality assurance for all aspects of our call center operations. Together, these departments generate sales revenues from inbound customer service inquiries, as well as outbound campaigns to existing customers. This customer contact center not only handles basic customer service inquiries, but also has instituted a number of successful inbound and outbound telemarketing programs that are currently generating significant revenues at attractive margins.

All approved orders are routed to a fulfillment house, which remits shipping status notifications back to us through our order-fulfillment software. The majority of our physical inventory is warehoused by our fulfillment partners.

Arrangements with Ronald M. Popeil

Although Mr. Popeil has not assumed day-to-day operational duties or executive responsibilities with us, he is continuing to be involved in our business as a consultant. We believe it is in our best interests and our stockholders’ best interests to maintain a close working and financial relationship with Mr. Popeil. Accordingly, we have entered into several agreements with Mr. Popeil including a consulting services agreement, a trademark co-existence agreement and a new product development agreement. We have also entered into an agreement with Mr. Popeil pursuant to which we will pay Mr. Popeil a percentage of the gross profits generated from the sale of our products, which occur as a result of his ongoing personal appearances on QVC or other television or online shopping venues. In connection with our recent debt financing transaction with Laurus Master Fund Ltd., on October 18, 2006, we entered into an agreement with Mr. Popeil, under which we agreed to amend certain of the terms under these agreements with Mr. Popeil.

Consulting Agreement with Ronald M. Popeil

On June 30, 2005, we entered into a consulting services agreement with Ronald M. Popeil for an initial term of three years. During the term of the agreement, Mr. Popeil will not enter into any consulting services, advisory services or employment agreement, nor directly provide consulting or advisory services to any entity or person that is in direct competition with our business or in violation of the new product development agreement, as described below. Pursuant to the consulting agreement, Mr. Popeil may, among other things, consult on the development of new products acquired by us pursuant to the new product development agreement. Mr. Popeil will also make the following personal appearances (each of which will be performed at Mr. Popeil’s sole discretion, unless otherwise noted):

•	Speak as our chief spokesperson for non-financial matters in all forms of media (not otherwise covered below);

•	Promote our image by making up to six appearances per year on nationally broadcast television programs, if invited or booked by us;

•	Make personal appearances for leading national retailers;

•	Participate in the mandatory production of up to three long-form infomercials per year for the direct response television marketing of our products, if we choose to produce them; and

•	Attend and participate in the Gourmet Show and Housewares Show (at our discretion).

We will pay Mr. Popeil an annual base fee of $500,000 per year, paid in equal weekly installments, at Mr. Popeil’s discretion, in the form of salary and/or payment of certain business expenses incurred by Mr. Popeil. Pursuant to the agreement with Mr. Popeil that we signed on October 18, 2006, we amended the terms of our consulting agreement with Mr. Popeil to increase the amounts payable to him by an additional $3,000 per week until all obligations payable to Mr. Popeil and the predecessor entities under our agreements with them are paid in full. In addition, we will pay Mr. Popeil certain fees for personal appearances in accordance with the following schedule:

•	Fees for chief public spokesperson, which will be negotiated on a fair and reasonable basis as and when appearance requests arise;

•	$10,000 per day for appearances on nationally broadcast television programs;

•	$10,000 per day for appearances for leading national retailers;

•	$50,000 for each infomercial produced;

•	$50,000 per day for the Gourmet Show and Housewares Show.

Mr. Popeil was eligible to receive stock options under the stock incentive plan that we intend to implement during our next fiscal year, based on his contribution to our growth, as determined by our board of directors in its sole discretion. Pursuant to the terms of the agreement we signed with Mr. Popeil in October 2006, in lieu of granting these options to Mr. Popeil, we agreed to issue a warrant to purchase up to 200,000 shares of our stock at an exercise price equal to the fair market value of our common stock based on the average bid price of our common stock for the 30 trading days immediately before the date of the warrant. We will also provide customary indemnification to Mr. Popeil with respect to our products, appearances and other items.

Trademark Co-Existence Agreement

On June 30, 2005, we also entered into an agreement with Mr. Popeil with respect to the names “Popeil,”  “Ron Popeil” and the name and any form of the likeness approved by Mr. Popeil (or one of his representatives), including the image, silhouette and voice of Mr. Popeil. The term of this agreement will continue so long as the trademarks are protected by applicable U.S. law. Mr. Popeil retains as his sole and exclusive property, the worldwide royalty-free perpetual rights with respect to the trademarks for certain uses, including autobiographical works, various media projects, and a specific licensing arrangement. We acquired the trademarks subject to the rights of certain third parties, including QVC, the Popeil Family Store.com and Marketing Development Group. Should certain events of default with respect to the promissory notes issued in connection with our purchase of the assets of the predecessor entities occur, we will grant Mr. Popeil a non-exclusive license (at no cost to Mr. Popeil) to use the trademarks in connection with the manufacturing, marketing and sale of certain specific new products as to which Mr. Popeil elects, pursuant to the new product development agreement, and terminate the applicable patent or other intellectual property licenses we hold.

Mr. Popeil retains the right to approve all uses of his name and likeness for any purpose including but not limited to products, packaging, advertising and displays, but with such approval not to be unreasonably withheld or delayed. Should Mr. Popeil die or become incapacitated, a designated representative of Mr. Popeil will exercise the right of approval.

New Product Development Agreement

On June 30, 2005, we entered into a new product development agreement with Mr. Popeil. Under the terms of the agreement, we have a fifteen day right of first refusal on all new consumer products (excluding all products that are autobiographical in nature) that are created by Mr. Popeil during the term, to the extent that Mr. Popeil owns and controls the rights to such products. Should certain events of default with respect to the promissory notes issued to the predecessor entities occur, the right of first refusal described above will be suspended until such event of default is cured. The purchase price of each new product will be negotiated and agreed upon on a fair and reasonable basis. The purchase price will include the cost of any product designs, prototypes, tooling and a completed commercial or infomercial.

The agreement also provides the terms of purchase for a specific product currently under development by Mr. Popeil, including a specific upfront payment and a per-manufactured-unit payment to be paid up to an aggregate maximum. We will also be obligated to pay the costs for all patent filings, tooling and infomercials related to this product and will be obligated to reimburse the out-of-pocket expenses incurred by Mr. Popeil in connection with the development of this product. All the intellectual property related to the product will remain with Mr. Popeil until the promissory notes, including any accrued and unpaid interest, are paid in full.

Mr. Popeil will have creative control over all new consumer products created by Mr. Popeil and sold to us under the new product development agreement, and control over all packaging, advertising, naming and promotion, including, without limitation, creative control over all stages of new product conception, creation, design, development and completion. Mr. Popeil has no obligation under the terms of this agreement to develop new products. Mr. Popeil will have the right to terminate the agreement if we breach any provision of the new product development agreement, the asset purchase agreement, the trademark co-existence agreement or the consulting agreement with Mr. Popeil, if the breach is not cured to Mr. Popeil's reasonable satisfaction within fifteen days of such breach. If there is a default with respect to the promissory notes, Mr. Popeil will have the right to (i) terminate any licenses for the intellectual property to any new products acquired by us, (ii) have any intellectual property with respect to the new products (except for Mr. Popeil’s name and likeness and associated trademarks) immediately conveyed to Mr. Popeil (at no cost to Mr. Popeil); (iii) acquire all of the tooling, dyes and other production materials and equipment owned by us and related licenses, leases and contracts and any advertising materials related to such new product; and (iv) under certain circumstances, receive a non-exclusive license (at no cost to Mr. Popeil) to use his name an likeness in connection with the manufacturing, marketing and sale of the new products. Under the terms of the agreement we signed with Mr. Popeil and the predecessor entities on October 18, 2006, Mr. Popeil entered into subordination agreements with Laurus Master Fund Ltd. and our other lenders, pursuant to which Mr. Popeil agreed that his rights under his agreements with us would be subordinate to the rights of Laurus and our other lenders, subject to certain terms and conditions.

Under our new agreement with Mr. Popeil that we signed on October 18, 2006, we confirmed and agreed that we have no right or interest in the product identified as the Turkey Fryer, and we granted to Mr. Popeil a world-wide, perpetual transferable royalty free license to use his name and likeness on the packaging of the Turkey Fryer, on the Turkey Fryer itself and in connection with the manufacturing, marketing and sale of the Turkey Fryer.

Sources of Supply

We maintain supply contracts with third party suppliers, located primarily in Asia, which include standard terms for production and delivery. Specific production amounts are ordered by separate purchase orders. We believe that we maintain good business relationships with our overseas manufacturers, although these relationships were strained due to our cash shortfall and our payments for products purchased exceeded our agreed upon terms.

We believe that the loss of any one supplier would not have a long term material adverse effect on our business because we believe we would be able to locate other suppliers that would be able to increase production to fulfill our requirements. However, the loss of a supplier could, in the short term, adversely affect our business until alternative supply arrangements are secured.

Backlog

Although we obtain firm purchase orders from our customers, customers typically do not make firm orders for delivery of products more than 30 days in advance. In addition, customers may reschedule or cancel firm orders. Therefore, we do not believe that the backlog of expected product sales covered by firm purchase orders is a meaningful measure of future sales.

Competition

The direct response television marketing industry includes numerous companies that market their products on television through infomercials. Competition among direct response companies is largely based on: (i) ability to place infomercials into television time slots that yield the highest viewership and customer generation for a particular product; (ii) ability to purchase air time at competitive prices, create brand awareness, and generate sales profitably; and (iii) product quality, reputation and pricing. In the U.S., we compete with several other companies and products in the direct response industry, including GT Brands, Telebrands, Idea Village, Guthy-Renker, Tilia (a division of Jarden, Inc.), and Sylmark. We believe, however, we have an advantage due to the strength of our brand and the consistent quality of our products.

We believe that manufacturers of small kitchen appliances, such as Cuisinart, Kitchen Aid, Oster, and DeLonghi, are not comparable competition because these products are mostly commoditized and are not characterized by unique, patented systems and designs. Currently, we believe there are very few competitive brands that market appliances equivalent to our proprietary models (such as the rotisserie and food dehydrator) in price, uniqueness or quality. We also compete with various manufacturers of kitchen knives and flatware, sold both through direct-to-consumer and retail channels. We believe that our Six Star+ line of products favorably competes on quality and durability at very attractive price points. In addition, some mainstream manufacturers, such as Panasonic, Salton, Sharper Image, and Nautilus, have turned to direct response television to create self-liquidating brand value.

Insurance Matters

We currently carry insurance policies through major carriers for product liability, general liability, commercial property, automobile, plant and equipment, marine insurance, workers’ compensation, directors and officers’ insurance and excess liability. We currently have key man life insurance coverage and disability coverage on Ronald M. Popeil in the aggregate amount of $15 million. Under the terms of our June 2006 loan agreement with Sanders Morris Harris, we assigned proceeds payable under this key man life insurance policy to Sanders Morris Harris as a lender and as agent for the under lenders under the loan agreement. In addition, we increased the limits of our directors and officers’ insurance commensurate with our status as a public company. In October 2006, Sanders Morris Harris reassigned the proceeds payable under the key man life insurance coverage on Mr. Popeil back to us under the agreement we signed with Sanders Morris Harris in connection with the loan transaction with Laurus Master Fund Ltd. Concurrently with this reassignment, we assigned proceeds payable under this policy to Laurus Master Fund Ltd. under the terms of our agreement with Laurus Master Fund Ltd., as described elsewhere in this prospectus.

Intellectual Property and Proprietary Rights

We acquired a significant amount of proprietary technology covering the design and manufacturer of our products. We rely on patents and confidentiality, non-disclosure and assignment of inventions agreements to protect our proprietary rights. We hold over thirty patents on the proprietary design and manufacturing processes of our products.

Our policy is to require employees and consultants to execute confidentiality agreements when their relationship with us begins. We also seek these protective agreements from suppliers and subcontractors. These agreements provide that confidential information developed or made known during the course of a relationship with us is to be kept confidential and not disclosed to third parties, except in specific circumstances. It might be possible for unauthorized third parties to copy aspects of our products or to obtain and use information that we regard as proprietary.

We also have trademarks in the U.S. and various countries around the world covering a variety of our marks.

Many participants in the consumer products industry have an increasing number of patents and patent applications. Third parties may, from time to time, assert infringement claims in the future alleging infringement by our current or future products. It is possible that these claims may require us to enter into license arrangements or may result in protracted and costly litigation, regardless of the merits of these claims.

Regulation

We are subject to federal, state and local regulations concerning consumer products safety. Foreign jurisdictions also have regulatory authorities overseeing the safety of consumer products. Foreign compliance regulations vary by country and because of these various certifications we have encountered a very lengthy approval process for marketing and selling products in the European Union (EU). This process has delayed shipments to our international distributor. We have completed the necessary electric and RoHS (a directive that bans the placing on the EU market of the new electrical and electronic equipment containing high levels of lead and other contaminants) certifications for the United Kingdom, which should enable us to expand our sales into this international market during the third and fourth quarters of fiscal 2007. Our small electric appliance products sold in the United States are listed by Underwriters Laboratory, Inc., which we refer to as UL, and similar products sold in other countries are listed with local organizations similar to UL, if required.

Employees

We currently have approximately 121 employees, including executive, management, warehouse, customer service, media buyers and maintenance personnel. None of our employees are members of a labor union. We believe that we have good relations with our employees.

Properties

Our principal executive offices are located at 61 Moreland Road, Simi Valley, CA 93065 where we lease office space and a storage facility of approximately 81,646 square feet. This facility serves as our principal administrative offices, customer service center and media-buying offices. Our current lease expires April 30, 2016. The monthly base rent under the lease is $44,905 for the first year and increases by approximately 0.97% each year thereafter. The lease also provides that we must pay approximately $9,800 each month for taxes, insurance, landscaping, management and reserves.

We anticipate that we will be able to extend the lease on terms satisfactory to us and believe that our existing facilities are well maintained and in good operating condition. We do not own or lease any additional space.

Legal Proceedings

On April 3, 2006, Palisades Master Fund, L.P. (“Palisades”), a holder of our Series A Convertible Preferred Stock, filed a lawsuit against us in the United States District Court for the Southern District of New York, claiming breach of contract based on our failure to have a registration statement declared effective by October 28, 2005 for the sale of Palisades’ shares of our common stock and failure to pay dividends and penalties to Palisades. On September 29, 2006, Palisades filed an Amended Complaint, claiming that Palisades also incurred damages due to Ronco's alleged failure to timely issue documents that would allow Palisades the ability to sell its common stock pursuant to Rule 144. Palisades claims that Ronco's alleged conduct was in breach of the Certificate of Designation. In October 2006, this case was dismissed without prejudice.

On May 22, 2006, Evan J. Warshawsky, our former Chief Financial Officer filed a lawsuit in Los Angeles County Superior Court against us seeking damages in excess of $600,000 in connection with his termination. The complaint alleges causes of action for breach of employment agreement, declaratory relief and wrongful termination in violation of public policy. The lawsuit was stayed pending resolution of the arbitration . The parties have not begun arbitration proceedings. Effective October 1, 2006, we settled this claim. Pu rsuant to the terms of the settlement agreement, in consideration for a full release of claims by the parties: (a) we agreed to waive our right to repurchase 160,063 shares of our common stock previously issued to Mr. Warshawsky pursuant to our employment agreement with him; (b) we agreed to transfer to Mr. Warshawsky a vehicle previously purchased for him by us; and (c) we agreed to enter into a Consulting Agreement with Definity Design Group, Inc., an entity owned by Mr. Warshawsky, for certain business consulting services. Pursuant to the Consulting Agreement, we agreed to pay to Definity Design Group a total retainer of $468,000, payable in equal monthly installments over the twenty-four (24) month term of the agreement, subject to certain grace periods and the occurrence of certain acceleration events.

On June 22, 2006, we received a demand letter from Mr. Paul F. Wallace, a stockholder, seeking prompt payment of $41,285 plus interest from us as partial liquidated damages for our failure to have a registration statement declared effective by October 28, 2005 for the sale of Wallace’s shares of stock. The demand letter also seeks a monthly payment of $5,027 as partial liquidated damages until such registration statement is declared effective. The demand letter was updated on August 21, 2006 to increase the amount owed to $50, 296.

On August 30, 2006, we received a letter from counsel to Human Electronics (one of our vendors) demanding payment for allegedly unpaid invoices amounting to some $488,549 for a large quantity of items manufactured and shipped to us. Human Electronics asserts that the invoices totaled $2,058,871 and that of that amount, an insurance company paid them $1,570,323 and that the unpaid balance is still due. Human Electronics then threatened suit if the amount claimed to be due was not paid in 7 days. We responded to the demand on September 5, 2006 asserting a number of responses, including offsets and demanding that Human Electronics return certain of our assets (consisting of tooling, some inventory and parts) in Human Electronics' possession. We offered to pay the balance ultimately determined to be due, subject to working out a definitive settlement agreement that includes a payment arrangement with the insurance carrier, a payment arrangement with Human Electronics and working out a resolution with respect to the disposition of the remaining issues addressed in the initial demand letter from Human Electronics. On October 5, 2006, Human Electronics filed a complaint in California Superior Court for the County of Los Angeles, Central District (case number BC359815). We have not yet been served with the complaint. The complaint alleges, among other things, that we breached our contract with Human Electronics and that we defrauded Human Electronics by knowingly making false assertions and representations. The complaint also alleges that we became indebted to Human Electronics for goods and services delivered to us and seeks damages in the amount of at least $488,549 plus interest and attorneys’ fees. On November 7, 2006, we received a letter from counsel for the Korea Export Insurance Corp (KEIC), the insurance company referenced above, requesting payment of the balance due on the Human invoices of $1,570,323. We intend to respond to KEIC's demand for payment shortly.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the name, age and position of each of our directors, executive officers and significant employees as of September 30, 2006.

Name	Age	Position(s)
Paul Kabashima	62	Chief Executive Officer, President, Chief Operating Officer
Ronald C. Stone	48	Chief Financial Officer
Harold D. Kahn	60	Director
Thomas J. Lykos, Jr.	49	Director
John S. Reiland	57	Director
Richard F. Allen, Sr.	58	Director

Paul Kabashima was appointed as our Chief Operating Officer on November 8, 2005 and as our interim Chief Financial Officer on April 18, 2006, In addition, Mr. Kabashima was also appointed as the Interim Chief Executive Officer and Interim President on August 9, 2006. Subsequently, Mr. Kabashima was appointed as our Chief Executive Officer and President. From 1990 to 2005, Mr. Kabashima was employed by Mitsui & Co. (U.S.A.), Inc., the largest wholly owned subsidiary of Mitsui & Co. Ltd. Japan which, through its operating divisions, is an exporter of American products throughout the world. Mr. Kabashima served in several capacities at Mitsui U.S.A., including business coordinator, administrative manager, senior manager, accounting and administration and deputy general manager. From 1997 to the present, he was a director and member of the executive compensation committee of Hannibal Industries, Inc. a privately owned fabricator of industrial tubing and warehouse storage racks. From 1993 to 2003, Mr. Kabashima was a director of Weisner Steel Products, Inc., a privately owned distributor of steel safety and harnessing products and from 1991 to 1999 he was a director of Davis Wire Corporation, a privately owned manufacturer of wire products for agricultural, construction, communication and industrial users. Mr. Kabashima received a Bachelor of Science in Business Administration from California State University at Los Angeles and is a certified public accountant.

Richard F. Allen, Sr. is our former Chief Executive Officer, President and a member of our board of directors since February 2005. Between February 2005 and June 2005, Mr. Allen was the Chief Executive Officer and President of the predecessor entities. Between 2003 and February 2005, Mr. Allen was a consultant to the predecessor entities, assisting them with structuring financial components for their marketing and sales departments. From 2000 through 2003, Mr. Allen was the President and Chief Executive Officer of Design Textiles International, LLC, a distributor and manufacturer of textile products. Mr. Allen has more than 30 years of experience in international marketing, product development, sourcing, manufacturing, international and domestic retail sales, brand management, financing, exporting and importing. Mr. Allen was the President of American Marketing & Events, Inc. between 1993 and 1995. Mr. Allen served in various executive positions with Milliken & Company (New York) and West Point Pepperell (New York) between 1972 and 1975. Mr. Allen graduated from the University of Arizona with a degree in Political Science and Economics and received a Masters degree in International Management from the American Graduate School of International Management.

Harold D. Kahn is a member of our board of directors, a position he has held since June 2005. From March 2004 until present, Mr. Kahn was an independent retail consultant. For nearly 30 years, Mr. Kahn served in a variety of capacities for R. H. Macy & Co., Inc. and its successor, Federated Department Stores, Inc. Most recently, he was the Chairman and Chief Executive Officer of Macy's East, a position he held from 1994 to 2004 and for which he had full operating responsibility for a $5 billion, 90 branch retail business. Prior to 1994, Mr. Kahn served in a succession of senior executive roles within Macy's / Federated, including: President of Montgomery Ward (1992 - 1994), Chairman and Chief Executive Officer of Macy's South & Bullock's (1989 - 1992), Chairman and Chief Executive Officer of Macy's California (1985 - 1989), and President of Macy's Atlanta (1981 - 1985). Mr. Kahn received a Bachelors degree in Business Administration from City College of New York and a Masters in Business Administration from the University of Maryland.

Thomas J. Lykos, Jr ., is a member of our board of directors, a position he has held since December 2005. From May 1995 to the present, Mr. Lykos has been a founder and President of Home and Hearth, Inc., a developer and operator of economy extended-stay hotels. From 1990 to 1995, Mr. Lykos served as Director of the Financial Institutions Group at Rauscher Pierce Refsnes, a full service investment bank, where he specialized in public and private offerings and mergers and acquisitions in a variety of industries including banks, thrifts, real estate investment trusts, mortgage banks and insurance companies. From 1988 to 1990, Mr. Lykos served as a Deputy Director of the FSLIC specializing in the resolution of insolvent financial institutions. From 1983 to 1988, Mr. Lykos served as Legal Counsel to the Senate Committee on Banking, Housing and Urban Affairs and Legal Counsel to the House Committee of Energy and Commerce in Washington, D.C. From 1982 to 1983, Mr. Lykos was an attorney for the United States Securities and Exchange Commission in the Division of Enforcement, and between 1981 and 1982, he was a corporate litigation attorney with the law firm of Bracewell and Patterson in Washington, D.C. Mr. Lykos received a Bachelor of Arts degree from Harvard College and a Juris Doctor from the University of Texas School of Law.

John S. Reiland was appointed to our Board of Directors on June 9, 2006 pursuant to the terms of the Loan Agreement described above. Mr. Reiland serves as Chairman of the audit committee. Mr. Reiland also serves on the board of directors of Nova Oil, Inc. and New England Pantry, Inc. Since March 2006, Mr. Reiland has been a Senior Financial Analyst for Sanders Morris Harris, the largest investment banking firm headquartered in Texas. From March 2003 until March 2006, he served as the Chief Financial Officer of US Dataworks, a developer of payment processing software focused on the financial services market, federal, state and local governments, billers and retailers. From March 2002 until December 2002, Mr. Reiland was the Interim Chief Executive Officer of New England Pantry, a New England-based convenience store chain. From November 2000 to February 2002, he was Chief Executive Officer of ServiceIQ, a privately held developmental stage company developing wireless communications devices for the field service industry. Mr. Reiland is a certified public accountant and began his career at Price Waterhouse & Co. from 1973 to 1978. He received his B.B.A. from the University of Houston in 1973.

Ronald C. Stone was appointed as our Chief Financial Officer on September 29, 2006. Previously, Mr. Stone served as our Vice President of Finance and Corporate Controller from September 2005 to September 2006. From May 2005 to August 2005, Mr. Stone served as the named principle of Stone Consulting, a provider of business consulting services. Mr. Stone served as the Chief Financial Officer and Chief Operating Officer of Jill Kelly Productions, Inc., a production company, from September 2003 to April 2005. From May 2002 to August 2003, Mr. Stone served as the Controller of Jill Kelly Productions. Mr. Stone served as Chief Financial Officer of Linear Industries, Ltd. and Lintech Motion Control, Inc., which are each manufacturing and engineering companies in the motion control field, from January 1997 to April 2002. Mr. Stone received a B.A. in History from the University of California, Los Angeles and is a certified public accountant.

Karen Allen, our former Vice President of Product Development, is the wife of Mr. Allen, our former Chief Executive Officer, President and member of our board of directors. Mrs. Allen received an annual salary of $170,000. There are no other family relationships among our directors and executive officers.

None of our directors, executive officers, promoters or control persons has, within the last five years: (i) had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer at the time of the bankruptcy.; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations or similar misdemeanors); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (iv) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and where judgment has not been reversed, suspended or vacated.

Board of Directors and Committees

As of September 30, 2006, our board of directors consisted of four members. We established audit and compensation committees that meet the criteria for independence under, and other applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NASDAQ Stock Market and the rules and regulations adopted by the SEC. In addition, we plan to establish a nominating committee consisting of our entire board of directors. Our board of directors has adopted charters for these three committees. We are currently redesigning our website and intend to make the text of these charters available on our website at www.ronco.com.

Audit Committee

The audit committee provides assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing the adequacy of our accounting practices and systems of internal accounting controls. The audit committee oversees the audit efforts of our independent accountants and reviews their independence.

John S. Reiland, Thomas J. Lykos, Jr. and Harold D. Kahn are members of our audit committee. Our board of directors has appointed John S. Reiland as the chairman of the audit committee. Mr. Reiland is qualified as an audit committee financial expert. Before June 30, 2005, our business was operated by companies that were not subject to public reporting requirements and these companies were not historically required to include on their board any person meeting the qualifications of an audit committee financial expert.

Compensation Committee

The compensation committee is responsible for recommending to our board of directors the compensation for our executives. The compensation committee determines our general compensation policies and the compensation provided to our directors and executive officers. The compensation committee reviews and recommends bonuses for our officers and certain other employees. In addition, the compensation committee will review and determine equity-based compensation for our directors, officers, employees and consultants, and administer our stock option plans, employee stock purchase plans and other benefit plans. Our compensation committee members are John S. Reiland, Thomas J. Lykos Jr. and Harold D. Kahn.

Executive Committee

Our executive committee consists of John S. Reiland, Thomas J. Lykos, Jr. and Harold D. Kahn. Our executive committee has been established by the Board and is authorized to the fullest extent permitted by the Delaware General Corporation Law and the Bylaws. The executive committee has the power and the authority, among other things, to declare a dividend and to authorize the issuance of stock, setting the agenda for board of directors meetings, establishing procedures for our shareholders to communicate with our board of directors and reviewing and approving our management operating plan.

Nominating Committee

Our executive committee will act as our nominating committee and will be responsible for assisting in the selection of individuals as nominees for election to the board of directors at annual meetings of our stockholders and for filling any vacancies or newly created directorships on our board of directors. The nominating committee will make recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors.

Election of Directors and Officers

Holders of our common stock and Series A Convertible Preferred Stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders, including the election of directors. Cumulative voting with respect to the election of directors is not permitted by our certificate of incorporation. Our board of directors is elected at the annual meeting of our stockholders or at a special meeting called for that purpose. Each director holds office until the next annual meeting of the stockholders and until the director's successor is elected and qualified. If a vacancy occurs on our board of directors, including a vacancy resulting from an increase in the number of directors, the vacancy may be filled by the board of directors or by the stockholders at the next annual stockholders' meeting or at a special meeting of the stockholders called for that purpose.

Code of Business Conduct and Ethics

In August 2005, our board of directors adopted a code of business conduct and ethics applicable to all of our employees, officers and directors. Our code of business conduct and ethics is currently not available on our website. We recently completed the acquisition transactions of the Ronco business. Before such time, we were a “blank check” company with no operations. As a result of these changes, we are redesigning and reconfiguring our website at www.ronco.com to include links to the text of our code of business conduct and ethics. We intend to satisfy the disclosure requirement relating to amendments to or waivers from any provision of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller by either filing a Form 8-K with the SEC or posting this information on our website within five business days following the date of any amendment or waiver. Upon request, we will provide to any person, without charge, a copy of our code of business conduct and ethics.

Corporate Governance Guidelines

In August 2005, we also adopted corporate governance guidelines, which provide the framework for our governance. Our corporate governance guidelines require non-employee directors to meet independently from the other members of our board of directors and set qualification standards for prospective members of the board of directors. These guidelines require our board of directors to evaluate its effectiveness annually and the effectiveness of management, define director independence and establish a minimum number of meetings per year for the board of directors and its committees. The text of our corporate governance guidelines is currently not available on our website. As described above, we are redesigning and reconfiguring our website and intend to make our corporate governance guidelines available on our website. Upon request, we will provide to any person, without charge, a copy of our corporate governance guidelines.

Executive Compensation

The following table sets forth information regarding the compensation we paid to our Chief Executive Officer and our most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered to us in all capacities for the year ended June 30, 2006, nine months ended June 30, 2005, September 30, 2004 and year ended December 31, 2003.

Summary Compensation Table

	Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Year	Salary (1)($)		Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)
Richard F. Allen, Sr.	2006	$246,154		-		$58,546	(3)	-
Former President, Chief	2005	$108,933	(4)	$315,000	(5)			$3,009,177	(6)
Executive Officer and Current Director	2004	-		-		-		-

Evan Warshawsky	2006	$169,024		-		$18,508	(2)	-
Chief Financial Officer	2005	$112,500	(7)	$150,000	(8)			601,837	(9)
and Secretary	2004	$112,500	(10)	-		-		-
	2003	$123,333	(12)	-		-		-

Paul Kabashima	2006	$130,769	(11)	-		$9,305	(2)	-
President, Interim Chief Executive Officer
Chief Operating Officer	2005	-		-		-		-

Ronald C. Stone	2006	$137,308	(13)	-		$8,420	(2)	-
Chief Financial Officer	2005	-		-		-		-

(1)	Includes medical insurance reimbursements.

(2)
Perquisites, including car allowances, and other personal benefits received by the named executive officers, in the aggregate, do not exceed the lesser of $50,000 or 15% of any such named executive officer's total annual compensation.

(3)	Perquisites received by Mr. Allen, include car allowances of $22,420 and other personal benefits of $36,126.

(4)	Reflects amount received by Mr. Allen as Chief Executive Officer of Ronco Inventions, LLC, one of the predecessor entities, for the nine months ended June 29, 2005.

(5)	Reflects bonus paid to Mr. Allen upon completion of the acquisition of the Ronco business that closed on June 30, 2005.

(6)
Reflects value of 480,188 shares of our common stock issued, and 320,125 shares of our common stock that were to be issued, to Mr. Allen pursuant to the terms of his employment agreement and restricted stock purchase agreement with us. Mr. Allen purchased 480,188 shares from us at $0.01 per share on June 30, 2005. As a result of the termination of Mr. Allen’s employment with us, the remaining 320,125 shares will be cancelled and will not be issued to Mr. Allen. The fair market value of Mr. Allen's common stock is based on the $3.77 per share price of the Series A Convertible Preferred Stock sold to investors on June 30, 2005. The shares issued to Mr. Allen are subject to repurchase by us, at our option, for $0.01 per share. Our agreement with Mr. Allen provides that we can exercise our repurchase rights if Mr. Allen’s employment were voluntarily terminated before June 30, 2008 or if certain performance targets were not satisfied, or if we were to terminate him for “cause” on or before June 30, 2007.

(7)	Reflects amount paid to Mr. Warshawsky as an executive of Ronco Inventions, LLC, one of the predecessor entities, for the nine months ended June 29, 2005.

(8)	Reflects bonus paid to Mr. Warshawsky upon completion of the acquisition of the Ronco business that closed in June 2005.

(9)
Reflects value of 160,063 shares of our common stock issued to Mr. Warshawsky under his employment agreement and restricted stock purchase agreement with us. Mr. Warshawsky purchased these shares for $0.01 per share on June 30, 2005, subject to our right to repurchase the shares upon Mr. Warshawsky's voluntary termination of his employment or our termination of his employment for “cause.” The fair market value of Mr. Warshawsky's common stock is based on the $3.77 per share price of the Series A Convertible Preferred Stock sold to investors on June 30, 2005. Our repurchase option lapsed with respect to 50% of the shares on June 30, 2005. Our repurchase right will lapse with respect to 25% of the shares on each of the first two anniversaries of June 30, 2005. In addition, our agreement with Mr. Warshawsky provides that our option to repurchase the shares will immediately lapse if Mr. Warshawsky's employment is terminated without “cause.” Pursuant to the terms of our settlement agreement with Mr. Warshawsky, we agreed to waive our repurchase rights under his restricted stock purchase agreement.

(10)	Reflects amount paid to Mr. Warshawsky as President of Ronco Inventions, LLC, one of the predecessor entities, for the nine months ended September 30, 2004.

(11)	Reflects the amounts paid to Mr. Kabashima from November 2005 to June 30, 2006.

(12)	Reflects amount paid to Mr. Warshawsky as President of Ronco Inventions, LLC, one of the predecessor entities, for the year ended December 31, 2003.

(13)	Reflects the amounts paid to Mr. Stone as our Vice President of Finance and Corporate Controller from September 2005 to June 30, 2006.

  Employment Agreement with Richard F. Allen, Sr.

We entered into an employment agreement with Richard F. Allen, Sr., commencing on June 30, 2005, which provides for an initial term of four years and a provision for automatic renewal terms if the employment agreement is not earlier terminated. Mr. Allen served as our President and Chief Executive Officer and is a member of our board of directors. Mr. Allen’s agreement provides for a base salary of $250,000 per year and a discretionary bonus of up to $600,000 per year, as determined by our compensation committee based on the achievement of certain financial milestones.

On June 30, 2005, the commencement date of Mr. Allen's employment agreement, we paid Mr. Allen a one-time cash bonus of $315,000 in consideration of his role in the consummation of the transactions that resulted in the acquisition of the Ronco business. Mr. Allen also received the right to purchase 800,313 restricted shares of our common stock pursuant to a restricted stock purchase agreement at a price of $0.01 per share. Mr. Allen purchased 60% of these shares (480,188) on June 30, 2005, and is entitled to purchase an additional 160,063 shares on June 30, 2006 and an additional 160,062 shares on June 30, 2007. The agreement provides us with the right to repurchase these shares, at our option, for $0.01 per share, if Mr. Allen voluntarily terminates his employment with us prior to June 30, 2008 or if certain performance targets are not satisfied. Additionally, the agreement also provides that we have an option to repurchase the shares issued to him on the first and second anniversaries of his employment for $0.01 per share, if we terminate Mr. Allen's employment on or before June 30, 2007 for “cause.” In addition, the agreement provides that our option to repurchase these shares immediately lapse if we terminate Mr. Allen's employment without “cause.”

The agreement provides for a $1,000,000 life insurance policy for Mr. Allen with the proceeds to be paid to his estate. The agreement provides that if we were to terminate his employment agreement for “cause” (as defined in the agreement) or if Mr. Allen terminates his employment voluntarily for any reason before the end of the term, Mr. Allen would be entitled to receive his base salary through the termination date in addition to his pro rata bonus. If Mr. Allen's employment were to be terminated by us without “cause,” then he would be entitled to receive: (i) accrued compensation through the termination date; (ii) a single sum payment of $1,000,000; and (iii) reimbursement for the cost of up to the first 12 months of continuing group health plan coverage that Mr. Allen and his covered dependents would be entitled to receive under federal law.

Mr. Allen's employment agreement also provides for other benefits and reimbursement of expenses.

In addition, Mr. Allen's employment agreement contains non-competition and non-solicitation provisions, which restrict him from (1) competing with our business during his employment with us and for a period of three years after his employment terminates, and (2) soliciting any of our employees or customers during his employment with us and for a period of two years after his employment terminates.

On August 9, 2006, we terminated for cause the employment of Richard F. Allen, Sr. as our President and Chief Executive Officer effective as of this date. Mr. Allen continues to serve as a director of our company.

Employment Agreement with Evan J. Warshawsky

Effective June 30, 2005, we entered into an employment agreement with Evan J. Warshawsky, which provides for an initial term of three years. Mr. Warshawsky served as our Chief Financial Officer. Mr. Warshawsky’s agreement provides for a base salary of $200,000 per year and a discretionary bonus of up to $300,000, as determined by our board of directors, or compensation committee, based on the achievement of certain financial milestones.

On June 30, 2005, the commencement date of Mr. Warshawsky's employment agreement, we paid Mr. Warshawsky a one-time cash bonus of $150,000 in consideration of his role in the transactions that resulted in our acquisition of the Ronco business. In addition, Mr. Warshawsky also received the right to purchase 160,063 restricted shares of our common stock pursuant to a restricted stock purchase agreement, at a price of $0.01 per share, subject to our right to repurchase the shares upon Mr. Warshawsky's voluntary termination of his employment or our termination of his employment for “cause.” Our repurchase option lapsed on June 30, 2005 with respect to 50% of the shares. The agreement provides that our repurchase right lapses with respect to 25% of the shares on each of the first two anniversaries of June 30, 2005. In addition, the agreement provides that our option to repurchase the shares would immediately lapse if Mr. Warshawsky's employment were to be terminated without “cause.” On June 30, 2005, Mr. Warshawsky exercised his right to purchase the shares and we issued such shares of our common stock to Mr. Warshawsky as of that date.

    Mr. Warshawsky's employment agreement provides that if we were to terminate his employment agreement for “cause” or if Mr. Warshawsky were to terminate his employment voluntarily for any reason before the end of the term, Mr. Warshawsky would be entitled to receive his base salary through the date his employment terminates in addition to his pro rata bonus. If Mr. Warshawsky's employment were terminated by us without “cause” then he would be entitled to receive: (i) accrued compensation through the termination date; (ii) an amount equal to three times his then current base salary; and (iii) reimbursement for the cost of up to the first 12 months of continuing group health plan coverage that Mr. Warshawsky and his covered dependents would be entitled to receive under federal law.

Mr. Warshawsky's employment agreement also contains non-competition and non-solicitation provisions, which restrict him from (1) competing with our business during his employment with us and for a period of two years after his employment terminates voluntarily or for cause or for a period of one year if his employment is terminated by us without cause, and (2) soliciting any of our employees or customers during his employment with us and for a period of two years after his employment terminates.

In April 2006, we terminated Mr. Warshawsky’s employment. Mr. Warshawsky subsequently filed a lawsuit against us with respect to his termination. Effective October 1, 2006, we settled this claim. Pu rsuant to the terms of the settlement agreement, in consideration for a full release of claims by the parties: (a) we agreed to waive our right to repurchase 160,063 shares of our common stock previously issued to Mr. Warchawsky pursuant to our employment agreement with him; (b) we agreed to transfer to us a vehicle previously purchased for Mr. Warshawsky by us; and (c) we agreed to enter into a Consulting Agreement with Definity Design Group, Inc., an entity owned by Mr. Warshawsky, for certain business consulting services. Pursuant to the Consulting Agreement, we agreed to pay to Definity Design Group a total retainer of $468,000, payable in equal monthly installments over the twenty-four (24) month term of the agreement, subject to certain grace periods and the occurrence of certain acceleration events.

Pursuant to the terms of the settlement agreement, in consideration for a full release of claims by the parties: (a) we agreed to waive our right to repurchase 160,063 shares of our common stock previously issued to Mr. Warchawsky pursuant to our employment agreement with him; (b) we agreed to transfer to Mr. Warshawsky a vehicle previously purchased for him by us; and (c) we agreed to enter into a Consulting Agreement with Definity Design Group, Inc., an entity owned by Mr. Warshawsky, for certain business consulting services. Pursuant to the Consulting Agreement, we agreed to pay to Definity Design Group a total retainer of $468,000, payable in equal monthly installments over the twenty-four (24) month term of the agreement, subject to certain grace period and the occurrence of certain acceleration events.

Compensation of Directors

Each member of our board of directors who is not one of our employees receives an annual retainer of $25,000 and $1,500 for each meeting of our board of directors attended. In addition, we will pay for reasonable travel expenses. Under the stock incentive plan that we intend to adopt, non-employee directors may be granted options to purchase shares of our common stock. Former directors, Messrs. Martin and Mockenhaupt have each waived the right to the $25,000 annual retainer and the grant of stock options. Mr. Reiland has also waived the right to the $25,000 annual retainer and the grant of stock options.

Our former employee director did not receive any additional compensation for serving on our board of directors or any committee of our board of directors, and our non-employee directors do not receive any compensation from us other than the retainer, attendance fees and stock option grants described above. We currently have no employee directors.

Stock Incentive Plan

We intend to adopt a stock incentive plan that we anticipate will provide for the grant of options and other equity based awards to purchase our common stock. We intend to reserve not less than 100,000 shares of our common stock for issuance under the stock incentive plan.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or the compensation committee of any other company that has one or more executive officers serving as a member of our board of directors. None of our employees or current or former officers will be appointed to our compensation committee.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

        Set forth below is information as of November 1, 2006 , as to each class of our equity securities, beneficially owned by all of our directors and each of our executive officers, and all of our directors and executive officers as a group, and each beneficial owner of more than 5% of any class of our voting securities.

Name and Address of		Number of Shares		Percent of
Beneficial Owner	Title of Class	Beneficially Owned(1)		Class

Directors and Executive Officers

Richard F. Allen, Sr.(2)	Common Stock	515,868	(4)	19.40%

	Series A Convertible	32,557	(5)	*
	Preferred Stock

Evan J. Warshawsky (3)	Common Stock	195,749	(6)	7.40%

	Series A Convertible	32,562		*
	Preferred Stock

Harold D. Kahn	Common Stock	0		*

	Series A Convertible	0		*
	Preferred Stock

Thomas J. Lykos	Common Stock	0		*

	Series A Convertible	0		*
	Preferred Stock

Paul Kabashima	Common Stock	0		*

	Series A Convertible	0		*
	Preferred Stock

John S. Reiland (7) (8)	Common Stock	0		*

	Series A Convertible	0		*
	Preferred Stock

All directors and executive	Common Stock	711,617	(9)	26.50%
(current and former) officers
as a group (7 persons)
	Series A Convertible	65,119		*
	Preferred Stock

5% or greater holders

Entities affiliated with	Common Stock	2,099,922	(7)	44.50%
Sanders Morris Harris, Inc.
320 Park Avenue	Series A Convertible	1,672,784	(8)	10.60%
New York, NY 10022	Preferred Stock

Bookbend & Co.	Common Stock	2,141,018	(10)	45.00%
C/O State Street Bank & Trust
Box 5756	Series A Convertible	1,953,608	(10)	12.40%
Boston, MA 02206	Preferred Stock
	Preferred Stock

Heartland Group, Inc.,	Common Stock	2,017,909	(11)	43.50%
solely on behalf of the
Heartland Value Fund	Series A Convertible	1,841,275	(11)	11.70%
789 North Water Street	Preferred Stock
Suite 500

GLG Partners American Opp Fund	Common Stock	1,345,272	(12)	33.90%
P.O. Box 9080t
Georgetown, Grand Cayman	Series A Convertible	1,227,516	(12)	7.80%
Cayman Islands	Preferred Stock

LBI Group, Inc.	Common Stock	1,070,509	(13)	29.00%
Lehman Brothers
399 Park Avenue	Series A Convertible	976,804	(13)	6.20%
New York, NY 10022	Preferred Stock

The Quaker Investment Trust -	Common Stock	1,022,409	(14)	28.10%
Quaker Strategic
Growth Fund	Series A Convertible	932,914	(14)	5.90%
260 Franklin St., 16th Floor	Preferred Stock
#1600
Boston, MA 02110

Topwater Exclusive Fund II LLC	Common Stock	582,504	(15)	18.20%
80 Washington Street
Suite 2-2	Series A Convertible	531,516	(15)	3.40%
South Norwalk, CT 06854	Preferred Stock

Palisades Master Fund L.P.	Common Stock	579,179	(16)	21.30%
C/O PEF Advisors LLC
200 Mansell Court East Suite 5	Series A Convertible	91,319		*
Roswell, GA 30076	Preferred Stock

BFS US Special Opportunities Trust PLC	Common Stock	356,837	(17)	12.00%

8080 North Central Pkwy	Series A Convertible	325,602	(17)	2.10%
#210	Preferred Stock
Dallas, TX 75206

Renaissance US Growth Investment Trust PLC	Common Stock	356,837	(18)	12.00%

8080 North Central Express	Series A Convertible	325,602	(18)	2.10%
Suite 210, LB59	Preferred Stock
Dallas, TX 75206

Stanley Shopkorn	Common Stock	356,837	(19)	12.00%
Shopkorn Associates
410 Park Avenue	Series A Convertible	325,602	(19)	2.10%
New York, NY 100922	Preferred Stock

Tom and Nancy Juda Living Trust	Common Stock	356,837	(20)	12.00%
410 S. Lucerne Boulevard
Los Angeles, California 90020	Series A Convertible	325,602	(20)	2.10%
	Preferred Stock

Apogee Fund, L.P.	Common Stock	267,629	(21)	9.30%
201 Main St, #1555
Ft Worth, TX 76102	Series A Convertible	244,203	(21)	1.60%
	Preferred Stock

Coll International	Common Stock	177,778		6.80%
1330 Avenue of the Americas,
40th Floor	Series A Convertible	0		*
New York, NY 10019	Preferred Stock

Content Holding LLC	Common Stock	177,778		6.80%
1330 Avenue of the Americas,
40th Floor	Series A Convertible	0		*
New York, NY 10019	Preferred Stock

Gilbert Azafrani	Common Stock	160,063	(22)	6.10%
1725 Oceanfront Walk #318
Santa Monica, CA 90401	Series A Convertible	0		*
	Preferred Stock

Sandor Capital Master Fund, L.P.	Common Stock	181,537	(23)	6.50%
2828 Routh Street, #500
Dallas, TX 75201	Series A Convertible	141,999	(23)	0.90%
	Preferred Stock

Copper Beech Equity Partners LLC	Common Stock	160,778		6.10%
445 Park Avenue, 10th Floor
New York, NY 10022	Series A Convertible	0		*
	Preferred Stock

Anthony & Sandra Mansour Family	Common Stock	178,420	(24)	6.40%
Revocable Trust 12/17/85
4477 Golden Foothill Parkway	Series A Convertible	162,802	(24)	1.00%
El Dorado Hills, CA 95762	Preferred Stock

Alpha Capital	Common Stock	178,419	(25)	6.40%
LH Financial
160 Central Park, S., #2701	Series A Convertible	162,801	(25)	1.00%
New York, NY 10021	Preferred Stock

Paul Wallace	Common Stock	133,334		5.10%
156 West 56th Street, Suite 1604
New York, NY 10019	Series A Convertible	0		*
	Preferred Stock

Laurus Master Fund, Ltd.	Common Stock	1,750,000	(26)	40.10%
c/o Laurus Capital Management, L.L.C.
825 Third Avenue, 14th Floor	Series A Convertible	0		*
New York, NY 10022	Preferred Stock

Ronald Popeil		200,000	(27)	7.10%
c/o Popeil Inventions
1672 Waynecrest Drive		0		*
Beverly Hills, CA 90210

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Under these rules, a person is deemed to beneficially own a security if that person has or shares voting power or investment power with respect to that security, or has the right to acquire beneficial ownership of that security within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. More than one person may be considered to beneficially own the same security. Percentage of class is based on 2,617,521 shares of common stock outstanding as of December 14, 2006. Percentage of Series A Convertible Preferred Stock is based on 15,734,147 shares of Series A Convertible Preferred Stock outstanding as of December 14, 2006, not including an additional four shares of Series A Convertible Preferred Stock that were paid for but that have not yet been issued. Securities that are exercisable or convertible into shares of our common stock within 60 days of the date

(2)	The address for Mr. Allen is 3445 Twin Lake Ridge, Westlake Village CA 91361.

(3)	The address for Mr. Warshawsky is 11768 J Moorpark St, Studio City CA 91604.

(4)
Consists of 480,188 shares of our common stock held individually by Mr. Allen and 32,557 shares of our Series A Convertible Preferred Stock, including an additional four shares of Series A Convertible Preferred Stock that were paid for but that were not issued as of the date of this prospectus held by The Allen Peyser Family Trust of which Mr. Allen and his spouse, Karen Allen, are trustees and who both exercise voting and investment power over the shares. Mr. Allen and his spouse disclaim beneficiary ownership of the shares held by The Allen Peyser Family Trust. The shares of common stock are subject to repurchase by us, at our option, for $0.01 per share, exercisable if certain performance targets are not satisfied. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder.

(5)
Consists of 32,557 shares of Series A Convertible Preferred Stock including four shares of Series A Convertible Preferred Stock that were paid for but that were not issued as of the date of this prospectus held by The Allen Peyser Family Trust of which Mr. Allen and his spouse, Karen Allen, are trustees and who both exercise voting and investment power over the shares. Mr. Allen and his spouse disclaim beneficiaries ownership of the shares held by The Allen Peyser Family Trust.

(6)
Consists of 160,063 shares of our common stock and 32,562 shares of our Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder.

(7)
Consists of an aggregate of 1,672,784 shares of our Series A Convertible Preferred Stock held by Sanders Opportunity Fund (Institutional), L.P., and Sanders Opportunity Fund, L.P. and a warrant to purchase 266,667 shares of our common stock held by Sanders Morris Harris, Inc., our placement agent and a subsidiary of Sanders Morris Harris Group, Inc. Don Sanders exercises voting and investment powers for these shares. Although Don Sanders may be deemed to be the beneficial owner, Don Sanders disclaims beneficial ownership of the shares owned by Sanders Opportunity Fund (Institutional), L.P., Sanders Opportunity Fund, L.P. and Sanders Morris Harris Inc. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder. Mr. Reiland is a member of our board of directors and a Senior Financial Analyst at Sanders Morris Harris, Inc. Mr. Reiland disclaims beneficial ownership of the shares owned by Sanders Opportunity Fund (Institutional), L.P., Sande

(8)
Consists of an aggregate of 1,672,784 shares of our Series A Convertible Preferred Stock held by Sanders Opportunity Fund (Institutional), L.P. and Sanders Opportunity Fund, L.P. Don Sanders exercises voting and investment powers for these shares. Although Don Sanders may be deemed to be the beneficial owner, Don Sanders disclaims beneficial ownership of the shares owned by Sanders Opportunity Fund (Institutional) L.P. and Sanders Opportunity Fund, L.P. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder. Mr. Reiland is a member of our board of directors and a Senior Financial Analyst at Sanders Morris Harris, Inc. Mr. Reiland disclaims beneficial ownership of the shares owned by Sanders Opportunity Fund (Institutional), L.P., Sanders Opportunity Fund, L.P. and Sanders Morris Harris, Inc.

(9)	Consists of shares beneficially owned by Messrs. Allen and Warshawsky.

(10)
Consists of 1,953,608 shares of our Series A Convertible Preferred Stock. William Bales exercises voting and investment powers for these shares. Although Mr. Bales may be deemed to be the beneficial owner, Mr. Bales disclaims beneficial ownership of the shares owned by Bookbend & Co. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder.

(11)
Consists of 1,841,275 shares of our Series A Convertible Preferred Stock. Paul Beste exercises voting and investment powers for these shares. Although Mr. Beste may be deemed to be the beneficial owner, Mr. Beste disclaims beneficial ownership of the shares owned by Heartland Group, Inc. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder.

(12)
Consists of 1,227,516 shares of our Series A Convertible Preferred Stock. Noam Gottesman exercises voting and investment powers for these shares. Although Mr. Gottesman may be deemed to be the beneficial owner, Mr. Gottesman disclaims beneficial ownership of the shares owned by GLG Partners American Opp Fund. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder.

(13)	LBI Group, Inc. is a wholly-owned subsidiary of Lehman Brothers, Inc., which is a wholly-owned subsidiary of Lehman Brothers Holdings, Inc., which is a public company.

(14)
Consists of 932,914 shares of our Series A Convertible Preferred Stock. Manu Daftary exercises voting and investment powers for these shares. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder.

(15)
Consists of 531,516 shares of our Series A Convertible Preferred Stock. Travis Taylor and Manu Daftary exercise voting and investment powers for these shares. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder.

(16)
Consists of 500,000 shares of our common stock and 91,319 shares of our Series A Convertible Preferred Stock. The shares of common stock are subject to repurchase by us, at our option, for $0.01 per share, Paul Mannion and Andy Reckles exercise voting and investment powers for these shares. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder.

(17)
Consists of 325,602 shares of our Series A Convertible Preferred Stock. Russell Cleveland exercises voting and investment powers for these shares. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder.

(18)
Consists of 325,602 shares of our Series A Convertible Preferred Stock. Russell Cleveland exercises voting and investment powers for these shares. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder.

(19)
Consists of 325,602 shares of our Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder.

(20)
Consists of 325,602 shares of our Series A Convertible Preferred Stock. Tom Juda and Nancy Juda exercise voting and investment powers for these shares. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder.

(21)
Consists of 244,203 shares of our Series A Convertible Preferred Stock. Emmett Murphy exercises voting and investment powers for these shares. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder.

(22)	Mr. Azafrani was our general counsel.

(23)
Consists of 167,915 shares of our Series A Convertible Preferred Stock. John Lemak exercises voting and investment powers for these shares. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder.

(24)
Consists of 162,802 shares of our Series A Convertible Preferred Stock. Anthony Mansour exercises voting and investment powers for these shares. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder.

(25)
Consists of 162,801 shares of our Series A Convertible Preferred Stock. Konrad Ackerman and Rainer Posch exercise voting and investment powers for these shares. Each share of Series A Convertible Preferred Stock may be converted into 1.09275 shares of common stock at the option of the holder.

(26)
Consists of a warrant to purchase 1,750,000 shares of our common stock held by Laurus Master Fund, Ltd. our senior lender. The Fund is managed by Laurus Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and share sole voting and investment power over the securities owned by the Fund registered in this Registration Statement, as amended.

(27)	Consists of a warrant to purchase 200,000 shares of our common stock held by Ronald Popeil, our consultant.

CERTAIN TRANSACTIONS

Origins of the Ronco Asset Purchase

In October 2003, Richard F. Allen, Sr., our former President and Chief Executive Officer, commenced discussions with Mr. Ronald M. Popeil regarding the possibility of affecting the purchase of the business of Ronco Inventions, LLC and other entities affiliated with Mr. Popeil, which we refer to as the predecessor entities. Mr. Allen enlisted the assistance of UCC Capital Corporation, an advisory firm based in New York, and certain of its principals, who we refer to collectively as the promoters to provide advice on the specific structure of the proposed asset purchase.

Ronco Marketing Corporation was formed in October 2004 for the purpose of acquiring the assets of the predecessor entities. Pursuant to the terms of an advisory agreement in connection with the structuring, negotiation and financing of the purchase of these assets, we paid cash fees consisting of (i) a base fee of $1,800,000 and (ii) an incremental fee equal to five percent (5%) of any of our cash and cash equivalents in excess of $6 million at the closing to Copperfield Equity Partners LLC, Coll International LLC, and Content Holding LLC. As compensation for their services in connection with the merger, we also issued Cooper Beech Equity Partners, Coll International and Content Holding an aggregate of 533,334 shares of common stock at a price of $0.01 per share. We also reimbursed Copperfield Equity Partners, Coll International, and Content Holding for certain expenses totaling approximately $700,000 that Copperfield Equity Partners, Coll International, and Content Holding incurred in connection with the purchase of these assets. As of December 31, 2005, Copper Beech Equity Partners, Coll International and Content Holding each beneficially owned 8.5% of our outstanding common stock. See “Business-The Ronco Acquisition.”

Prior to the execution of the asset purchase agreement on December 10, 2004, Ronco Marketing Corporation secured its initial working capital through the sale of restricted shares and approximately $392,000 in promissory notes of Ronco Marketing Corporation to a group of private accredited investors consisting of Frank Milewski, Paul Wallace and the Terra Nova Group. Upon the closing, the promissory notes held by these individuals and entity were redeemed at face value. In addition, as of June 30, 2005, Frank Milewski, Paul Wallace and the Terra Nova Group collectively owned 266,668 shares of common stock or 12.7% of our outstanding common stock.

The shares of our common stock held by Copper Beech Equity Partners, Coll International, Content Holding, Frank Milewski, Paul Wallace and the Terra Nova Group are restricted shares, as defined by the Securities Act. We are in the process of registering the shares held by Copper Beech LLC , Content Holding LLC, Frank Milewski, Paul Wallace and the Terra Nova Group. The shares of common stock held by Copper Beech LLC and Content Holding LLC are held under the terms of a 12-month lock-up agreement, which permits re-hypothecation and private sales of such shares of common stock, but prohibits the sale of common stock through the public market. The placement agent, Sanders Morris Harris, may waive such lockup agreement in its discretion.

We have agreed to indemnify and hold harmless and generally release Content Holding, Copper Beech Equity Partners, Copperfield Equity Partners (an affiliate of Copper Beech Equity Partners), Coll International, their managers, directors and officers from and against any loss, claim, damage, liability or expense arising out of or in connection with the purchase of assets from the predecessor entities and Mr. Popeil, including, without limitation, attorneys' fees, disbursements and any other costs and expenses in connection therewith, except to the extent such loss, claim, damage, liability or expense related to or resulted from the fraud, gross negligence, bad faith or willful misconduct of such party.

Copper Beech Equity Partners, Coll International, Content Holding, Frank Milewski, Paul Wallace and the Terra Nova Group have discussed with the placement agent the possibility of engaging in private re-sales of some or all of the 800,002 shares of our common stock that they originally received as a group in connection with these various transactions. Such re-sales would be permitted under the terms of the lock-up agreements between us and Copper Beech Equity Partners and Content Holding and would have to be done in compliance with an exemption from the registration requirements of the federal securities laws and any applicable state securities laws. The proceeds from any such private re-sales would go to Copper Beech Equity Partners, Coll International, Content Holding, Frank Milewski, Paul Wallace or the Terra Nova Group and would not go to us.

Preferred Stock Financing

On June 30, 2005, we issued and sold 13,262,600 shares of Series A Convertible Preferred Stock for a purchase price of $3.77 per share to certain investors, including to certain beneficial owners of more than 5% of our voting securities and Messrs. Richard F. Allen, Sr. and Evan J. Warshawsky, our former Chief Executive Officer and former Chief Financial Officer, respectively. We sold the Series A Convertible Preferred Stock for total proceeds of $50 million to finance the cash portion of the purchase price of the assets that we acquired from Mr. Ronald M. Popeil and the predecessor entities. The shares of Series A Convertible Preferred Stock are convertible into an aggregate of 14,534,884 shares of our common stock, as such number may be adjusted in the future. See “Business-The Ronco Acquisition.”

Registration Rights Agreement

On June 30, 2005, we entered into a registration rights agreement with the purchasers of our Series A Convertible Preferred Stock (including certain beneficial owners of more than 5% of our voting securities, Messrs. Richard F. Allen, Sr. and Evan J. Warshawsky, our former Chief Executive Officer and former Chief Financial Officer, respectively), Sanders Morris Harris and certain holders of our common stock. Under the terms of the agreement, we were obligated to file a registration statement covering the resale of certain outstanding shares of common stock, the shares of common stock into which the outstanding shares of Series A Convertible Preferred Stock are convertible and into which the warrant issued to Sanders Morris Harris is exercisable. We were obligated to have the registration statement declared effective by October 28, 2005. Because we were unable to meet this deadline, we are liable for a cash payment to the stockholders who are party to the registration rights agreement, equal to one percent of the per share price of the Series A Convertible Preferred Stock, or $500,000, per month. The registration rights agreement also provides that parties to the agreement have the right, under certain circumstances and subject to certain conditions, to require us to register under the Securities Act shares of our common stock held by them, but not registered as discussed above. The registration agreement also provides that we will pay all expenses in connection with any registration. To date we have been unable to complete the registration statement. In June 2006 the Series A Preferred shares holders agreed to waive all penalties related to the registration statement and also agreed to settle all accrued dividends for 2,318,324 shares of Series A Preferred Stock.

Placement Agent Agreement

On May 26, 2005, we entered into a placement agent agreement with Sanders Morris Harris in connection with the preferred stock financing described above. Pursuant to the terms of the placement agent agreement and in consideration of services provided by Sanders Morris Harris, we paid Sanders Morris Harris $3,500,000, issued Sanders Morris Harris a warrant to purchase 266,667 shares of our common stock and reimbursed it for certain out-of-pocket expenses. The warrant has an exercise price of $3.77 per share and is exercisable for five years from July 1, 2005. Messrs. A. Emerson Martin, II and Gregg A. Mockenhaupt are each managing directors of Sanders Morris Harris and were also members of our board of directors when the warrants were issued.

Ronco Marketing Corporation Merger

On June 29, 2005, we closed a merger transaction pursuant to an agreement and plan of merger dated May 23, 2005, by and among us, certain of our stockholders, Ronco Acquisition Corporation (our wholly-owned subsidiary) and Ronco Marketing Corporation. Pursuant to the merger agreement, we acquired Ronco Marketing Corporation by merging Ronco Acquisition Corporation with and into Ronco Marketing Corporation. Ronco Marketing Corporation was the surviving corporation and became our wholly-owned subsidiary. Pursuant to the agreement: (i) each share of our common stock issued and outstanding immediately prior to June 29, 2005 remained issued and outstanding; (ii) each share of Ronco Acquisition Corporation's common stock issued and outstanding immediately prior to June 29, 2005 ceased to be outstanding and was converted into one share of common stock of Ronco Marketing Corporation; and (iii) each share of Ronco Marketing Corporation's common stock issued and outstanding immediately prior to June 29, 2005 ceased to be outstanding and was converted into and exchanged for 1.6452794 shares of our common stock, for an aggregate of 800,002 shares of our common stock.

Employment Agreements

In connection with the asset purchase described above, we entered into multi-year employment agreements with Richard F. Allen, Sr., our former President and Chief Executive Officer, and Evan J. Warshawsky, our former Chief Financial Officer. On June 30, 2005, in connection with his employment, we sold 480,188 shares of our common stock to Richard F. Allen, Sr. for a purchase price of $0.01 per share. Pursuant to the terms of his employment agreement, we will sell to Mr. Allen an additional 160,063 shares of common stock on June 30, 2006 and 160,062 shares of common stock on June 30, 2007 for a purchase price of $0.01 per share. On June 30, 2005, in connection with his employment, we sold to Mr. Warshawsky 160,063 shares of our common stock for a purchase price of $0.01 per share. Under certain circumstances the shares of common stock purchased by Messrs. Allen and Warshawsky are subject to repurchase by us. Each of Messrs. Allen and Warshawsky were affiliated with, or employed by, one or more of the predecessor entities and Mr. Popeil before consummation of the asset purchase. In April, 2006 we terminated Mr. Warshawsky’s employment with our company. In August 2006, Mr. Allen’s employment with our company was also terminated. In October 2006, we entered into a settlement agreement with Mr. Warshawsky, under the terms of which we agreed to waive our repurchase rights under the terms of our restricted stock purchase agreement with him. See “Executive Officers and Directors—Employment Agreement of Richard F. Allen, Sr.” and Executive Officers and Directors—Employment Agreement with Evan J. Warshawsky.”

Lease Commission

In November 2005, we entered into a lease for 81,646 square feet of space located in Simi Valley, California. The lease has a 10-year term beginning on May 1, 2006 and ending on April 30, 2016. The monthly base rent under the lease is $44,905 for the first year and increases by approximately 0.97% each year thereafter. The lease also provides that we must pay approximately $9,800 each month for taxes, insurance, landscaping, management and reserves.

Pursuant to the terms of the lease we executed in November 2005, our former general counsel, Gilbert Azafrani, who is a California licensed real estate broker, is entitled to receive an aggregate of approximately $156,000 as a broker's commission for negotiating the lease of which he is required to pay approximately $52,000 to an unaffiliated co-broker. The commission is payable in two installments, half upon execution of the lease and the balance upon occupancy. In addition, subject to certain terms and conditions, Mr. Azafrani is also entitled to a commission equal to 2.5% of the purchase price if we exercise our option to purchase the property subject to the lease. We believe that the terms of the lease are no less favorable to us as terms that we could have obtained in a transaction where an unaffiliated party acted as a real estate broker.

Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide for the indemnification of our officers and directors. We intend to enter into indemnification agreements with each of our directors and executive officers.

SELLING STOCKHOLDERS

The following table identifies the selling stockholders and the number of shares of our common stock beneficially owned by each of them as of December 14, 2006. We have prepared this table based upon information furnished to us by or on behalf of the selling stockholders.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Under these rules, a person is deemed to beneficially own a security if that person has or shares voting power or investment power with respect to that security, or has the right to acquire beneficial ownership of that security within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. More than one person may be considered to beneficially own the same security. Percentage of beneficial ownership of common stock prior to and after the offering is based on 2,591,605 shares of common stock outstanding as of December 14, 2006. Securities that are exercisable or convertible into shares of our common stock within 60 days of the date of this prospectus are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity. Percentage of beneficial ownership does not include shares of Series A Convertible Preferred Stock payable as a dividend on the outstanding shares of Series A Convertible Preferred Stock or issuable in payment of penalties associated with this registration statement. See “Description of Securities-Preferred Stock.” Unless otherwise provided herein, no selling stockholder holds any position or office or has otherwise had a material relationship with us or any of its predecessors or affiliates during the last three years, except as a stockholder.

Beneficial Ownership after this Offering
Beneficial Ownership Prior to this Offering (1)	Shares Registered in this Offering	Number of Shares	Percentage of Shares Outstanding
Aaron Sullivan and Janelle Sullivan TIC	13,416	16,597	--	--
Advantage Advisors Catalyst Int’l Ltd.(2)	19,257	23,823	--	--
Advantage Advisors Catalyst Partners L.P. (2)	29,034	35,920	--	--
Alan J. Rubin	35,582	44,020	--	--
Almak Family Trust/Mike & Lisa Maddux TTEES DTD 02/12/93 (3)	13,416	16,597	--	--
Andrew R. Midler Family Trust (4)	88,952	110,047	--	--
Anne Lindsay Cohn Holstead	20,121	24,893	--	--
Anthony & Sandra Mansour Family Revocable Trust 12/17/85 (5)	177,902	220,092	--	--
Apogee Fund, L.P. (6)	266,854	330,137	--	--
Arthur A. Johnson, Jr.	8,897	11,007	--	--
Arthur Cole Nilson	8,897	11,007	--	--
Barbara A. Vines Trust	17,792	22,011	--	--
Bascom Baynes (7)	35,582	44,020	--	--
Ben T. Morris (7)	20,121	24,893	--	--
Benjamin P. Abney	8,896	11,006	--	--
Bessie Montesano	8,896	11,006	--	--
BFS US Special Opportunities Trust PLC (8)	355,803	440,180	--	--
Bill Haak & Johnnie S. Haak JTWROS	8,896	11,006	--	--
Bill Birdwell & Willie C. Birdwell JTWROS	8,721	10,790	--	--
Bobby Smith Cohn	20,121	24,893	--	--
Bonner S. Ball (9)	26,829	33,191	--	--
Brad D. Sanders (7)	20,121	24,893	--	--
Bret D. Sanders (7)	20,121	24,893	--	--
Brian Keller & Lesley Lipshultz Keller JT TEN	20,121	24,893	--	--
Brian Kuhn	33,537	41,490	--	--
Bruce A. Davidson and Laura A. Davidson JT TEN	20,121	24,893	--	--
Bruce Cummings & Myrna Cummings JT Ten (7)	8,721	10,790	--	--
Bruce Mendleson	13,416	16,597	--	--
Bruce R. McMaken (7)	4,026	4,981	--	--
Bruce Slovin	67,070	82,975	--	--

Beneficial Ownership after this Offering
Beneficial Ownership Prior to this Offering (1)	Shares Registered in this Offering	Number of Shares	Percentage of Shares Outstanding
Charles & Iris Peterson	8,897	11,007	--	--
Charles E. Campbell	5,618	5,618	--	--
Charles M. Darling IV	16,769	20,746	--	--
Christine M. Sanders (10)	33,537	41,490	--	--
Coll International LLC (7) (11)	177,778	177,778	--	--
Content Holding LLC (12)	177,778	177,778	--	--
Copper Beech Equity Partners LLC (13)	160,778	160,778	--	--
Courtney Cohn Hopson Separate Account	20,121	24,893	--	--
Craig & Katrina Juda JTWROS	26,829	33,191	--	--
Crescent International LTD (14)	178,404	220,712	--	--
CT Capital Associates, L.P. (15)	134,139	165,949	--	--
Daniel Palmer	8,896	11,006	--	--
Daryl James Woodard 1995 Revocable Trust (7) (16)	17,792	22,011	--	--
Dave Fendrick and Brenda Fendrick JTWROS	13,416	16,597	--	--
David Gregarek	4,026	4,981	--	--
David L. Shadid	8,897	11,007	--	--
David Towery	20,121	24,893	--	--
Don Sanders and Tanya Drury TTEES FBO Tanya Jo Drury Trust	26,829	33,191	--	--
Don Weir and Julie Ellen Weir Ten In Com	8,050	9,959	--	--
Donald L. Poarch	20,121	24,893	--	--
Donald V. Weir TTEE Sanders 1998 Children’s Trust DTD 12/01/97 (7) (17)	67,070	82,975	--	--
Donna Moss	8,050	9,959	--	--
Dror Zadok	67,070	82,975	--	--
DUDDLESTEN HOLDINGS LTD		23,823
Dwight W. Fate	8,897	11,007	--	--
E. Dean Catlett & Jo Ann Catlett Ten In Com	13,416	16,597	--	--
Edward F. Heil	67,070	82,975	--	--
Edwin Freedman	33,537	41,490	--	--
Elizabeth Kirby Cohn	20,121	24,893	--	--
Evan J. Warshawsky (18)	195,645	204,083	--	--
Evans Capital Growth Fund, L.P. (19)	35,548	43,979	--	--
Frank Milewski	66,667	66,667	--	--
Fred A. Stone, Jr.	20,121	24,893	--	--
G. Douglas Dillard, Jr.	35,582	44,020	--	--
George L. Ball (7) (8)	33,537	41,490	--	--
George Moorehead	33,537	41,490	--	--
Gerald Golub	35,582	44,020	--	--
Gerald H. Hunsicker and Irene H. Hunsicker JTWROS (7)	20,121	24,893	--	--
Gerald W. Pope Revocable Trust (20)	8,897	11,007	--	--
Gilbert Azafrani	160,063	160,063	--	--
Glenn A. Welsch & Constance Welsch TTEE FAO Welsch Family Living Trust Special Account UAD 9/14/95 (21)	13,416	16,597	--	--
GLG North American Opportunity Fund (22)	1,341,373	1,659,473	--	--
Grant E. Sims and Patricia Sims JT TEN	20,121	24,893	--	--

Beneficial Ownership after this Offering
Beneficial Ownership Prior to this Offering (1)	Shares Registered in this Offering	Number of Shares	Percentage of Shares Outstanding
Heartland Group Inc., solely on behalf of the Heartland Value Fund (23)	2,012,060	2,489,211	--	--
I-Global Trading (24)	134,139	165,949	--	--
IRA FBO Anthony Jacobs Pershing LLC as Custodian Rollover Account	150,905	186,691	--	--
IRA FBO Brett Robinson Pershing LLC as Custodian	20,121	24,893	--	--
IRA FBO Cynthia L. McBride Pershing LLC as Custodian	6,708	8,299	--	--
IRA FBO Dave Fendrick / Pershing LLC as Custodian	13,416	16,597	--	--
IRA FBO Don A. Sanders Pershing LLC as Custodian (7) (10)	136,823	169,270	--	--
IRA FBO Mark E. Wise Pershing LLC as Custodian Rollover Account	20,121	24,893	--	--
IRA FBO Robert C. Clifford, Pershing LLC as Custodian	13,416	16,597	--	--
IRA FBO Robert E. Witt Pershing LLC as Custodian Rollover Account	26,829	33,191	--	--
IRA FBO Tanya Drury Pershing LLC as Custodian	26,829	33,191	--	--
IRA FBO Thomas W. McBride Pershing LLC as Custodian Rollover Account	33,537	41,490	--	--
IRA FBO William D. Bain, Jr. Pershing LLC as Custodian Rollover Account	10,061	12,446	--	--
IRA FBO: Katherine U. Sanders/Pershing LLC as Custodian	84,507	104,547	--	--
Iridian Opportunity Master Fund, LTD (25)	53,370	66,026	--	--
J. Livingston Kosberg TTEE FBO Livingston Kosberg Trust UW of Dorothy R. Kosberg (26)	17,440	21,576	--	--
Jack Richman TTEE of the 2000 Jack Family Trust U/D/T 02/10/00 (27)	26,829	33,191	--	--
Jackie S. Moore	20,121	24,893	--	--
J-All Partnership (28)	53,657	66,383	--	--
James A. Murray	17,792	22,011	--	--
James A. Rosen	20,121	24,893	--	--
James W. Christmas	33,537	41,490	--	--
Jan Rask	17,792	22,011	--	--
Janus Investment Fund (29)	2,134,812	2,641,067	--	--
Jay Williamson	8,897	11,007	--	--
Jeff Sanguinet	8,896	11,006	--	--
Joe M. Bailey	20,121	24,893	--	--
Joel Revill	17,792	22,011	--	--
John H. Gray and Sandra A. Gray JTWROS	20,121	24,893	--	--
John H. Malanga & Jodi F. Malanga, JT Ten (7)	5,367	6,640	--	--
John I. Mundy Separate Property	10,061	12,446	--	--
John M. O’Quinn	67,070	82,975	--	--
John Rick Henry	17,792	22,011	--	--
John W. Johnson	20,121	24,893	--	--
Jonathan Day	13,416	16,597	--	--
Jurek Krasnodebski	8,896	11,006	--	--
Keenan Limited Partnership/Special (30)	26,829	33,191	--	--
Kendall C. Montgomery	26,829	33,191	--	--
Kyle Andres	8,896	11,006	--	--
Lance Clemons and Abbe Hoenscheld JTTEN (7)	9,747	12,059	--	--
Larry Don Henry	8,897	11,007	--	--
Larry Martin	33,537	41,490	--	--
Laura K. Sanders	33,537	41,490	--	--
Laurus Master Fund, Ltd. (31)	0	1,750,000	--	--
LBI Group Inc. (32)	1,067,406	1,320,532	--	--
Leonard Rauch Special	33,537	41,490	--	--
Lewis Wilkenfeld 1994 Trust, J. Livingston Kosberg, TTEE (33)	8,721	10,790	--	--
Lisa Dawn Weir	20,121	24,893	--	--
Lori Kosberg Trust, Mark J. Brookner TTEE (34)	8,721	10,790	--	--

Beneficial Ownership after this Offering
Beneficial Ownership Prior to this Offering (1)	Shares Registered in this Offering	Number of Shares	Percentage of Shares Outstanding
M. St. John Dinsmore	6,708	8,299	--	--
Marie K. Mildren	8,896	11,006	--	--
Mariko Osceola Gordon	8,896	11,006	--	--
Mark Leszczynski	8,896	11,006	--	--
Mark Newton Davis	17,792	22,011	--	--
Michael Needleman	13,416	16,597	--	--
Morton A. Cohn	67,070	82,975	--	--
Neil Grossman	5,618	5,618	--	--
Nancy G. Kinder	26,829	33,191	--	--
Nite Capital, L.P. (35)	88,952	110,047	--	--
Noreen McKee	8,896	11,006	--	--
Palisades Master Fund, LP (36)	578,889	602,554	--	--
Patrice Leigh Ferguson	13,416	16,597	--	--
Paul Tate and Lara M. Tate TIC	6,708	8,299	--	--
Paul Wallace	133,334	133,334	--	--
Philip J. Andrews	8,896	11,006	--	--
The Quaker Investment Trust - Quaker Strategic Growth Fund (37)	1,019,445	1,261,202	--	--
Renaissance US Growth Investment Trust PLC (38)	355,803	440,180	--	--
Richard D. Kinder	67,070	82,975	--	--
Richard Nahas	53,657	66,383	--	--
Ridgecrest Partners QP L.P. (2)	67,070	82,975	--	--
Ridgecrest Partners LTD (2)	18,781	23,235	--	--
Robert A. Lurie	56,339	69,699	--	--
Robert Alpert	33,537	41,490	--	--
Robert B. Lyons, Jr.	8,897	11,007	--	--
Robert Larry Kinney (7)	33,537	41,490	--	--
Robin Kosberg Elkin Trust, Mark J. Brookner TTEE	8,721	10,790	--	--
Roger P. Lindstedt	26,829	33,191	--	--
Ronald Popeil	0	200,000	--	--
Rosen Family Trust UAD 5/31/89 (39)	67,070	82,975	--	--
Roy T. Rimmer, Jr.	33,537	41,490	--	--
Rune Medhus and Elisa Medhus	17,792	22,011	--	--

Beneficial Ownership after this Offering
Beneficial Ownership Prior to this Offering (1)	Shares Registered in this Offering	Number of Shares	Percentage of Shares Outstanding
Sanders Morris Harris, Inc. (40)	0	266,667	--	--
Sanders Opportunity Fund (Institutional), L.P. (40)	1,402,050	1,734,538	--	--
Sanders Opportunity Fund, L.P. (40)	425,890	526,888	--	--
Sandor Capital Master Fund, L.P. (41)	181,086	217,883	--	--
Sanford B. Prater	20,121	24,893	--	--
Scott Juda	26,829	33,191	--	--
SEP FBO Frederick A. Huttner/Pershing LLC as Custodian	10,061	12,446	--	--
SEP FBO Higdon O. Compton Pershing LLC as Custodian	10,061	12,446	--	--
Sharetron Limited Partnership (42)	20,121	24,893	--	--
Sharon Perry Wise Separate Property Account	26,829	33,191	--	--
Stanley & Antoinette McCabe	8,897	11,007	--	--
Stanley Katz	35,582	44,020	--	--
Stanley Shopkorn	355,803	440,180	--	--
Stellar Capital Fund, LLC (43)	134,139	165,949	--	--
Stephen Falk TTEE FBO Benjamin Falk & Sylvia Falk 1995 Trust U/A/D 3-22-95 (44)	20,121	24,893	--	--
Stephen J. Heyman	53,657	66,383	--	--
Stephen K. Gardner TTEE FBO Charles M. Darling V Irrevocable Trust UAD 12-30-85 (45)	22,757	28,154	--	--
Stephen K. Gardner TTEE FBO Christopher B. Darling Irrevocable Trust UAD 12-30-85 (45)	17,486	21,633	--	--
Stephen S. Oswald	20,121	24,893	--	--
Steven J. Mayer	8,896	11,006	--	--
Steve Scott	53,657	66,383	--	--
Steven R. Elliot	8,897	11,007	--	--
Steven R. Elliott	17,792	22,011	--	--
Susan Sanders Separate Property	20,121	24,893	--	--
Talbot M. Smith	20,121	24,893	--	--
TerraNova Explorer’s Fund I LLC	66,667	66,667	--	--
The Allen Peyser Family Trust (46)	35,577	44,014	--	--
Thomas Brady & Daniel Brady TTEES E P Brady Ltd Partner Sharing Plan & Trust (47)	33,537	41,490	--	--
Thomas W. Custer	14,758	18,258	--	--
Tom and Nancy Juda Living Trust	355,803	440,180	--	--
Tom Juda Jr. and Rosemary T. Juda, JTWROS	26,829	33,191	--	--
Topwater Exclusive Fund II LLC (48)	580,816	718,553	--	--
Vivian B. Darling	16,769	20,746	--	--
VLC Properties, LP (49)	17,791	22,010	--	--
W. Roger Clemens, Special Retirement Account	33,537	41,490	--	--
Wayne B. Duddlesten	864	1,070	--	--
Wendy Kosberg Starr Trust, Mark J. Brookner TTEE (33)	8,721	10,790	--	--
Wesley Ramjeet	13,650	13,650	--	--
William Lester	8,897	11,007	--	--
William Randolph Piper and Sara Lynn Greed-Piper	8,896	11,006	--	--
William A. Solemene	107,312	132,760	--	--
Wolf Canyon, Ltd.—Special (30)	26,829	33,191	--	--
Zadok Jewelry Inc. 401K Profit Sharing Plan (50)	13,416	16,597	--	--
TOTAL:	18,528,808	24,776,050	--	--

(1)	Assumes conversion of shares of Series A Convertible Preferred Stock held by the registered owner.

(2)
Sanford Prater exercises voting and investment control of shares held by Advantage Catalyst Int’l Ltd, Advantage Advisors Catalyst Partners L.P., Ridgecrest Partners QP L.P. and Ridgecrest Partners LTD and may be deemed to beneficially own all of the shares held by these entities.

(3)
Mike Maddux and Lisa Maddux are co-Trustees of the Almak Family Trust dated February 12, 1993, exercise voting and investment control, and may be deemed to beneficially own all of the shares held by the trust.

(4)	Andrew Midler exercises voting and investment control of the shares held by the Andrew R. Midler Family Trust and may be deemed to beneficially own all shares held by Andre RE. Midler Family Trust.

(5)
Anthony Mansour exercises voting and investment control of the shares held by the Anthony & Sandra Mansour Family Trust and may be deemed to beneficially own all shares held by Anthony & Sandra Mansour Family Trust.

(6)	Emmett M. Murphy exercises voting and investment control of the shares held by Apogee Fund, L.P. and may be deemed to beneficially own all shares held by Apogee Fund, L.P.

(7)
Each of the identified selling stockholders is, or at the time of acquisition of their shares, was an associated person of Sanders Morris Harris Inc. In June 2005 Sanders Morris Harris Inc. acted as our placement agent in connection with the sale of our Series A Convertible Preferred Stock. In June and October 2006, Sanders Morris Harris Inc. entered into loan transactions with us. Mr. A. Emerson Martin, II and Mr. Gregg A. Mockenhaupt, each of whom was a member of our board of directors, are also Managing Directors of Sanders Morris Harris, Inc., an affiliated investment banking firm. Mr. John S. Reiland, who is a member of our board of directors, is a Managing Director of Sanders Morris Harris Inc.

(8)
Russell Cleveland exercises voting and investment control of the shares held by BFS US Special Opportunities Trust PLC and may be deemed to beneficially own all shares held by BFS US Special Opportunities Trust.

(9)	George S. Ball and Bonner S. Ball are husband and wife.

(10)	Don Sanders and Christine Sanders are husband and wife.

(11)	Barry Levine exercises voting and investment control of the shares held by Coll International LLC and may be deemed to beneficially own all shares held by Coll International LLC.

(12)	Bob Deloren exercises voting and investment control of the shares held by Content Holdings LLC and may be deemed to beneficially own all shares held by Content Holdings LLC.

(13)	Karl Douglas exercises voting and investment control of the shares held by Copper Beach Equity Partners LLC and may be deemed to beneficially own all shares held by Copper Beach Equity Partners LLC.

(14)
Mel Crow, Maxi Brezzi and Bachir-Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisors to Crescent International, LTD exercise voting and investment control of the shares held by Crescent International LTD. Messrs. Crow, Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares.

(15)	J. Howard Coale exercises voting and investment control of the shares held by CT Capital Associates L.P. and may be deemed to beneficially own all shares held by CT Capital Associates L.P.

(16)
Daryl James Woodard exercises voting and investment control of the shares held by the Daryl James Woodard 1995 Revocable Trust and may be deemed to beneficially own all of the shares held by the Daryl James Woodard 1995 Revocable Trust.

(17)
Donald Weir is the trustee and exercises voting and investment control of the shares held by the Sanders 1998 Children’s Trust dated December 1, 1997, and may be deemed to beneficially own all shares held by the Sanders 1998 Children’s Trust dated December 1, 1997.

(18)	Evan J. Warshawsky is our former Chief Financial Officer.

(19)	Justin Evans exercises voting and investment control of the shares held by Evans Capital Growth Fund L.P. and may be deemed to beneficially own all shares held by Evans Capital Growth Fund L.P.

(20)
Gerald W. Pope is the trustee and exercises voting and investment control of the shares held by the Gerald W. Pope Revocable Trust, and may be deemed to beneficially own all shares held by the Gerald W. Pope Revocable Trust.

(21)
Glenn A. Welsch and Constance Welsch exercise voting and investment control of the shares held by the FAO Welsch Family Living Trust Special Account UAD 9/14/95 and each may be deemed to beneficially own all of the shares held by the FAO Welsch Family Living Trust Special Account UAD 9/14/95.

(22)
Philippe Tabre and Emmanuel Roman exercise voting and investment control of the shares held by GLG Partners American Opportunity Fund and may be deemed to beneficially own all shares held by GLG Partners American Opportunity Fund.

(23)
William J. Nasgovitz, through Heartland Group, Inc., exercises voting and investment control of the shares held by Heartland Value Fund and may be deemed to beneficially own all shares held by Heartland Value Fund.

(24)	Kevin Waltzer exercises voting and investment control of the shares held by I-Global Trading and may be deemed to be the beneficial owner of all shares held by I-Global Trading.

(25)
Jeff Silver, through Iridian Asset Management LLC, exercises voting and investment control of shares held by Iridian Opportunity Master Fund LTD and may be deemed to beneficially own all of the shares held by Iridian Opportunity Master Fund, LTD.

(26)
J. Livingston Kosberg is the trustee and exercises voting and investment control of the shares held by the Livingston Kosberg Trust UW of Dorothy R. Kosberg and may be deemed to beneficially own all shares held by the Livingston Kosberg Trust UW of Dorothy R. Kosberg.

(27)
Jack Richman is the trustee and exercises voting and investment control of the 2000 Jack Family Trust U/D/T/ 02/10/00 and may be deemed to beneficially own all shares held by the 2000 Jack Family Trust U/D/T 02/10/00.

(28)	Dennis Wilkerson exercises voting and investment control of the shares held by J-All Partnership and may be deemed to be the beneficial owner of all shares held by J-All Partnership.

(29)	William H. Bales exercises voting and investment control of the shares held by Janus Investment Fund and may be deemed to beneficially own all shares held by Janus Investment Fund.

(30)
Carolyn Frost Keenan, through Polywog, LC and Wolf Canyon, LC exercises voting and investment control of the shares held by Keenan Limited Partnership/Special and Wolf Canyon, Ltd. - Special and may be deemed to beneficially own all of the shares held by Keenan Limited Partnership/Special and Wolf Canyon, Ltd. - Special.

(31)
Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and share sole voting and investment power over the securities owned by the Fund registered in this Registration Statement.

(32)	LBI Group, Inc. is a wholly-owned subsidiary of Lehman Brothers, Inc., which is a wholly-owned subsidiary of Lehman Brothers Holdings, Inc., which is a public company.

(33)
J. Livingston Kosberg is the trustee and exercises voting and investment control of the shares held by the Lewis Wilkenfeld 1994 Trust and may be deemed to be the beneficial owner of all shares held by the Lewis Wilkenfeld 1994 Trust.

(34)
Mark Brookner is the trustee and exercises voting and investment control of the shares held by the Lori Kosberg Trust, the Wendy Kosberg Starr Trust and the Robin Kosberg Elkin Trust and may be deemed to beneficially own all the shares held by the Lori Kosberg Trust, the Wendy Kosberg Starr Trust and the Robin Kosberg Elkin Trust.

(35)	Keith Goodman exercises voting and investment control of shares held by Nite Capital L.P. Mr. Goodman disclaims beneficial ownership of the shares held by Nite Capital L.P.

(36)	Paul Mannion and Andy Reckles exercise voting and investment control of shares held by Palisades Master Fund LP and each may be deemed to beneficially own all shares held by Palisades Master Fund LP.

(37)
Manu Daftary exercises voting and investment control of the shares held by The Quaker Investment Trust - Quaker Strategic Growth Fund and may be deemed to beneficially own all of the shares held by The Quaker Investment Trust - Quaker Strategic Growth Fund.

(38)
Russell Cleveland exercises voting and investment control of the shares held by Renaissance US Growth Investment Trust PLC and may be deemed to beneficially own all shares owned by Renaissance US Growth Investment Trust PLC.

(39)	Albert Rosen exercises voting and investment control of the shares held by the Rosen Family Trust and may be deemed to beneficially own all shares held by the Rosen Family Trust.

(40)
Don Sanders exercises voting and investment control of the shares held by Sanders Morris Harris, Sanders Opportunity Fund (Institutional) L.P. and Sanders Opportunity Fund L.P. and may be deemed to beneficially own all shares held by Sanders Opportunity Fund (Institutional) L.P. and Sanders Opportunity Fund L.P. Mr. A. Emerson Martin, II and Mr. Gregg A. Mockenhaupt, each of whom was a member of our board of directors, are also Managing Directors of Sanders Morris Harris, Inc., an affiliated investment banking firm. Mr. John S. Reiland, who is a member of our board of directors, is a Managing Director of Sanders Morris Harris, Inc.

(41)	John Lemak exercises voting and investment control of the shares held by Sandor Capital Master Fund, L.P. and may be deemed to beneficially own all shares held by Sandor Capital Master Fund, L.P.

(42)	John Hazleton exercises voting and investment control of the shares held by Sharetron Limited Partnership and may be deemed to beneficially own all shares held by Sharetron Limited Partnership.

(43)	Richard Schmidt exercises voting and investment control of the shares held by Stellar Capital Fund, LLC and may be deemed to beneficially own all shares held by Stellar Capital Fund, LLC.

(44)
Stephen Falk is the trustee and exercises voting and investment control of the shares held by the Benjamin Falk & Sylvia Falk 1995 Trust U/A/D 3-22-95 and may be deemed to beneficially own all shares held by the Benjamin Falk and Sylvia Falk 1995 Trust U/A/D 3-22-95.

(45)
Stephen Gardener is the trustee and exercises voting and investment control of shares held by the Charles M. Darling V Irrevocable Trust UAD 12-30-85 and the Christopher B. Darling Irrevocable Trust UAD 12-30-85 and may be deemed beneficial owners of all shares held by the Charles M. Darling V Irrevocable Trust UAD 12-30-85 and the Christopher B. Darling Irrevocable Trust UAD 12-30-85.

(46)
Richard F. Allen, Sr. is trustee of The Allen Peyser Family Trust and he exercises voting and investment power over the shares. The number of shares beneficially owned  by The Allen Peyser Family Trust includes four shares of Series A Convertible Preferred Stock that were paid for but that were not issued as of the date of this prospectus. The shares described in this footnote are also listed as part of the beneficial ownership of Mr. Allen described elsewhere in this table.

(47)
Thomas Brady and Daniel Brady are co-trustees and exercise voting and investment control of the shares held by the E.P. Brady Ltd Partner Sharing Plan & Trust and may be deemed to beneficially own all of the shares held by the E.P. Brady Ltd Partner Sharing Plan & Trust.

(48)
Mann Daftery (through DG Capital) and Travis Taylor exercise voting and investment control of the shares held by Topwater Exclusive Fund II LLC and may be deemed to beneficially own all shares held by Topwater Exclusive Fund II LLC.

(49)	Virginia L. Christy exercises voting and investment control of the shares held by VLC Properties, LP and may be deemed to beneficially own all shares held by VLC Properties, LP.

(50)
Dror Zadok exercises voting and investment control of the shares held by Zadok Jewelry Inc. 401k Profit Sharing Plan and may be deemed to beneficially own all shares held by Zadok Jewelry Inc. 401k Profit Sharing Plan.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the OTC Bulletin Board or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in privately negotiated transactions; and

•	any other method permitted by applicable law.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out these short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any brokers, broker-dealers or their agents who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker, broker-dealer or their agents may be deemed to be underwriting discounts and commissions.

Selling stockholders that are also broker-dealers are “underwriters” within the meaning of the Securities Act of 1933. Heartland Group, Inc., Heartland Group Advisors, Iridian Opportunity Master Fund LTD, Janus Investments Fund, LBI Group Inc., Quaker Strategic Growth Fund, Sanders Opportunity Fund (Institutional), L.P., and Sanders Opportunity Fund, L.P., are each selling stockholders and broker-dealers and, as such, are underwriters. Bascom Baynes, Ben T. Morris, Brad D. Sanders, Bret D. Sanders, Bruce Cummings & Myrna Cummings JT Ten, Bruce R. McMaken, Coll International LLC, Daryl James Woodard 1995 Revocable Trust, Don Weir and Julie Ellen Weir Ten In Com, George L.Ball, IRA FBO Don A. Sanders Pershing LLC as Custodian, John H. Malanga and Jodi F. Malanga JT Ten., Lance Clemons and Abbe Hoenscheld JTTEN, Robert Larry Kinneyand Rune Medhus are each selling stockholders and associated persons of Sanders Morris Harri, Inc., a broker-dealer, and each purchased the shares being offered by it under this prospectus (including securities convertible or exercisable into the shares being offered by it under this prospectus) in the ordinary course of business, and at the time of the purchase of such shares, each of these selling stockholders had no agreements or understandings, directly or indirectly, with any person to distribute the shares. Craig & Katrina Juda, Daniel Palmer, IRA FBO Robert C. Clifford, Pershing LLC as Custodian, Scott Juda, Tom and Nancy Juda Living Trust and Tom Juda Jr. are each selling stockholders and affiliates of broker-dealers, and each did not purchase the shares being offered by it under this prospectus (including securities convertible or exercisable into the shares being offered by it under this prospectus) in the ordinary course of business and each are therefore underwriters within the meaning of the Securities Act of 1933.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholders may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, no selling stockholder has entered into any agreements with prospective underwriters. If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of our common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase or attempt to induce any person to bid for or purchase, shares of our common stock while the selling stockholder is distributing shares covered by this prospectus. The selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Unless granted an exemption by the SEC from Regulation M, or unless otherwise permitted under Regulation M, a selling stockholder may not engage in any stabilization activity in connection with our common stock and may not bid for or purchase any shares of our common stock or attempt to induce any person to purchase any shares of our common stock other than as permitted under the Securities Exchange Act of 1934. The selling stockholders are also advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the registration statement of which this prospectus forms a part must be filed with the SEC.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $.00001 per share, and 20,000,000 shares of preferred stock, par value $.00001 per share. As of December 14, 2006, 2,617,521 shares of common stock were issued and outstanding, 15,734,147 shares of Series A Convertible Preferred Stock were issued and outstanding and an additional four shares of Series A Convertible Preferred Stock were paid for but were not issued.

The following description of our capital stock is not complete and is subject to, and qualified by, our certificate of incorporation and bylaws, and by the provisions of applicable Delaware law.

Common Stock

Subject to preferences that may be applicable to the rights of holders of our outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends as our Board of Directors may from time to time declare out of funds legally available therefor. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. Delaware law provides that stockholders are not entitled to cumulative voting with respect to the election of directors unless the certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly permit cumulative voting with respect to the election of our directors. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

In the event of our liquidation, our stockholders are entitled to receive pro rata, without regard to par value, all of our assets available for distribution to our stockholders after payment of our obligations and distribution in full of the preferential amount to be distributed to holders of shares of our preferred stock.

Preferred Stock

Our certificate of incorporation authorizes us to issue, without prior consent or additional action of our stockholders, up to 20,000,000 shares of “blank check” preferred stock, par value $0.00001 per share, with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, our board of directors has designated 20,000,000 shares of our preferred stock as Series A Convertible Preferred Stock with the dividend, liquidation, conversion, voting and other rights summarized herein. In the event we have not issued all of the authorized shares of Series A Convertible Preferred Stock, we may, by decreasing the number of authorized shares of Series A Convertible Preferred Stock, cause those unissued shares to resume their status as “blank check” preferred stock.

On June 30, 2005, we sold 13,262,600 shares of Series A Convertible Preferred Stock, not including four shares of Series A Convertible Preferred Stock for which payment was received but which were not issued as of the date of this prospectus, to certain investors at a purchase price of $3.77 per share.

The holders of the Series A Convertible Preferred Stock are entitled to receive cumulative dividends at a rate of $0.1885 per share per annum (equivalent to 5% of the original purchase price) payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2005. The cumulative dividends may be paid in cash or, at our option, in additional shares of Series A Convertible Preferred Stock. We failed to make our scheduled October 1, 2005, January 1, 2006 and April 1, 2006 dividend payments totaling approximately $1,875,000. Due to our failure to make these dividend payments and because the registration statement of which this prospectus is a part had not yet been declared effective, we lost the option to choose unilaterally to make these dividend payments in additional shares of Series A Convertible Preferred Stock as opposed to cash.

In June 2006, we entered into an agreement with holders of more than 80% of our outstanding Series A Convertible Preferred Stock, under which the holders of the Series A Convertible Preferred Stock agreed to waive all penalties related to the registration rights agreement and agreed to receive dividends of 0.153857 shares per share of Series A Convertible Preferred Stock (or 2,040,546 shares in total) for the three quarters ended October 1, 2005, January 1, 2006 and April 1, 2006. We also agreed to pay a dividend of 0.020933 shares per share for the quarter ended June 30, 2006 (or 277,778 shares in total). On July 21, 2006, our Board of Directors declared these dividends payable in shares of Series A Convertible Preferred Stock pursuant to the terms of this agreement.

Pursuant to this agreement, the holders of the Series A Convertible Preferred Stock also agreed to allow for the issuance of Series A Convertible Preferred Stock at a price below $3.77 per share, and allow the payment of the cumulative preferential dividends on outstanding shares of Series A Convertible Preferred Stock without regard to our previous failure to pay these dividends. Under this agreement, the holders also agreed to certain other changes under our registration rights agreement with them.

The Series A Convertible Preferred Stock ranks senior to our common stock with respect to any distribution of assets upon our liquidation. In the event of our liquidation, holders of our Series A Convertible Preferred Stock are entitled, after payment of our creditors, to receive a distribution prior in preference to any holder of our common stock of an amount per share equal to the greater of the original purchase price of our Series A Convertible Preferred Stock, together with unpaid and accrued dividends (whether or not earned or declared), or the amount that a holder of Series A Convertible Preferred Stock would have received if that holder had converted such Series A Convertible Preferred Stock to shares of our common stock immediately prior to the occurrence of the event giving rise to the distribution. In the event the assets available to be distributed to the holders of our Series A Convertible Preferred Stock are insufficient to pay the full preferential amount due such holders then the available assets will be distributed pro rata to the holders of Series A Convertible Preferred Stock.

Holders of our Series A Convertible Preferred Stock have one vote per share on all matters. Except as provided by law, holders of our Series A Convertible Preferred Stock generally vote together with the holders of our common stock as a single class on any action to be taken by our stockholders. The approval of holders of 80% of the outstanding shares of our Series A Convertible Preferred Stock, however, is required to (1) change the rights, preferences or privileges of the Series A Convertible Preferred Stock, (2) increase the authorized number of shares of Series A Convertible Preferred Stock or (3) do any act not contemplated by our certificate of incorporation which would result in taxation of the holders of our Series A Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended.

Shares of our Series A Convertible Preferred Stock are convertible, at the option of the holder, at any time into shares of common stock at the initial rate of one share of common stock for each share of our Series A Convertible Preferred Stock being converted. In the event we issue additional shares of common stock (other than (1) upon conversion of shares of Series A Convertible Preferred Stock, (2) to certain individuals pursuant to an employee stock incentive plan or written agreement approved by our board of directors or (3) as a dividend or distribution on our Series A Convertible Preferred Stock), then we will make an adjustment to the conversion price of our Series A Convertible Preferred Stock if the consideration per share for the additional issued stock is less than the conversion value then in effect, or immediately prior to the issuance, for the Series A Convertible Preferred Stock. Due to the issuance of warrants to Laurus in October 2006, the conversion rate of the Series A Convertible Preferred Stock was adjusted down, so that the Series A Convertible Preferred Stock are now convertible at the rate of approximately 1.09 shares of common stock for each share of our Series A Convertible Preferred Stock being converted.

Subject to certain restrictions, the terms of the Series A Convertible Preferred Stock provide, that we may, at our option, cause all of the outstanding shares of Series A Convertible Preferred Stock to be converted into shares of common stock, at any time and from time to time, if the market price of our common stock equals or exceeds 200% of the conversion price then in effect for any 20 days during the most recent consecutive 30 trading days prior to giving the notice of conversion and the daily trading volume of our common stock for any 20 days during the most recent consecutive 30 trading days prior to giving the notice of conversion equaled or exceeds 50,000 shares. In the event that we fail to declare or pay in full any dividend payable on the Series A Convertible Preferred Stock on the applicable dividend date and we fail to correct such failure within thirty days of the applicable dividend date then we lose our ability to cause all of the outstanding shares of Series A Convertible Preferred Stock to be converted into shares of common stock at anytime. We failed to make such a dividend payment on October 1, 2005 and we, therefore, cannot cause all of the outstanding shares of Series A Convertible Preferred Stock to be converted into shares of common stock at any time.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that may have the following anti-takeover effects:

  Removal and Vacancy of Directors

Our directors can be removed with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of directors. In the event our stockholders do not fill a director vacancy at the meeting for removal of the director, then our directors may fill the vacancy. Any vacancy that is the result of a director’s resignation may be filled by our board of directors.

  No Cumulative Voting

Delaware law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the certificate of incorporation provides otherwise. Our certificate of incorporation expressly states that cumulative voting is not allowed for the election of directors.

Limitation on Conversion of Series A Convertible Preferred Stock

In the event we are involved in any merger, consolidation or similar event that has been approved by our board of directors, we will not have the option to cause the conversion of the outstanding shares of Series A Convertible Preferred into shares of our common stock, if our stockholders, immediately prior to the transaction, do not collectively own at least 51% of the outstanding voting securities of the surviving entity immediately following the transaction. Additionally, in the event of the acquisition, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or in a manner approved by our board of directors, of 50% or more of our outstanding voting securities, we will not have the option to cause the conversion of the outstanding shares of our Series A Convertible Preferred Stock into shares of our common stock. As we previously noted, however, we failed to make a required dividend payment on October 1, 2005, and we therefore cannot cause the conversion of all of the outstanding shares of Series A Convertible Preferred Stock until all accrued dividends have been paid. See “Description of Securities-Preferred Stock.”

Warrants

On June 30, 2005, in connection with our private placement of the Series A Convertible Preferred Stock, we issued a warrant to purchase 266,667 shares of our common stock to Sanders Morris Harris Inc., our placement agent. The warrant has an exercise price of $3.77 per share of common stock and is exercisable for five years from July 1, 2005. The warrant is exercisable for cash or by cashless exercise. The warrant also contains anti-dilution provisions, which will cause the exercise price and/or number of shares the holder will receive upon exercise of the warrant to be adjusted, in the event of stock splits, stock dividends, or other re-capitalizations of us.

On October 18, 2006, in connection with the loan term and revolving credit line we obtained through Laurus Master Fund Ltd., we issued to Laurus a warrant to purchase up to 1,750,000 shares of our common stock at a purchase price per share of $0.00001. The warrant is exercisable immediately and expires on October 18, 2036. The warrant is exercisable for cash or by cashless exercise. We also entered into a registration rights agreement with Laurus under which we agreed to register the shares underlying the warrant issued to Laurus.

On October 18, 2006, in connection with certain agreements we entered into with Ronald M. Popeil concurrently with the consummation of the financing transaction with Laurus, we issued to Mr. Popeil a warrant to purchase up to 200,000 shares of our common stock. The warrant has a term of five years and an exercise price, payable in cash, equal to the average bid price for our common stock, as quoted on the OTC Bulletin Board, for the 30 trading days immediately before October 18, 2006. We also agreed to register the shares of common stock underlying the warrant.

Anti-Takeover Provisions of Delaware Law

Delaware law contains provisions that may have anti-takeover effects. We are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly-held Delaware corporation from engaging in a “business combination” (including a merger, consolidation, sale or lease of assets, or other transaction resulting in a financial benefit) with any "interested stockholder" for a period of three years following the date in which the person became an interested stockholder, unless:

•	Prior to that time, the board of directors approved the business combination or the transaction in which the stockholder became an "interested stockholder;"

•
Upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder,” the “interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the “interested stockholder”), those shares owned by persons who were directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
On or subsequent to the date a person became an “interested stockholder,” the business combination was approved by the board of directors and authorized at a meeting of the stockholders, and not by written consent, by vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder.”

An "interested stockholder" is, subject to certain exceptions, a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us.

Indemnification Matters

Our certificate of incorporation includes a provision that limits or eliminates to the fullest extent permitted by Delaware law, the personal liability of our directors for monetary damages for breach of their fiduciary duty as directors to us or our stockholders, except for (i) any breach of such director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) authorization of the unlawful payment of a dividend or approval of a stock purchase or redemption in violation of Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit. Our certificate of incorporation also includes a provision which eliminates directors' personal liability to the fullest extent permitted under the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.

Pursuant to our certificate of incorporation and bylaws, we will indemnify an officer or director who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in our right), by reason of the fact that he is, was or agreed to become a director or officer of us, or is, was or agreed to serve in his capacity as an officer or director of any other corporation, partnership, joint venture, trust or other enterprise (if he was serving in such capacity at our request) or by reason of any action alleged to have been taken or omitted in such capacity against costs, charges, expenses (including attorney’s fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests.

Pursuant to our certificate of incorporation and bylaws, with respect to actions or suits in our right, we will indemnify an officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in its favor by reason of the fact that he is, was or agreed to become a director or officer of us, or is, was or agreed to serve in his capacity as an officer or director of any other corporation, partnership, joint venture, trust or other enterprise (if he was serving in such capacity at our request), or by reason of any action alleged to have been taken or omitted in such capacity against costs, charges, expenses (including attorney’s fees) actually and reasonably incurred by him or on his behalf, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. No indemnification, however, will be made in respect of any claim as to which such person is adjudged liable to us unless the Court of Chancery of Delaware, or the court in which the action or suit was brought, determines that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the court deems proper.

Our certificate of incorporation provides that we may purchase and maintain insurance on behalf of any person who is, was or agreed to become a director, officer, employee or agent of us or is, was or agreed to serve as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise (if he was serving in such capacity at our request), provided that the insurance is available on acceptable terms as determined by our board of directors.

We currently have in place policies of insurance under which, subject to the limitations of such policies, coverage is provided to our directors and officers against loss arising from claims made by reason of wrongful acts as a director or officer.

We intend to enter into indemnification agreements with our executive officers and directors.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

The indemnification provisions described above provide coverage for claims arising under the Securities Act of 1933 and the Securities Exchange Act of 1934. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to our certificate of incorporation, bylaws, Delaware corporation law, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Currently, there is no pending material litigation, action or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management in order to make it more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Transfer Agent and Registrar

Our transfer agent and registrar is Corporate Stock Transfer, Inc.

Listing

Our common stock trades on the OTC Bulletin Board® under the symbol “RNCP.OB.”

Warrant Agent

We act as warrant agent.

LEGAL MATTERS

Stubbs Alderton Markiles, LLP, is rendering a legal opinion as to the validity of the shares of our common stock offered by this prospectus.

EXPERTS

The consolidated financial statements of Ronco Corporation and its subsidiary, as of June 30, 2006 and 2005, appearing in our Annual Report (Form 10-K) for the year ended June 30, 2006, and for the one day ended June 30, 2005 (day of acquisition), have been audited by Mahoney Cohen & Company, CPA, P.C., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 2 to the consolidated financial statements) included therein. These financial statements and the report of Mahoney Cohen & Company, CPA, P.C. are included in reliance upon their report given upon the authority of Mahoney Cohen & Company, CPA, P.C. as experts in auditing and accounting.

Furthermore, the combined financial statements of Ronco Inventions, LLC and Affiliated Companies, for the nine months ended June 29, 2005 and September 30, 2004 that are included in this prospectus and in the registration statement have been audited by Mahoney Cohen & Company, CPA, P.C., independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Mahoney Cohen & Company, CPA, P.C. are included in reliance upon their report given upon the authority of Mahoney Cohen & Company, CPA, P.C. as experts in auditing and accounting.

The combined financial statements of Ronco Inventions, LLC and Affiliated Companies as of December 31, 2003 that are included in this prospectus and in the registration statement have been audited by VELAH Group LLP, independent public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of VELAH Group LLP are included in reliance upon their report given upon the authority of VELAH Group LLP as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

                    We have filed an amended registration statement on Form S-1 with the SEC in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits filed as part of the registration statement. This prospectus may include references to contracts or other documents of ours; any summaries of these contracts or documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We also file annual, quarterly and current reports and other information with the SEC. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the SEC’s public reference room located at 100 “F” Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULE

Report of Independent Registered Public Accounting Firm, Mahoney Cohen & Company, CPA, P.C.	F-2 - F-3

Independent Auditors' Report, VELAH Group LLP	F-4

Consolidated Balance Sheets at June 30, 2006 and 2005	F-5

Consolidated and Combined Statements of Operations for the year ended June 30, 2006, June 30, 2005 (Date of Acquisition) (Successor), for the nine months ended June 29, 2005 and September 30, 2004, and for the year ended December 31, 2003 (Predecessor)
F-6

Consolidated and Combined Statements of Stockholders' and Members' Equity (Deficiency) for the year ended June 30, 2006 (Successor), October 15, 2004 (Date of Inception) to June 30, 2005 (Successor), for the nine months ended June 29, 2005 and September 30, 2004, and for the year ended December 31, 2003 (Predecessor)
F-7

Consolidated and Combined Statements of Cash Flows for the year ended June 30, 2006 (Successor), June 30, 2005 (Date of Acquisition) (Successor) for the nine months ended June 29, 2005 and September 30, 2004 and the year ended December 31, 2003 (Predecessor)
F-8 - F-9

Notes to Consolidated and Combined Financial Statements	F-10 - F-25

Index to Interim Financial Statements for the three months ended September 30, 2006 and 2005	F-26

The following consolidated and combined financial statement schedule is included in Item 16(b):
Schedule II - Valuation and Qualifying Accounts

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ronco Corporation and Subsidiary

We have audited the accompanying consolidated balance sheets of Ronco Corporation and subsidiary (the “Successor” or “Company”) as of June 30, 2006 and 2005 and the related consolidated statements of operations and cash flows for the year ended June 30, 2006 and for the one day June 30, 2005 (Date of Acquisition) and stockholders' equity for the year ended June 30, 2006 and for the period October 15, 2004 (Date of Inception) to June 30, 2005. Our audits also included the financial statement schedule listed in the index as Item 16(b) for the year ended June 30, 2006. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ronco Corporation and subsidiary as of June 30, 2006 and 2005, and the results of their operations and their cash flows for the year ended June 30, 2006 and for the one day June 30, 2005 (Date of Acquisition) in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule for the year ended June 30, 2006, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s net loss of approximately $44,420,000 and working capital deficiency of approximately $12,867,000 raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

/s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York
September 22, 2006, except for Note 22, for which the date is October 6, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Stockholders
Ronco Inventions, LLC and Affiliated Companies

We have audited the accompanying combined statements of operations, stockholders' and members' deficiency and cash flows of Ronco Inventions, LLC and Affiliated Companies (the “Predecessor” or the “Company”) for the nine months ended June 29, 2005 and September 30, 2004. Our audits also included the financial statement schedule listed in the index as Item 16(b) for the nine months ended June 29, 2005 and September 30, 2004. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined statements of operations, stockholders' and members' deficiency and cash flows of Ronco Inventions, LLC and Affiliated Companies referred to above present fairly, in all material respects, the results of their operations and their cash flows for the nine months ended June 29, 2005 and September 30, 2004 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule for the nine months ended June 29, 2005 and September 30, 2004, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York
October 20, 2005

INDEPENDENT AUDITORS’ REPORT

To the Members and Stockholder
Ronco Inventions, LLC and Affiliated Companies:

We have audited the accompanying combined statements of operations, stockholders’ and members’ deficiency, and cash flows of Ronco Inventions, LLC and Affiliated Companies (collectively, the “Company”), which are under common ownership and common management, for the year ended December 31, 2003. Our audit also includes the financial statement scheduled listed in the index as Item 16(b) for the year ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined statements of operations, stockholders’ and members’ deficiency, and cash flows referred to above present fairly, in all material respects, the results of its operations and its cash flows of the Company for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ VELAH Group LLP
Los Angeles, California
August 19, 2004

RONCO CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2006 AND 2005

	June 30, 2006	June 30, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$425,145	$834,358
Short-term investments	501,942	-
Accounts receivable, net of allowance for doubtful accounts and returns of $363,517 at June 30, 2006	759,758	2,264,315
Inventories	8,372,362	8,968,199
Prepaid expenses and other current assets	632,376	2,537,506
Due from seller entities	-	135,676
Investments	601,783	-
Total current assets	11,293,366	14,740,054
INVESTMENTS	-	1,627,823
PROPERTY AND EQUIPMENT, Net	1,185,227	925,000
OTHER ASSETS:
Production costs, net of accumulated amortization $135,805 at June 30, 2006	71,610	100,000
Deposits	278,578	182,500
DEFERRED INCOME TAXES	-	310,000
INTANGIBLE ASSETS, Net of accumulated amortization and impairment writedown of
$27,513,161 at June 30, 2006	15,410,439	42,923,600
GOODWILL	-	2,953,481
	$28,239,220	$63,762,458

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit	$384,000	$-
Current maturities of notes payable to seller entities	13,026,085	2,876,000
Current maturities of notes payable	1,507,715	-
Accounts payable	7,432,957	3,156,080
Accrued expenses	1,223,005	430,251
Deferred income	586,363	75,000
Total current liabilities	24,160,125	6,537,331
LONG-TERM LIABILITIES:
Deferred income	182,430	-
Notes payable, less current maturities	31,182	10,282,180

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Series A Convertible Preferred stock, $.00001 par value; 20,000,000 shares authorized; 15,580,932 and 13,262,600 shares issued and outstanding at June 30, 2006 and 2005, respectively	156	133
Common stock, $.00001 par value; 500,000,000 shares authorized; 2,091,605 shares issued and outstanding at June 30, 2006 and 2005	21	21
Common stock to be issued	1,206,870	1,206,870
Additional paid-in capital	52,182,203	49,513,066
Deferred compensation	-	(3,310,096)
Accumulated deficit	(49,523,767)	(467,047)
TOTAL STOCKHOLDERS' EQUITY	3,865,483	46,942,947
	$28,239,220	$63,762,458

See accompanying notes.

RONCO CORPORATION AND SUBSIDIARY
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2006, ONE DAY (DATE OF ACQUISITION) JUNE 30, 2005, NINE MONTHS
ENDED JUNE 29, 2005 AND SEPTEMBER 30, 2004, AND THE YEAR ENDED DECEMBER 31, 2003

	Successor	Successor	Predecessor	Predecessor	Predecessor
	Year Ended June 30, 2006	(Date of Acquisition) June 30, 2005	Nine Months Ended June 29,2005	Nine Months Ended September 30, 2004	Year Ended December 31, 2003
Net sales	$58,723,826	$-	$68,985,101	$63,245,257	$93,500,173
Cost of sales	(20,009,445)	-	(16,844,057)	(16,842,282)	(29,274,097)
Gross profit	38,714,381	-	52,141,044	46,402,975	64,226,076

Selling, general and administrative expenses	56,968,807	765,967	50,446,473	53,216,762	67,652,570
Impairment loss on goodwill	2,953,481	-	-	-	-
Impairment loss on intangibles	21,567,435	-	-	-	-
Impairment loss on equipment	-	-	-	771,048	-
	81,489,723	765,967	50,446,473	53,987,810	67,652,570
Income (loss) from operations	(42,775,342)	(765,967)	1,694,571	(7,584,835)	(3,426,494)

Other income (loss), net	-	-	(7,840)	-	385,992
Interest expense, net of interest income of $112,915, $104,251, and $133,830 - June 30, 2006, June 29, 2005 and September 30, 2004, respectively	(1,335,038)	-	(2,824,260)	(120,482)	-
Loss before income taxes (benefit)	(44,110,380)	(765,967)	(1,137,529)	(7,705,317)	(3,040,502)
Income taxes (benefit)	310,000	(310,000)	-	-	-
Net loss	(44,420,380)	(455,967)	(1,137,529)	(7,705,317)	(3,040,502)
Preferred stock dividends	4,636,340	-	-	-	-
Net loss attributable to common stockholders	$(49,056,720)	$(455,967)	$(1,137,529)	$(7,705,317)	$(3,040,502)

NET LOSS PER SHARE:
Loss per share attributable to common stockholders - basic and diluted	$(23.45)	$(0.22)	N/A	N/A	N/A
Pro forma loss per share attributable to common stockholders- basic and diluted (unaudited)	N/A	N/A	$(0.54)	$(3.68)	N/A
Weighted average shares outstanding - basic and diluted	2,091,605	2,091,605	N/A	N/A	N/A
Pro forma weighted average shares outstanding - basic and diluted (unaudited)	N/A	N/A	2,091,605	2,091,605	N/A

See accompanying notes.

RONCO CORPORATION AND SUBSIDIARY

CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS'
AND MEMBERS' EQUITY (DEFICIENCY)

FOR THE YEAR ENDED JUNE 30, 2006, THE PERIOD FROM OCTOBER 15, 2004
(DATE OF INCEPTION) TO JUNE 30, 2005, NINE MONTHS
ENDED JUNE 29, 2005 AND SEPTEMBER 30, 2004 AND YEAR ENDED DECEMBER 31, 2003

Successor:

			Series A Convertible			Additional
	Common Stock		Preferred Stock		Common Stock	Paid-In	Deferred	Accumulated
	Shares	Amount	Shares	Amount	To Be Issued	Capital	Compensation	Deficit	Total
BALANCE, beginning at October 15, 2004 (Date of Inception)	-	$-	-	$-	$-	$-	$-	$-	$-
Issuance of Common Stock	800,002	8				3,237			3,245
Recapitalization of Fi-Tek VII, Inc.	477,639	5				11,784			11,789
Issuance of Preferred Stock			13,262,600	133		49,999,867			50,000,000
Issuance costs on Preferred Stock						(3,570,460)			(3,570,460)
Issuance of Common Stock to officers at fair value (cash received $6,403)	640,251	6				2,413,741	(2,106,426)		307,321
Issuance of Common Stock for transaction costs at fair value (cash received $1,601)	173,713	2				654,897			654,899
Common Stock to be issued to officer as deferred compensation at fair value (cash received $3,200)					1,206,870		(1,203,670)		3,200
Net Loss								(467,047)	(467,047)

BALANCE, June 30, 2005	2,091,605	$21	13,262,600	$133	$1,206,870	$49,513,066	$(3,310,096)	$(467,047)	$46,942,947
Preferred Stock dividends			2,318,332	23		4,636,317		(4,636,340)	-
Amortization of deferred compensation expense							1,303,978		1,303,978
Reclassification of deferred compensation as a result of adopting SFAS 123(R)						(2,006,118)	2,006,118		-
Options issued to member of the Board of Directors						38,938			38,938
Net Loss								(44,420,380)	(44,420,380)

BALANCE, June 30, 2006	2,091,605	$21	15,580,932	$156	$1,206,870	$52,182,203	$-	$(49,523,767)	$3,865,483

Predecessor:

	Popeil Inventions, Inc. Common Stock		R.P. Productions, Inc. Common Stock		Additional Paid-In	Accumulated	Ronco Inventions, LLC Members'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit	Total
BALANCE, December 31, 2002	1,000	$1,000	100	$1	$1,194,375	$(18,417,039)	$(8,422,230)	$(25,643,893)
Net loss						(364,024)	(2,676,478)	(3,040,502)
BALANCE, December 31, 2003	1,000	$1,000	100	1	1,194,375	(18,781,063)	(11,098,708)	(28,684,395)
Net loss						(5,018,727)	(2,686,590)	(7,705,317)
BALANCE, September 30, 2004	1,000	$1,000	100	1	1,194,375	(23,799,790)	(13,785,298)	(36,389,712)
Net loss (Income)						2,110,822	(3,248,351)	(1,137,529)
Sale of assets to Successor	(1,000)	(1,000)	(100)	(1)	(1,194,375)	21,688,968	17,033,649	37,527,241
BALANCE, June 29, 2005	-	$-	-	$-	$-	$-	$-	$-

See accompanying notes.

RONCO CORPORATION AND SUBSIDIARY

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED JUNE 30, 2006, ONE DAY (DATE OF ACQUISITION) JUNE 30, 2005,
NINE MONTHS ENDED JUNE 29, 2005 AND SEPTEMBER 30, 2004
AND YEAR ENDED DECEMBER 31, 2003

	Successor	Successor	Predecessor	Predecessor	Predecessor
	For the Year Ended June 30, 2006	Period for One Day (Date of Acquisition)June 30, 2005	Nine Months June 29, 2005	Nine Months September 30, 2004	Year Ended December 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(44,420,380)	(455,967)	(1,137,529)	(7,705,317)	(3,040,502)
Adjustments to reconcile net loss to net cash used in
(provided by) operating activities:
Depreciation and amortization	6,358,204	-	601,671	953,928	1,391,671
Non-cash interest expense	1,154,293	-	-	-	-
Gain on sale of property and equipment	-	-	-	-	(624)
Impairment loss on goodwill, intangibles and equipment	24,520,916	-	-	771,048	-
Bad debt expense	502,517	-	-	1,474,147	3,691,009
Non-cash board of director fees	38,938	-	-	-	-
Deferred income taxes	310,000	(310,000)	-	-	-
Compensation expense from the issuance of common stock and amortization of deferred compensation	1,303,978	300,919	-	-	-

Changes in operating assets and liabilities, net of effect of acquisition of businesses:
Accounts receivable	1,002,040	-	1,214,221	4,612,403	(4,361,600)
Inventories	595,837	-	2,497,350	(5,652,929)	1,338,015
Prepaid expenses and other current assets	1,905,130	(210,490)	668,872	2,222,083	(57,213)
Due from seller entities	135,676	-	-	-	-
Other assets	(203,493)	-	(6,705)	(454,214)	(361,481)
Accounts payable	4,276,877	-	(4,994,730)	206,150	1,030,675
Accrued expenses	792,754	-	2,798,142	177,827	237,059
Royalty and license fees payable	-	-	(580,027)	(40,380,573)	1,497,327
Deferred income	693,793	-	(3,444,870)	2,548,315	(704,893)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(1,032,920)	(675,538)	(2,383,605)	(41,227,132)	659,443

CASH FLOWS FROM INVESTING ACTIVITIES
Property and equipment purchased	(536,900)	-	(453,519)	(243,084)	(555,842)
Proceeds from sale of property and equipment		-	-	-	1,000
Deposit received on acquisition of Successor	-	-	100,000	-	-
Proceeds from investment in securities	1,026,040	-	500,000	500,003	-
Acquisition of businesses, net of cash acquired of $12,293 at June 30, 2005	-	(44,934,093)	-	-	-
Purchase of short-term investments	(501,942)	-	-	-	-

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(12,802)	(44,934,093)	146,481	256,919	(554,842)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loans from stockholder and affiliate	-	-	-	39,150,000	-
Proceeds from notes payable	1,544,597	391,810	-	-	-
Payments on notes payable	(1,292,088)	(391,810)	-	-	(375,000)
Net advances to affiliates	-	-	12,339	(81,436)	11,600
Net borrowings on line of credit	384,000	-	-	-	-
Proceeds from issuance of preferred stock, net of issuance costs $3,570,460 at June 30, 2005, respectively	-	46,429,540	-	-	-
Issuance of common stock	-	14,449	-	-	-

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	636,509	46,443,989	12,339	39,068,564	(363,400)

NET INCREASE (DECREASE) IN CASH	(409,213)	834,358	(2,224,785)	(1,901,649)	(258,799)
CASH AND CASH EQUIVALENTS, beginning of period	834,358	-	2,421,984	4,323,633	4,582,432

CASH AND CASH EQUIVALENTS, end of period	425,145	834,358	197,199	2,421,984	4,323,633

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	286,715	-	-	-	-
Income taxes	-	-	1,600	1,600	1,600

See accompanying notes.

RONCO CORPORATION AND SUBSIDIARY

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEAR ENDED JUNE 30, 2006, ONE DAY (DATE OF ACQUISITION) JUNE 30, 2005,
NINE MONTHS ENDED JUNE 29, 2005 AND SEPTEMBER 30, 2004
AND YEAR ENDED DECEMBER 31, 2003

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During 2006, the Company paid a preferred stock dividend in the amount of $4,636,340 to the holders of Series A Convertible Preferred Stock

On June 30, 2005, the Company acquired businesses (see Note 2).

The following table summarizes the purchase transaction on the date of acquisition:

Purchase Price:
Cash	$40,209,000
Transaction costs (including $653,298 of common stock issued)	5,728,859
Notes Payable	13,158,180
Total purchase price	59,096,039
Less Fair Value of:
Assets acquired	59,454,129
Liabilities assumed	(3,311,571)
Goodwill	$2,953,481
On June 30, 2005, the Company issued common stock at fair value of $3,310,096 for deferred compensation.

On June 30, 2005, the Company accrued $338,175 of transaction costs.

See accompanying notes.

RONCO CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION, MERGER, DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Ronco Corporation (the “Company” or the “Successor”), a Delaware corporation, is a provider of proprietary consumer products for the kitchen and home. The Company markets its products primarily in the United States through the broadcast of direct response commercial announcements known as infomercials, internet advertising, its in-house customer service department, tele-marketing and through wholesale distributors to retailers.

On June 29, 2005, Fi-Tek VII, Inc. (“Fi-Tek”), a publicly traded shell corporation, acquired all of the outstanding shares of Ronco Marketing Corporation (“RMC”) through the merger of a wholly-owned subsidiary of Fi-Tek with and into RMC. RMC continued as the surviving corporation after this transaction and became a wholly-owned subsidiary of the Company. Upon closing of the merger, Fi-Tek changed its name to Ronco Corporation and completed a 1 to 89 stock split of Fi-Tek outstanding shares of common stock. In exchange for their shares of RMC, the former holders of RMC common stock received 800,002 post-reverse split shares of the Company's stock. The Company's existing stockholders (the stockholders of the Company when it was operating as Fi-Tek) retained the remaining 477,639 shares of the outstanding common stock of the Company following the merger and reverse stock split of the common stock. The transaction was accounted for as a reverse acquisition into a publicly traded shell corporation, and accordingly, no goodwill was recorded. As a result of the reverse acquisition, the historical financial statements of Fi-Tek for the periods prior to the date of the transaction are not presented.

Effective June 30, 2005, the Company through its wholly-owned subsidiary, RMC, completed a series of transactions to acquire certain assets and assumed certain liabilities of Ronco Inventions, LLC (“RI” or “LLC”), a California limited liability company; Popeil Inventions, Inc. (“PII”), a Nevada S corporation; RP Productions, Inc. (“RPP”) a Nevada S corporation (collectively, the “Seller Entities” or the “Predecessor”); and certain patents and other intellectual property rights from Ronald M. Popeil (“Popeil”).

Principles of Consolidation and Combination

Successor - The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, RMC.

Predecessor - The accompanying combined financial statements include the accounts of the Seller Entities, which are affiliated through common ownership and management.

All significant intercompany balances and transactions have been eliminated in consolidation or combination.

Fiscal Year-End

Successor - The Company has a fiscal year end of June 30. Expenses of Ronco Marketing Corporation (Successor) in the amount of $11,080 are not included in the consolidated statement of operations for June 30, 2005 because these expenses are prior to the date of acquisition.

Predecessor - In 2004, the Seller Entities changed their fiscal year-end from December 31 to September 30. The combined Seller Entities financial statements include the results of operations for the nine months ended June 29, 2005 and September 30, 2004 and the results from operations for the years ended December 31, 2003.

	9 Months Ended 6/29/05	9 Months Ended 6/30/04	9 Months Ended 9/30/2004	9 Months Ended 9/30/2003
		(Unaudited)		(Unaudited)
Net sales	$68,985,101	$92,823,959	$63,245,257	$42,195,654

Cost of goods sold	(16,844,057)	(27,312,386)	(16,842,282)	(14,271,989)

Gross Profit	52,141,044	65,511,573	46,402,975	27,923,665

Selling and general administrative expenses	50,446,473	71,762,668	53,216,762	31,194,972
Impairment loss on equipment			771,048

Operating income (loss)	1,694,571	(6,251,095)	(7,584,835)	(3,271,307)

Interest income (expense), net	(2,824,260)	49,946	(120,482)	158,836
Other Income (expense)	(7,840)	(131,977)	—	—

Net Loss	$(1,137,529)	$(6,333,126)	$(7,705,317)	$(3,112,471)

Pro forma net loss per share (unaudited)	$(0.33)	$(3.03)	$(3.68)	$(1.49)

Pro forma weighted shares outstanding (unaudited)	2,091,605	2,091,605	2,091,605	2,091,605

Cash and Cash Equivalents

Cash and cash equivalents include all short-term, highly liquid investments purchased with original maturities of three months or less.

Short-Term Investments

Short-term investments are comprised of certificates of deposit used as a credit card reserve by the Company’s credit card processor. Under the terms of the Company’s arrangement with the credit card processor, such funds that are deposited with them are only available to meet credits incurred by the processor that the Company cannot meet in due course.

Inventories

Our inventories are valued at the lower of cost, determined by the first-in, first-out method, or market value. With respect to the acquisition of the Ronco business, we accounted for the inventories acquired at fair value in accordance with purchase accounting. Inventory costs are comprised primarily of product, freight and duty. The Company writes down inventory for estimated obsolescence equal to the difference between cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Revenue Recognition

The Company and Seller Entities recognize revenue from the sale of products when the products are shipped to the customers, provided that the price is fixed, title has been transferred and collectibility of the resulting receivable is reasonably assured. Net sales include revenue generated from products shipped, shipping and handling fees and revenue earned on extended service contracts, less returns and sales allowances. Revenue from free trial sales are recognized after the trial period is over and the customer has not returned the product. Returns and sales allowances are for damaged goods and anticipated customer returns.

NOTE 1 - ORGANIZATION, MERGER, DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition (continued)

For the year ended June 30, 2006, nine months ended June 29, 2005 and September 30, 2004 and for the year ended December 31, 2003, the Company and the Seller Entities generated approximately 93%, 99%, 98%, and 92% of sales, respectively, from two kitchen products. The Company and the Seller Entities total sales are comprised of direct response and wholesale business of approximately 62% and 38%, 81% and 19%, 80% and 20%, and 74% and 26% for the year ended June 30, 2006, the nine months ended June 29, 2005 and September 30, 2004 and the year ended December 31, 2003, respectively.

Revenue from the sale of extended service contracts is recognized on a straight-line basis over the life of the extended service contract. Extended service contract lives begin after the six-month free warranty period and range from three to four years. Amounts received from the sale of extended service contracts prior to revenue being recognized are included in deferred income on the consolidated balance sheet for June 30, 2006. At June 30, 2005, deferred income has been recorded at fair value in accordance with purchase accounting, see Note 3.

The Company and Seller Entities do not accrue warranty costs, since such costs were insignificant for the periods presented.

Shipping and Handling Costs

Shipping and handling costs are included in selling, general and administrative expenses. For the year ended June 30, 2006, nine months ended June 29, 2005 and September 30, 2004, and for the year ended December 31, 2003 shipping and handling costs approximated $7,370,000, $7,124,000, $7,491,000, and $8,468,000, respectively.

Investments

At June 30, 2006, investments consist of securities that are available-for-sale and are recorded at fair value, which approximated cost at June 30, 2006. The change in fair value of available-for-sale securities during the period is reported net of tax as part of comprehensive income as a separate component of equity.

At June 30, 2005, the Company has accounted for investments as held to maturity which consist of securities that management has the ability and intent to hold to maturity and are carried at amortized cost which is equivalent to the fair value at June 30, 2005, in accordance with purchase accounting, see Note 3. The Company determines specific identification for computing realized gains or losses for securities sold.

Stock-Based Compensation

Previously, pursuant to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," the Company accounted for stock based employee compensation arrangements using the intrinsic value method. Accordingly, no compensation expense was recorded in the financial statements with respect to option grants, since the options were granted at/or above market value.

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), "Share Based Payment" ("SFAS No. 123R") which eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. The Company has adopted the modified prospective method whereby compensation cost is recognized in the financial statements beginning with the effective date based on the requirements of SFAS No. 123R for all share-based payments granted after that date. The Company did not issue any stock options prior to the effective date.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 1 - ORGANIZATION, MERGER, DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

The Company records property and equipment at cost for purchases subsequent to June 30, 2005. Property and equipment acquired on June 30, 2005 was accounted for at fair value in accordance with purchase accounting, see Note 3. The Company provides for depreciation utilizing straight-line methods based on the estimated useful lives ranging from three to seven years. Leasehold improvements are amortized over the shorter of the estimated life of the asset or lease term.

The Seller Entities provided for depreciation and amortization utilizing accelerated methods based on the estimated useful lives ranging from three to seven years. Leasehold improvements are amortized over the shorter of the estimated life of the asset or lease term.

Impairment of Long-Lived Assets

The Company and Seller Entities evaluate long-lived assets for impairment in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

During the nine months ended September 30, 2004, the Seller Entities recorded an impairment charge of approximately $771,000 for tooling that is no longer being used.

Goodwill, Intangible Assets and Impairment

Intangible assets are comprised of patents, customer relationships, consulting agreement and trademarks. Goodwill represents acquisition costs in excess of the net assets of businesses acquired. In accordance with SFAS 142, “Goodwill and Other Intangible Assets” goodwill is no longer amortized; instead goodwill is tested for impairment on an annual basis. The Company assesses the impairment of identifiable intangibles and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers to be important which could trigger an impairment review include the following:

•	Significant underperformance relative to expected historical or projected future operating results;

•	Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and

•	Significant negative industry or economic trends.

When the Company determines that the carrying value of intangibles and other long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows.

As required by SFAS No.142, the impairment test is accomplished using a two-stepped approach. The first step screens for impairment and, when impairment is indicated, a second step is employed to measure the impairment. The Company performed its annual goodwill and unamortizable intangible asset impairment analysis using the SFAS No. 142 approach described above, and amortizable intangible asset impairment analysis using the SFAS No. 144 approach, during the fourth quarter of fiscal 2006. Based on the analysis performed, the Company recorded a goodwill and intangible asset impairment charge during the fourth quarter of fiscal 2006 of approximately $24,521,000 presented as an operating expense which resulted primarily from a decline in the profitability of the Company. The goodwill impairment was recorded due to the decreased sales in direct response primarily because of our lack of new product development and limited capital to spend on sales and marketing. The reduced sales activity during the year resulted in lower future cash flow projections than the Company had anticipated upon acquiring the business. This in turn resulted in a reduced fair market value of the Company.

NOTE 1 - ORGANIZATION, MERGER, DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Goodwill, Intangible Assets and Impairment (continued)

The following was the breakdown of the impairment charge for the year ended June 30, 2006:

Impairment
Customer Relationships	$485,546
Patents	5,187,121
Trademarks	12,119,036
Popeil Agreement	3,775,733
Goodwill	2,953,480
Total Impairment	$24,520,916

Patents are being amortized over 19 years, customer relationships over 1.5 to 10 years and consulting agreements over 3 years, utilizing the straight-line method. Amortization expense recorded at June 30, 2006 was approximately $6 million. Amortization expense was not recorded at June 30, 2005 since the Acquisition occurred on June 30, 2005, see Note 3.

Trademarks have an indefinite life.

Production Costs

Production costs of infomercials are amortized on a straight-line basis using an estimated useful life of three years.

Income Taxes

Successor - Deferred income tax assets and liabilities are computed annually for differences between the financial statements and income tax bases of assets and liabilities. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to reverse. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

Predecessor - PII and RPP have elected to be treated as S corporations for federal and state income tax purposes. Pursuant to these elections, the income or loss of the companies is included in the income tax returns of their stockholders. In addition, RI is a limited liability company, which is a non-taxable entity for federal and state income tax purposes. Accordingly, the members' have responsibility for payment of tax on their individual shares of income or losses.

Advertising Costs

Advertising costs are expensed when broadcast. Amounts paid for advertising prior to the broadcast are deferred as prepaid advertising costs until such time that the advertising has been broadcast.

Advertising expense amounted to approximately $23,341,000, $29,907,000, $31,096,000, and $29,419,000 for year ended June 30, 2006, the nine months ended June 29, 2005 and September 30, 2004 and year ended December 31, 2003, respectively.

Fair Value of Financial Instruments

The carrying amounts of significant financial instruments, which includes accounts receivable, accounts payable, accrued expenses and notes payable approximated fair value as of June 30, 2006 due to their short-term maturities. As of June 30, 2005, the carrying amounts of significant financial instruments, which includes accounts receivable, accounts payable and accrued expenses are at fair value in accordance with purchase accounting, see Note 3.

NOTE 1 - ORGANIZATION, MERGER, DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loss Per Share

Successor - Basic and diluted net loss per share information for the year ended June 30, 2006 and one day of June 30, 2005 (Date of Acquisition) is presented in accordance with SFAS No. 128, Earnings Per Share. Basic loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average common shares outstanding during the period. Diluted loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding. The dilutive effect of preferred stock, options and warrants convertible into an aggregate of approximately 15,857,000 and 13,529,000 of common shares as of June 30, 2006 and June 30, 2005, respectively, are not included as the inclusion of such would be anti-dilutive for all periods presented.

Predecessor - Loss per share for the nine months ended June 29, 2005 and September 30, 2004 and year ended December 31, 2003 is not applicable to the Seller Entities as they were a combination of privately held companies that were different legal entities, and accordingly, the weighted-average number of common shares outstanding is not determinable. For comparative purposes the Company calculated earnings per share on a Pro forma basis using the outstanding common shares of 2,091,605 as of June 30, 2005 for the nine months ended June 29, 2005 and September 30, 2004 as the weighted-average common shares outstanding.

Accounting Pronouncements

In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” that allows a preparer to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. It also eliminates the exemption from applying Statement 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company does not anticipate that the adoption of SFAS No. 155 will have an impact on the Company's overall results of operations or financial position.

In March 2006, the FASB issued SFAS 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140,” that applies to the accounting for separately recognized servicing assets and servicing liabilities. This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not anticipate that the adoption of SFAS No. 156 will have an impact on the Company's overall results of operations or financial position.

In July 2006 the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. The Interpretation clarifies the way companies are to account for uncertainty in income tax reporting and filing and prescribes a consistent recognition threshold and measurement attribute for recognizing, derecognizing, and measuring the tax benefits of a tax position taken, or expected to be taken, on a tax return. The Interpretation is effective for fiscal years beginning after December 15, 2006, although early adoption is possible. The Company does not plan to adopt early and the Company is currently in the process of evaluating the impact, if any, the adoption of the Interpretation will have on the 2007 financial statements.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. The Company is currently evaluating the effect, if any, of SFAS 157 on its financial statements.

NOTE 2 - GOING CONCERN

The Company incurred net losses of approximately $44,420,000 for the year ended June 30, 2006, and had a working capital deficiency of approximately $12,867,000 as of June 30, 2006. The 2006 loss included an impairment of goodwill and intangibles of $24,520,916.

The Company has suffered significant losses from continuing operations and has negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

The Company plans to continue its efforts to identify ways of reducing operating costs and to increase liquidity through equity and debt financing.  On October 6, 2006, the Company secured a $4.0 million loan to help meet its business plan for the next four months and plans to arrange new debt or equity of at $10 to $15 million to meet its long-term goals. The Company has also taken steps to reduce expenditures, salaries and other operating costs.

NOTE 3 - BUSINESS ACQUISTION

On June 30, 2005, the Company completed the acquisition of certain of the Seller Entities' assets and assumption of certain liabilities; and the acquisition of patents and of certain intellectual property rights from Popeil (collectively, the “Acquisition”). The Acquisition was made pursuant to a purchase agreement between RMC and the Seller Entities and Popeil. The Board of Directors agreed to purchase the Seller Entities because of its leadership position in the direct response industry.

The stated purchase price in the purchase agreement between RMC and the Seller Entities and Popeil was $56,509,000, of which the Company delivered $40,209,000 in cash on or before the closing. The remainder of $16,300,000 was made up of promissory notes issued to the Seller Entities. The promissory notes were based on the estimated net value of the acquired assets, as defined. The preliminary determination by management of the Company of the net value of the acquired assets, resulted in approximately $3,142,000 reduction to the promissory notes.

The promissory notes to the Seller Entities are subject to finalization between the Company and the Seller Entities as to the calculation of the estimated net value of the acquired assets, as defined. As of the date hereof this issue was still not finalized. The Company has not made certain payment due on this note and as such the entire amount is classified as current for financial statement purposes.

The purchase price subject to final agreement between the Company and the Seller Entities was $59,096,039, which consisted of the cash payment of $40,209,000, the adjusted promissory notes of $13,158,180, and transaction costs of $5,728,859, and are allocated as follows:

Accounts receivable	$2,264,315
Inventories	8,968,199
Prepaid expenses and other current assets	2,327,016
Due from predecessor entities	135,676
Investments	1,627,823
Property and equipment	925,000
Production costs	100,000
Deposits	182,500
Intangibles	42,923,600
Goodwill	2,953,481
Accounts payable	(3,155,576)
Accrued expenses	(80,995)
Deferred income	(75,000)
Total Purchase Price	$59,096,039

The Company's management and the Board of Directors believes that the purchase of certain assets and assumption of certain liabilities of the Seller Entities and Popeil that resulted in approximately $2,953,000 of goodwill at June 30, 2005 was justified because of the Seller Entities position in the marketplace and expected increased cash flows to the Company. The Company expects all of the goodwill will be deductible for income tax purposes.

Unaudited Proforma Consolidated Condensed Financials

The following unaudited pro forma financial information is provided for informational purposes only and should not be construed to be indicative of the Company’s consolidated results of operations had the acquisitions been consummated on the dates assumed and does not project the Company’s results of operations for any future period.

          The following unaudited pro forma financial information presents the consolidated operations of the Company for the nine months ended June 29, 2005 and September 30, 2004 as if the acquisition of the Ronco business had occurred as of October 1, 2004 and January 1, 2004, respectively.

	Nine Months ended June 29, 2005	Nine Months ended September 30, 2004

Net sales	68,985,101	63,245,257
Net loss	(2,874,298)	(11,689,346)
Loss attributable to common stockholders	(4,749,298)	(12,500,348)

Pro forma loss per share - basic and diluted	$(2.27)	$(7.17)

Pro forma weighted average shares outstanding	2,091,605	2,091,605

NOTE 4 - INTANGIBLE ASSETS

Intangible assets consist of the following at June 30, 2006 and 2005:

Amortizable Intangibles:	Balance at June 30, 2005	Impairment	Amortization Expense	Net book value at June 30, 2006
Patents	$9,890,000	$5,187,121	$520,526	$4,182,353
Customer relationships	5,680,000	485,546	3,537,333	1,657,121
Popeil consulting agreement	5,663,600	3,775,733	1,887,867	-
Total amortizable intangibles	21,233,600	9,448,400	5,945,726	5,839,474

Unamortizable intangible assets:
Trademarks	21,690,000	12,119,035	-	9,570,965
Goodwill	2,953,481	2,953,481	-	-
Total unamortizable intangibles	24,643,481	15,072,516	-	9,570,965

Estimated future amortization expense at June 30, 2006:
For year ending June 30, 2007	$1,556,656
For year ending June 30, 2008	291,074
For year ending June 30, 2009	291,074
For year ending June 30, 2010	291,074
For year ending June 30, 2011	291,074
For year ending June 30, 2012 and beyond	3,118,469

NOTE 5 - CONCENTRATIONS OF RISK

Cash and Cash Equivalents

The Company and Seller Entities maintain most of its cash balances at a bank located in California. Accounts at this institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

Accounts Receivable

The Company utilizes the allowance method for accounting for losses from uncollectible accounts. Under this method, an allowance for doubtful accounts reflects the Company's best estimate of probable losses inherent in the accounts receivable balance. Management has determined the allowance based on known troubled accounts, historical experience and other currently available evidence. The Company accrues its estimated product returns and records this as a reduction of accounts receivable.

Suppliers

The Company and Seller Entities purchased approximately 84%, 99% and 94% of merchandise from four vendors for the year ended June 30, 2006, and three vendors for the nine months ended June 29, 2005 and September 30, 2004, respectively. The Seller Entities purchased approximately 94% of their merchandise from one vendor for the year ended December 31, 2003. These vendors have suppliers and manufacturing locations in Korea and China. Management believes that other vendors could provide the materials on comparable terms.

NOTE 6 - INVESTMENTS

At June 30, 2006 and 2005, investments classified as available-for-sale and held to maturity, respectively, consisted of obligations of states and political subdivisions, including municipal bonds, which are valued at amortized cost which is equivalent to fair value of $601,783 and $1,627,823, respectively. During the year ended June 30, 2006 $601,783 of investments were transferred from held to maturity to available for sale.

All investments are pledged to a bank as collateral (see Note 12). In July and September 2006, the Company redeemed all obligations to utilize the proceeds to repay a bank loan and for working capital.

NOTE 7 - PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following at June 30, 2006 and 2005:

	June 30, 2006	June 30, 2005
Prepaid advertising	$112,963	$1,474,447
Deposits	147,482	716,232
Prepaid insurance	203,992	210,490
Other	167,939	136,337
	$632,376	$2,537,506

NOTE 8 - INVENTORIES

Inventories, consisting of finished goods, are valued at the lower of cost, determined by the first-in, first-out method, or market value. With respect to the acquisition of the Ronco business, the inventories acquired were recorded at fair value in accordance with purchase accounting. Inventory costs are comprised primarily of product, freight and duty. The Company writes down inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

NOTE 9 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at June 30, 2006 and 2005:

	June 30, 2006	June 30, 2005
Transportation equipment	$110,671	$62,000
Office furniture and equipment	608,804	388,000
Tooling	611,371	475,000
Software	35,515	-
Leasehold improvements	95,540	-
	1,461,901	925,000
Less: Accumulated depreciation and amortization	276,674	-
	$1,185,227	$925,000

Depreciation and amortization expense for the year ended June 30, 2006 was $276,674. There was no depreciation expense for the period ended June 30, 2005 as the Acquisition closed on the last day of the year-end.

Depreciation and amortization expense was approximately $455,000, $804,000, and $1,199,000 for the nine months ended June 29, 2005 and September 30, 2004 and year ended December 31, 2003, respectively.

NOTE 10 - DEFERRED INCOME

As of June 30, 2006, deferred income consists of unamortized extended service contracts amounting to $235,499 and cash received on unshipped orders of $533,294. On June 30, 2005, the Company accounted for deferred income at fair value in accordance with purchase accounting, see Note 3, which was valued at $75,000.

For the year ended June 30, 2006, nine months ended June 29, 2005 and September 30, 2004 and for the year ended December 31, 2003, revenues generated from extended services contracts were approximately $6,000, $1,008,000, $1,183,000, and $2,263,000, respectively.

NOTE 11 - LONG-TERM DEBT

Long-term debt consists of the following at June 30, 2006 and 2005:

	June 30, 2006	June 30, 2005
Promissory note to Seller Entities (including accrued interest of $1,154,293 at June 30, 2006)	$13,026,085	$13,158,180
Note payable to Sanders Morris Harris, Inc. (Note 14)	1,500,000	-
Note payable - other	38,897	-
Total debt	14,564,982	13,158,180
Less estimated current maturities	14,533,800	2,876,000
	$31,182	$10,282,180

The face value of the promissory notes to the Seller Entities is management's best estimate based on the estimated net value of the assets acquired, as defined, see Note 3. These promissory notes bear simple interest at a rate of 9.5% per annum. The required payment amounts under these promissory notes will be determined by applying a per-unit dollar amount, as defined, to the volumes of products, as defined, that are shipped to the Company, within a period. Any outstanding principal amount and accrued but unpaid interest will become due and payable in full by June 29, 2010; and there is no pre-payment penalty on the promissory notes. The Company has an incident of default on this note by not making certain required payments due. As such, the entire amount is classified as current for financial statement purposes.

Upon occurrence of an event of default, as defined, that is not cured by the time period defined in the promissory notes the interest rate on the notes will increase to 11% per annum and any unpaid principal and interest will become immediately due and payable. In addition, Popeil will have the right to reclaim any ownership interest in his name and likeness previously sold or licensed to the Company and will receive a right of first refusal to purchase the intellectual property rights acquired before these rights may be sold or transferred to any other party.

NOTE 12 - REVOLVING LINE OF CREDIT

On September 21, 2005, the Company borrowed $1,234,000 from Wells Fargo Bank, National Association under a Revolving Line of Credit Note. The outstanding balance is due and payable on September 20, 2006 and is collateralized by municipal bonds held by the Company. The borrowings bear interest at 1% above LIBOR, or 1/2% below prime, at the Company's option. At June 30, 2006, the Company’s interest rate was 6.375%. There is no prepayment penalty on this revolving line of credit. As of June 30, 2006, the balance due under this line of credit was $384,000 which is the maximum availability based on the available collateral. In August 2006, the outstanding balance was repaid in full and the line of credit expired in September 2006.

NOTE 13 - FACTORING AGREEMENT

On October 25, 2005, the Company, and Prestige Capital Corporation ("Prestige"), entered into a Purchase and Sale Agreement (the "Agreement") pursuant to which Prestige agreed to buy and accept, and the Company agreed to sell and assign, certain accounts receivable owing to the Company with recourse except for payment not received due to insolvency. Under the terms of the Agreement, upon the receipt and acceptance of each assignment of accounts receivable (“Accounts”), Prestige shall pay the Company 75% of the face amount of the Accounts so assigned. Under the Agreement, Prestige has agreed to purchase Accounts with a maximum aggregate face amount of $8,000,000. The fee payable by the Company to Prestige under the Agreement is 2% of the face amount of assigned Accounts if the receivable is collected within 15 days, 2.75% of the face amount if the receivable is collected within 30 days, 3.75% of the face amount if the receivable is collected within 45 days, 4.75% of the face amount if the receivable is collected within 60 days, and 5.75% of the face amount if the receivable is collected within 75 days. Thereafter, the rate goes up by 1% for each additional fifteen day period until the Account is paid. There is no maximum rate. In addition, Prestige may require the Company to repay the amount it has advanced to it, in certain cases, if the receivable is not paid within 90 days. In such case Prestige would not retain the account receivable. If an account receivable is not paid due to the bankruptcy of the customer, or due to certain similar events of insolvency, the Company will not be required to repay the cash advance to Prestige.     The initial term of the Agreement expired on May 1, 2006, but the Agreement will thereafter be automatically extended for additional one-year terms unless either party provides written notice of cancellation at least sixty days prior to the expiration of the initial or renewal term. The Company has given notice not to renew and Prestige has agreed to extend the term on a month to month basis. On October 6, 2006 the Company extended the term of the agreement with Prestige until October 1, 2007. There is no prepayment penalty associated with this extension.

Under the terms of the Agreement, the Company granted to Prestige a continuing security interest in, and lien upon, all accounts, instruments, inventory, documents, chattel paper and general intangibles, whether now owned or hereafter created or acquired, as security for the prompt performance and payment of all obligations of the Company to Prestige under the Agreement. If the customers do not pay their receivable within 90 days, Prestige has the right to charge back the Company. The Company has accounted for this as a sale of receivables in accordance with SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." As of June 30, 2006 the Company had no outstanding borrowings under the agreement.

NOTE 14 - LOAN AGREEMENT

On June 9, 2006, the Company entered to a Letter Loan Agreement with the Lenders, a Security Agreement in favor of Sanders Morris Harris Inc. (“SMH”), individually and as agent for the Lenders an Assignment of Life Insurance Policy in favor of SMH, individually and as agent for the Lenders and the Company issued a Subordinated Promissory Note in the principal amount of $1,500,000 to SMH. As of June 9, 2006, A. Emerson Martin, II and Gregg A. Mockenhaupt were members of the Company's Board of Directors and managing directors of SMH.

Pursuant to the Loan Agreement, SMH agreed to loan the Company an additional $1,500,000 (the “Second Loan”) subject to certain closing conditions, including the mailing of an offer to each of the holders of the Company's Series A Convertible Preferred Stock to the extent of their pro rata share of the Company's outstanding shares of Series A Convertible Preferred Stock to participate in the Company's closing on a credit agreement for a facility of not less than $15 million. The Notes bear interest at a rate of 4.77% per annum. Interest will be due and payable on the first and second anniversary of the issuance of the notes and at the maturity date.

The Notes are convertible into shares of the Company's common stock based on the principal amount outstanding plus accrued and unpaid interest through, the conversion dated divided by the conversion price. The conversion feature was exercisable on the later of August 23, 2006 or the end of the Pricing Period, which is defined in the loan document by reference to the time at which the Company’s registration statement becomes effective. Since the Pricing Period is based on the registration statement becoming effective, there was no certainty that the conversion would take place, and thus, no value was ascribed to the conversion feature. To date the Company has not completed its registration statement and as such the note cannot be converted into shares.

Subsequent to June 30, 2006 the Company was in default of the SMH loan as one of the conditions of the Note was Richard F. Allen Sr. remaining as the Chief Executive Officer of the Company. On August 9, 2006 the Company terminated Richard F. Allen, Sr. as President and Chief Executive Officer of the Company. As such, the note is classified as current for financial statement purposes.

NOTE 15 - STOCKHOLDERS' EQUITY

Series A Convertible Preferred Stock

In connection with the Acquisition, on June 30, 2005, the Company sold 13,262,600 shares of Series A Convertible Preferred Stock for $50 million in a private placement. The preferred stock has certain special rights, as defined, and the qualifications of the preferred stock are as follows:

Conversion - The conversion ratio of the preferred stock is at the rate of one share of common stock for each share of preferred stock at the option of the holder. The Company, at its option, may cause all of the outstanding shares of preferred stock to be converted into shares of common stock, as defined, (representing an 85% ownership, as of September 28, 2006, of the Company after redemption).

Voting Rights - Holders of preferred stock are entitled to the number of votes per share that would be equivalent to the number of shares of common stock into which a share of preferred stock is convertible.

Dividends - The holders of preferred stock are entitled to receive cumulative preferred dividends at the rate of $0.1885 per share per annum, payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year. The cumulative dividends may be paid in cash or, at the Company's option, in additional shares of Series A Convertible Preferred Stock. Because the Company failed to make its scheduled October 1, 2005, January 1, 2006 and April 1, 2006 dividend payments on a timely basis and because its registration statement has not yet been declared effective, the Company lost the option to choose unilaterally to make these dividend payments in additional shares of Series A Convertible Preferred Stock as opposed to cash. On June 28, 2006 the Series A shareholder’s agreed to be paid in Series A Preferred Stock instead of cash at the rate of 0.153857 shares per share for the three quarters ended October 1, 2005, December 31, 2005 and March 31, 2006 as they agreed to waive all penalties related to the registration rights agreement. The Company agreed to pay a dividend of 0.020933 shares per share for the quarter ended June 30, 2006 to the Series A holders. The Company recorded the dividend based on the fair market value on the date the Series A shareholders agreed to the terms of the dividend agreement.

Liquidation - The holders of preferred stock will have the right to receive, after payment of all creditors, the sum of $3.77 per share of the preferred stock held, plus any accrued and unpaid dividends, as defined, prior to any distributions with respect to the common stock. Subject to certain restrictions, the terms of the Series A Convertible Preferred Stock provide that the Company may, at its option, cause all of the outstanding shares of Series A Convertible Preferred Stock to be converted into shares of common stock, at any time and from time to time, if the market price of the common stock equals or exceeds 200% of the conversion price then in effect for any 20 days during the most recent consecutive 30 trading days prior to giving the notice of conversion and the daily trading volume of the common stock for any 20 days during the most recent consecutive 30 trading days prior to giving the notice of conversion equaled or exceeds 50,000 shares. In the event that the Company fails to declare or pay in full any dividend payable on the Series A Convertible Preferred Stock on the applicable dividend date and fails to correct such failure within thirty days of the applicable dividend date then the Company loses its ability to cause all of the outstanding shares of Series A Convertible Preferred Stock to be converted into shares of common stock at anytime. The Company failed to make such a dividend payment on October 1, 2005 and, therefore, cannot cause all of the outstanding shares of Series A Convertible Preferred Stock to be converted into shares of common stock at any time.

Registration Rights Agreement

On June 30, 2005, the Company entered into a Registration Rights Agreement (“Registration Rights Agreement”) and under the terms of the agreement, the Company is obligated to file a shelf registration statement (Form S-1) covering the resale of the shares of common stock into which the shares of Series A Convertible Preferred Stock purchased are convertible. The Company is obligated to have the registration statement declared effective by October 28, 2005. The Company was unable to meet this deadline and the Company is liable for a cash payment to the stockholders who are party to the Registration Rights Agreement, as liquidated damages. The amount will be equal to one percent of the per share price of the Series A Convertible Preferred Stock per month (pro rated for periods less than a month), or $500,000, until the Company has cured the deadline default, as defined. To date the Company has been unable to complete the registration statement. In June 2006 the Series A Preferred shares holders agreed to waive all penalties related to the registration statement noted above.

Warrants

On June 30, 2005, the Company issued a warrant to purchase 266,667 shares of common stock. The warrant has an exercise price of $3.77 per share and is exercisable for five years from July 1, 2005. The warrant is exercisable for cash or pursuant to a cashless exercise option provision.

The warrant contains certain anti-dilution provisions, which will adjust the number of shares underlying the warrant and the exercise price in the event of stock splits, stock dividends, or other re-capitalizations of the Company.

Deferred compensation

On June 30, 2005, in connection with an employment agreement, the Company sold 800,313 shares of common stock to its Chief Executive Officer (“CEO”) for $.01 a share. These shares are subject to certain performance milestones. The Company has recorded deferred compensation of $3,009,177 based on the fair value of the common stock at June 30, 2005, the market value was $3.77 a share. The deferred compensation will be amortized over three years based on the CEO's contract. At June 30, 2006, the deferred compensation was eliminated against additional paid in capital in accordance with SFAS 123(R).

The CEO received 60% of these shares (480,188) in connection with his employment agreement, and will be entitled to receive an additional 20% of these shares (160,063) on each of the first two anniversaries from June 30, 2005. The initial 480,188 shares are subject to repurchase by the Company, at its option, for $0.01 per share, exercisable if the CEO voluntarily terminates his employment with the Company prior to June 30, 2008 or if certain performance targets are not satisfied. Additionally, if the Company terminates the CEO's employment on or before June 30, 2007 for “cause” the Company has the option to repurchase, for $0.01 per share, the shares issued to him on the first and second anniversaries of his employment. On August 9, 2006 Ronco Corporation (the "Company") terminated Richard F. Allen, Sr. as President and Chief Executive Officer of the Company effective immediately. The Company is evaluating the financial affect of Mr. Allen’s termination.

 On June 30, 2005, in connection with an employment agreement, the Company sold 160,063 shares of common stock to its Chief Financial Officer ("CFO") for $.01 a share. The Company has valued these shares at $601,838 based on the fair value of the common stock at June 30, 2005, the market value was $3.77 a share. The Company recorded $300,919 as compensation expense for the period from October 15, 2004 (Date of Inception) to June 30, 2005, and the remainder of $300,919 has been recorded as deferred compensation and was being amortized over three years based on CFO's contract. The balance of deferred compensation was expensed as of June 30, 2006.

The Company has the option to repurchase 50% of these shares (80,032) at $.01 per share, exercisable if the CFO's employment is terminated voluntarily or for "cause," as defined. The Company's repurchase right will lapse with respect to each 25% (40,016) of these shares on each of the first two anniversaries from June 30, 2005.

On April 18, 2006, the Company terminated Evan J. Warshawsky as its Chief Financial Officer and Secretary. The Company is currently negotiating with Mr. Warshawsky to settle any obligations that it may have under his employment agreement. If the Company is unable to reach a settlement with him, and it is ultimately determined that Mr. Warshawsky was terminated by the Company without cause under the terms of his employment agreement, the Company would have to pay Mr. Warshawsky $600,000, which has been accrued and recorded in accrued expenses at June 30, 2006, and reimburse him for the cost of up to the first twelve months of continuing group health plan coverage that Mr. Warshawsky and his covered dependents are entitled to receive under federal law. In addition, the Company's repurchase option would lapse with respect to 80,032 shares of the Company's common stock held by Mr. Warshawsky.

For the year ended June 30, 2006 and the one day June 30, 2005, the Company recognized $ 1,303,978 and $300,919, respectively, of amortization expense related to the former CEO and former CFO deferred compensation.

Transaction Costs

In connection with the Acquisition, the Company issued 13,650 shares of common stock to a consulting company for services rendered. These shares were valued at $51,460 based on the fair market value of the stock and are treated as transaction costs for the one day June 30, 2005.

In connection with the Acquisition, the Company sold 160,063 shares of common stock to an attorney for services rendered for $1,601. These shares were valued at $603,438 based on the fair market value of the stock and are treated as transaction costs for the one day June 30, 2005. In addition, the Company incurred $128,500 of transaction costs to this attorney which was accrued at June 30, 2005. Subsequent to June 30, 2005, the attorney became the General Counsel of the Company.

Stock Option Plan

In October, 2005, the Board of Directors granted a fully vested option to purchase 10,000 shares of the Company’s common stock to a former board member, Anthony Brown, in connection with the termination of a consulting agreement between the Company and a company controlled by Mr. Brown. The option has a term of ten years and has an exercise price of $5.75 per share. In connection with the option, the Company recorded compensation expense of $38,938 for the year ended June 30, 2006 using the Black-Scholes option pricing model.

NOTE 16 - INCOME TAXES

The income taxes (benefit) for the year ended June 30, 2006 and the period ended June 30, 2005 (date of acquisition) consisted of the following:

	June 30, 2006	June 30, 2005
Current	$-	$-

Deferred:
Federal	241,000	(241,000)
State	69,000	(69,000)
Total deferred	310,000	(310,000)

Income taxes (benefit)	$310,000	(310,000)

The income tax effects of significant items, comprising the Company's net deferred income tax assets and liabilities, are as follows:

	June 30, 2006	June 30, 2005
Deferred income tax assets:
Current

Contingent settlement	$240,000	$-
Others	199,000	-
Total current	439,000	-

Net operating loss carry forwards	6,250,000	433,000
Goodwill and intangible impairments	9,768,000	-
Difference between book and tax basis of depreciation and amortization	1,034,000	(123,000)
Deferred compensation	519,000	-
	18,010,000	310,000
Valuation Allowance	(18,010,000)	-
Net deferred income tax asset	$-	$310,000

Reconciliation of the U.S. statutory rate with the Company's effective tax rate is summarized as follows:

	Year Ended June 30, 2006	Period from October 15, 2004 (Date of Acquisition) to June 30, 2005
Federal statutory tax benefit	(34)%	(34)%
State income tax benefit, net of federal tax benefit	(6)	(6)
Valuation allowance	40
Effect of reversal of deferred tax asset	0.70
Effective tax rate (benefit)	0.70%	(40)%

The Company establishes a valuation allowance in accordance with the provision of SFAS No. 109, “Accounting for Income Taxes.” The Company continually review the adequacy of the valuation allowance and recognizes a benefit from income taxes only when reassessment indicates that it is more likely than not that the benefits will be realized. As of June 30, 2006, the Company has recorded a valuation allowance against the entire deferred tax asset.

As of June 30, 2006, the Company had net operating loss carry forwards available in future periods to reduce income taxes that may be payable at those dates. For federal and California income tax purposes, net operating loss carry forwards amounted to approximately $15,690,000 and expire during the years 2026 and 2016, respectively.

As described in Note 1 under Income Taxes, the Seller Entities did not pay income taxes, as the losses are included in the individual income tax returns of their stockholders and members for PII, RPP, and LLC.

NOTE 17 - PRODUCT DEVELOPMENT AND LICENSE AGREEMENTS

Predecessor - The Seller Entities entered into a product development agreement with a third party who co-invented the Showtime™ Rotisserie products, as well as a number of other products for the Seller Entities. Under the terms of the agreement, the Seller Entities incur an expense in an amount equal to 25% of net profits, as defined, or is reimbursed by the third party for 25% of net losses, as defined. For the nine months ended June 29, 2005 and September 30, 2004 and for the year ended December 31, 2003, the Seller Entities recorded income (expense) from the reimbursement of losses (payment of product development fees) of approximately $468,000, $1,407,000, and ($1,777,000), respectively, which is included in selling, general and administrative expenses in the accompanying combined statements of operations. The Successor is not a party to this agreement.

The Seller Entities also entered into licensing agreements with an unrelated company that holds the patents on certain of its products. Under the terms of the licensing agreements, as amended, the Seller Entities incur license fees ranging from $6 to $17 per unit sold through 2007. Licensing expense under these agreements for the nine months ended September 30, 2004 and for the year ended December 31, 2003 amounted to approximately $3,251,000 and $10,004,000, respectively. In December 2004, the license agreements were amended and terminating them effective August 31, 2004.

NOTE 18 - COMMITMENTS AND CONTINGENCIES

Letters of Credit

As of June 30, 2006, the Company is contingently liable to a bank for open letters of credit for purchases of inventory of approximately $242,000 which is secured by a deposit account at the bank.

Leases

In November 2005, the Company entered into a lease for 81,646 square feet of space located in Simi Valley, California. The lease has a 10-year term beginning on May 1, 2006 and ending on April 30, 2016. The monthly base rent under the lease is $44,905 for the first year and increases by approximately 0.97% each year thereafter. The lease also provides that the Company must pay approximately $9,800 each month for taxes, insurance, landscaping, management and reserves.

Rent expense under operating leases, including related party rent, for the year ended June 30, 2006, nine months ended June 29, 2005 and September 30, 2004 and for the year ended December 31, 2003 were approximately $391,000, $324,000, $303,000 and $403,000, respectively.

The Seller Entities leased office space from a related party, Popeil. Rent expense paid to this related party under the month-to-month lease was $45,000, $45,000 and $60,000 for the nine months ended June 29, 2005 and September 30, 2004 and for the year ended December 31, 2003, respectively.

Future minimum lease payments on all non-cancelable operating leases as of June 30, 2006 are as follows:

Year ending June 30,

2007	$496,000
2008	680,000
2009	700,000
2010	721,000
2011	744,000
Thereafter	$4,012,000
$7,353,000

Popeil Agreements

On June 30, 2005, the Company entered into several agreements with Popeil which include a Consulting Services Agreement, a Trademark Co-Existence Agreement, a New Product Development Agreement, and an agreement that the Company will pay Popeil a percentage of the gross profits generated from the sale of the Company's products which result from Popeil's ongoing personal appearances on QVC, a wholesale customer, or other television or online shopping venues.

The Consulting Agreement is for a term of three years for an annual base fee of $500,000 per year, paid in equal weekly installments. In addition, the Company will pay certain fees for personal appearances, as defined. Popeil will be eligible to receive incentive stock options at the sole discretion of the Board of Directors.

The Trademark Co-Existence Agreement was entered into with respect to the names “Popeil,” “Ron Popeil” and the name form of the likeness approved by Popeil, including the image, silhouette and voice (the “Marks”), as defined. The term of this agreement continues as long as the Marks are protected by the laws of the United States of America. Popeil retains the right to approve all uses of the name and likeness for any purpose, as defined.

The New Product Development Agreement has terms that the Company will be offered a fifteen-day right of first refusal on all new consumer products, as defined, that are created by Popeil during the term. The purchase price of each new product will include the cost of any product designs, prototypes, tooling and a completed commercial or infomercial. Popeil will have creative control over all new consumer product created, as defined. Popeil has the right to terminate this agreement, if a breach to any provisions of this agreement or to any other of the above discussed agreements are breached and not cured to Popeil satisfaction within fifteen-days of such breach.

Litigation

On April 3, 2006, Palisades Master Fund, L.P. (“Palisades”), a holder of our Series A Convertible Preferred Stock, filed a lawsuit against us in the United States District Court for the Southern District of New York, claiming breach of contract based on our failure to have a registration statement declared effective by October 28, 2005 for the sale of Palisades’ shares of our common stock and failure to pay dividends and penalties to Palisades. On September 29, 2006, Palisades filed an Amended Complaint, claiming that Palisades also incurred damages due to Ronco's alleged failure to timely issue documents that would allow Palisades the ability to sell its common stock pursuant to Rule 144.  Palisades claims that Ronco's alleged conduct was in breach of the Certificate of Designation.

On May 22, 2006, Evan J. Warshawsky, our former Chief Financial Officer filed a lawsuit in Los Angeles County Superior Court against the Company seeking damages in excess of $600,000 in connection with his termination which was accrued at June 30, 2006 as part of accrued expenses. The complaint alleges causes of action for breach of employment agreement, declaratory relief and wrongful termination in violation of public policy. The lawsuit was stayed pending resolution of the arbitration. The parties have not begun arbitration proceedings.

On June 22, 2006, we received a demand letter from Mr. Paul F. Wallace, a stockholder, seeking prompt payment of $41,285 plus interest from us as partial liquidated damages for our failure to have a registration statement declared effective by October 28, 2005 for the sale of Wallace’s shares of stock.  The demand letter also seeks a monthly payment of $5,027 as partial liquidated damages until such registration statement is declared effective.   The demand letter was updated on August 21, 2006 to increase the amount owed to $50,296.

On August 30, 2006, we received a letter from counsel to Human Electronics (a vendor to the Company) demanding payment for allegedly unpaid invoices amounting to some $488,549 for a large quantity of items manufactured and shipped for us.  Human Electronics asserts that the invoices totaled $2,058,871, which have been included in accounts payable as of June 30, 2006, and that of that amount, an insurance company paid them $1,570,323 and that the unpaid balance is still due.  Human Electronics then threatened suit if the amount claimed to be due was not paid in 7 days.  We responded to the demand on September 5, 2006 asserting a number of responses, including offsets and demanding that Human Electronics return certain of our assets (consisting of tooling, some inventory and parts) in Human Electronics' possession.  We offered to pay the balance ultimately determined to be due, subject to working out a definitive settlement agreement that includes a payment arrangement with the insurance carrier, a payment arrangement with Human Electronics and working out a resolution with respect to the disposition of the remaining issues addressed in the initial demand letter from Human Electronics.

NOTE 19 - RELATED PARTY TRANSACTIONS

As part of the Acquisition, the Company had a due from the Seller Entities of approximately $136,000 of assets that were not transferred at June 30, 2005 that were subsequently transferred.

Pursuant to the terms stated in the lease (See Note 18), the Company executed in November 2005, the Company's general counsel at that time, Gilbert Azafrani, was entitled to receive an aggregate of approximately $156,000 as a broker's commission for negotiating the lease of which he is required to pay to a co-broker approximately $52,000. The commission was payable in two installments, half upon execution of the lease and the balance upon occupancy. In addition, subject to certain terms and conditions, Mr. Azafrani is also entitled to a commission equal to 2.5% of the purchase price if the Company exercises its option to purchase the property subject to the lease. The Company believes that the terms of the lease are no less favorable to the Company as terms that the Company could have obtained in a transaction where an unaffiliated party acted as a real estate broker.

As described in Note 1 under Business, the Company entered into certain transactions to acquire the assets of the Seller Entities and Popeil and issued stock to a group of entities owned, controlled and/or affiliated with the promoters; these entities collectively and inclusive of their affiliates are considered the “Venture Group.” The Venture Group collectively held 533,334 shares of common stock of the Company. In addition, in connection with the Acquisition, the Company paid cash fees consisting of (i) a base fee of $1,800,000, and (ii) an incremental fee equal to five percent of any cash and cash equivalent the Company received in excess of $6 million at June 30, 2005, as mutually agreed.

Prior to the Acquisition, RMC secured its initial working capital from a group of private accredited investors, collectively, the “Ronco Private Group” through the sales of shares and approximately $392,000 in promissory notes of RMC. On June 30, 2005, the promissory notes held by the Ronco Private Group were redeemed at face value plus accrued interest. In addition, the Ronco Private Group collectively owns 266,688 shares of common stock.

The shares held by both the Venture Group and the Ronco Private Group are restricted shares. These shares are subject to the Registration Rights Agreement.

The Company has agreed to indemnify and hold harmless and generally release the members of the Venture Group, their managers, directors and officers from and against any loss, claim, damage, liability or expense arising from the Acquisition, as defined.

NOTE 20 - EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) defined contribution benefit plan covering substantially all of its employees. Under the plan, employees can make annual voluntary contributions not to exceed the lesser of an amount equal to 15% of their compensations or limits established by the Internal Revenue Service Code. The Company does not provide for matching contributions, but does pay a 3% safe harbor contribution for each employee.

NOTE 21 - QUARTERLY DATA (Unaudited)

	Revenue	Gross Profit	Earnings (Loss) from operations	Net Earnings (Loss)	Net Loss attributable to common stockholders	Loss per share attributable to common stockholders -Basic and Diluted	Proforma Earnings (loss) per share attributable to common stockholders -Basic and Diluted
Successor
Fiscal 2006 Quarter ended
September 30, 2005	$13,089,410	$8,648,624	$(4,918,672)	$(3,131,190)	$(3,756,190)	$(1.80)	$-
December 31, 2005	29,644,381	20,166,283	(474,716)	(562,898)	(2,235,898)	(1.07)	-
March 31, 2006	10,093,898	7,716,298	(4,401,171)	(2,811,754)	(4,936,741)	(2.36)	-
June 30, 2006	5,896,137	2,183,176	(32,980,783)	(37,914,538)	(38,127,891)	(18.22)	-
	$58,723,826	$38,714,381	$(42,775,342)	$(44,420,380)	$(49,056,720)	$(23.45)	$-

Predecessor
Fiscal 2005 Quarter ended
September 30, 2004	$21,083,983	$16,551,980	$(1,350,835)	$(1,300,222)	$(1,300,222)	$-	$(0.62)
December 31, 2004	43,690,709	32,715,771	2,843,052	1,898,407	1,898,407	-	0.91
March 31, 2005	14,593,089	10,271,908	(444,810)	(1,377,650)	(1,377,650)	-	(0.66)
June 30, 2005	10,701,303	9,153,365	(703,671)	(1,658,286)	(1,658,286)	-	(0.79)
	$90,069,084	$68,693,024	$343,736	$(2,437,751)	$(2,437,751)	$-	$(1.17)

Note: Proforma weighted average shares were used to calculate Proforma Earnings (Loss) per share attributable to common stockholders for the predecessor entity.

NOTE 22 - SUBSEQUENT EVENTS

Debt — On October 6, 2006 Ronco Corporation entered into a Loan and Security Agreement with Crossroads Financial, LLC, as the lender.  This facility consists of a revolving loan facility of up to $4,000,000 of which the company borrowed $4,000,000 at the initial funding, to be used to pay certain existing indebtedness and fund general operating and working capital needs. This credit facility has a term expiring September 1, 2007 at which time all amounts due under the facility become due and payable, but is automatically renewed for consecutive one year terms unless terminated by written notice of either party 60 days prior to the end of the initial Term or any renewal Term.  The amount the company may borrow under this credit facility is determined by a percentage of the cost of eligible inventory, up to a maximum of $4,000,000.  Interest under this facility is payable monthly, commencing October 1, 2006, with the interest rate equal to 18% per year.  The Company has authorized the lender to collect all payments of interest, monthly monitoring fees, principal payments and any Over Advance (as defined in the Loan and Security Agreement) directly from the Company's factor, Prestige Capital Corporation, which provides an accounts receivable factoring facility for the Company.  The Company's obligations under this facility are secured by a lien on substantially all the assets of the company including a pledge of the equity interests of its subsidiary, Ronco Marketing Corporation, and a secured guaranty by Ronco Marketing Corporation. This facility contains limited covenants, including covenants that the Company not sell or dispose of assets or properties other than inventory sold in the ordinary course of business, and that the company keep the Collateral free and clear of liens, except Permitted Liens. This facility includes customary default provisions, and all outstanding obligations may become immediately due and payable in the event of a default.  The loan can be prepaid upon payment of a prepayment penalty of $12,000 per month for each month remaining in the Prepayment Period (i.e., the number of months remaining in the Term at the time of the prepayment), with a minimum prepayment penalty of $100,000.

On October 6, 2006 Ronco Corporation executed a Modification and Extension Agreement with Prestige Capital Corporation which extended the existing factoring agreement until October 1, 2007. Thereafter the Agreement shall renew itself automatically for additional one (1) year period unless either party receives written notice of cancellation from the other, at minimum, sixty (60) days prior to the expiration date of each sixty (60) day period. In addition to the factoring of Ronco Corporation, Prestige will collect all cash receipts of Ronco Corporation as part of its agreement with Crossroads Financial LLC. The fee for Prestige’s collection services shall be 10 basis points of the total collections (excluding factored accounts) received by Prestige.

INDEX TO INTERIM FINANCIAL STATEMENTS FOR THE THREE MONTHS
ENDED SEPTEMBER 30, 2006 AND SEPTEMBER 30, 2005

Consolidated Balance Sheets at September 30, 2006 (Unaudited) and June 30, 2006	F-27

Consolidated Statements of Operations (Unaudited) for the three months ended September 30, 2006 and September 30, 2005	F-28

Consolidated Statement of Stockholders' Equity (Unaudited) for the three months ended September 30, 2006	F-29

Consolidated and Combined Statements of Cash Flows (Unaudited) for the three months ended September 30, 2006 and 2005	F-30

Notes to Interim Financial Statements	F-31 - F-38

RONCO CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2006	June 30, 2006*
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,418	$425,145
Short-term investments	501,942	501,942
Accounts receivable, net of allowance for doubtful accounts and returns of $1,417,539 at September 30, 2006 and $363,517 at June 30, 2006	432,867	759,758
Due from factor	839,338	-
Inventories	9,527,923	8,372,362
Prepaid expenses and other current assets	870,076	632,376
Investments	-	601,783
Total current assets	12,198,564	11,293,366
PROPERTY AND EQUIPMENT, Net	1,434,049	1,185,227
OTHER ASSETS:
Production costs, net of accumulated amortization of $162,659 and $135,805 at September 30, 2006 and June 30, 2006, respectively	44,756	71,610
Deposits	254,771	278,578
INTANGIBLE ASSETS, net of accumulated amortization and impairment writedown of $28,215,327 and $27,513,161 at September 30, 2006 and June 30, 2006, respectively	14,708,273	15,410,439
TOTAL ASSETS	$28,640,413	$28,239,220

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit	$-	$384,000
Current maturities of notes payable to seller entities	4,900,000	13,026,085
Current maturities of notes payable	70,084	1,507,715
Accounts payable	10,339,448	7,432,957
Accrued expenses	1,696,374	1,223,005
Deferred income	1,312,172	586,363
Total current liabilites	18,318,078	24,160,125
LONG-TERM LIABILITIES:
Deferred income	178,163	182,430
Notes payable to seller entities, less current maturities	8,407,267	-
Notes payable, less current maturities	1,685,428	31,182
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Series A Convertible Preferred stock, $.00001 par value; 20,000,000 shares authorized; 15,757,779 and 15,580,932 shares issued and outstanding at September 30, 2006 and June 30, 2006, respectively	158	156
Common stock, $.00001 par value; 500,000,000 shares authorized 2,591,605 and 2,091,605 shares issued and outstanding at September 30, 2006 and June 30, 2006, respectively	26	21
Common stock to be issued	-	1,206,870
Additional paid-in capital	54,899,003	52,182,203
Accumulated deficit	(54,847,710)	(49,523,767)
TOTAL STOCKHOLDERS' EQUITY	51,477	3,865,483
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,640,413	$28,239,220

*Derived from audited financial statements

See notes to consolidated financial statements.

RONCO CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005

Net sales	$9,608,919	$13,089,410
Cost of sales	(5,057,042)	(4,440,786)
Gross profit	4,551,877	8,648,624

Selling, general and administrative expenses	8,807,119	13,567,296
Loss from operations	(4,255,242)	(4,918,672)

Interest expense, net of interest income of $9,921 and $26,679, at September 30, 2006 and September 30, 2005, respectively	(358,012)	(300,518)
Loss before income tax benefit	(4,613,254)	(5,219,190)
Income tax benefit	-	(2,088,000)
Net loss	(4,613,254)	(3,131,190)
Preferred stock dividends	710,689	625,000
Net loss attributable to common stockholders	$(5,323,943)	$(3,756,190)

NET LOSS PER SHARE:
Loss per share attributable to common stockholders - basic and diluted	$(2.44)	$(1.80)
Weighted average shares outstanding - basic and diluted	2,183,996	2,091,605

See notes to consolidated financial statements.

RONCO CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
THREE MONTHS ENDED SEPTEMBER 30, 2006
(Unaudited)

	Common Stock		Series A Preferred Stock		Common Stock To Be	Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Issued	Capital	Deficit	Total
BALANCE, June 30, 2006	2,091,605	$21	15,580,932	$156	$1,206,870	$52,182,203	$(49,523,767)	$3,865,483

Conversion of Preferred Stock to Common Stock	500,000	5	(500,000)	(5)		-		-
Preferred Stock dividends			676,847	7		710,682	(710,689)	-
Cancellation of terminated officer's stock					(1,206,870)	2,006,118		799,248
Net Loss							(4,613,254)	(4,613,254)

BALANCE, September 30, 2006	2,591,605	$26	15,757,779	$158	$-	$54,899,003	$(54,847,710)	$51,477

 See notes to consolidated financial statements.

RONCO CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	September 30, 2006	September 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,613,254)	$(3,131,190)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	817,864	1,597,749
Non-cash interest expense	281,182	307,000
Bad debt expense	206,700	299,377
Deferred income taxes	-	(2,088,000)
Amortization of deferred compensation expense	799,248	275,841
Changes in operating assets and liabilities:
Accounts receivable	115,975	(1,380,976)
Due from factor	(835,122)	-
Inventories	(1,155,561)	(8,099,427)
Prepaid expenses and other current assets	(237,700)	481,486
Due to predecessor entities	-	(522,688)
Other assets	23,807	(70)
Accounts payable	2,906,491	10,586,113
Accrued expenses	473,369	609,837
Deferred income	721,542	530,862
NET CASH USED IN OPERATING ACTIVITIES	(495,459)	(534,086)

CASH FLOWS FROM INVESTING ACTIVITIES
Property and equipment purchased	(122,881)	(161,603)
Proceeds from investment in securities	601,783	-
Purchase of short-term investments	-	(500,000)
Proceeds from sale of property and equipment	10,000	-
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	488,902	(661,603)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long term debt	-	44,597
Payments on notes payable	(8,170)	(716,755)
Net (repayment) borrowings on line of credit	(384,000)	1,234,000
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(392,170)	561,842

NET DECREASE IN CASH	(398,727)	(633,847)
CASH AND CASH EQUIVALENTS, beginning of period	425,145	834,358
CASH AND CASH EQUIVALENTS, end of period	26,418	200,511

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$72,790	$18,657
Income taxes	$-	$1,600

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
Dividend accrued on preferred stock	$-	$625,000
Preferred stock dividend issued	$710,689	$-
Property and equipment under capital leases	$224,785	$-
Cancellation of terminated officer's stock	$1,206,870	$-

See notes to consolidated financial statements.

RONCO CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION, MERGER, DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Ronco Corporation (the “Company” or the “Successor”), a Delaware corporation, is a provider of proprietary consumer products for the kitchen and home. The Company markets its products primarily in the United States through the broadcast of direct response commercial announcements known as infomercials, internet advertising, its in-house customer service department, telemarketing and sales to retailers both directly and through wholesale distributors.

On June 29, 2005, Fi-Tek VII, Inc. (“Fi-Tek”), a publicly traded shell corporation, acquired all of the outstanding shares of Ronco Marketing Corporation (“RMC”) through the merger of a wholly owned subsidiary of Fi-Tek with and into RMC. RMC continued as the surviving corporation after this transaction and became a wholly owned subsidiary of the Company. Upon closing of the merger, Fi-Tek changed its name to Ronco Corporation and completed a 1 for 89 reverse stock split of outstanding shares of Fi-Tek's common stock. In exchange for their shares of RMC, the former holders of RMC common stock received 800,002 post-reverse split shares of the Company's stock. The Company's existing stockholders (the stockholders of the Company when it was operating as Fi-Tek) retained the remaining 477,639 shares of the outstanding common stock of the Company following the merger and reverse stock split of the common stock. The transaction was accounted for as a reverse acquisition into a publicly traded shell corporation, and accordingly, no goodwill was recorded.

Effective June 30, 2005, the Company through its wholly-owned subsidiary, RMC, completed a series of transactions to acquire certain assets and assume certain liabilities of Ronco Inventions, LLC (“RI” or “LLC”), a California limited liability company; Popeil Inventions, Inc. (“PII”), a Nevada S corporation; RP Productions, Inc. (“RPP”) a Nevada S corporation (collectively, the “Seller Entities” or the “Predecessor”); and certain patents and other intellectual property rights from Ronald M. Popeil (“Popeil”).

Basis of Presentation

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2007. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K, for the period ended June 30, 2006.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, RMC. All significant inter-company balances and transactions have been eliminated in consolidation.

Loss Per Share

Basic and diluted net loss per share information for the three months ended September 30, 2006 and September 30, 2005 is presented in accordance with SFAS No. 128, Earnings Per Share. Basic loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average common shares outstanding during the period. Diluted loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding. The dilutive effect of preferred stock, options and warrants convertible into an aggregate of approximately 16,034,000 and 13,529,000 of common shares as of September 30, 2006 and September 30, 2005, respectively, are not included as the inclusion of such would be anti-dilutive.

Going Concern

The Company incurred net losses of approximately $44,420,000 for the year ended June 30, 2006, and had a working capital deficiency of approximately $12,867,000 as of June 30, 2006. The 2006 loss included an impairment of goodwill and intangibles of $24,520,916. The Company incurred a net loss of approximately $4,613,000 for the quarter ended September 30, 2006 and had working capital deficit of approximately $6,120,000 as of September 30, 2006. The Company has been sued by its vendor, Human Electronics, and has been contacted by the counsel of the Korean Export Insurance Company demanding payment on the funds they advance on behalf of Human Electronics. The total amount of these two claims, excluding attorneys' fees and other expenses, is approximately $2.1 million. Additionally, the Company has been notified by its credit card processing company that it will be required to increase its restricted cash reserves by approximately $1.5 million through December 2006 to support its credit card processing. These issues as well as the Company's history of historical operating losses, negative working capital, and risks normally associated with debt financing including the risk that Company's cash flow will be insufficient to meet required payments of principal and interest make the ability of the Company to meet its financial obligations as they become due uncertain.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty. The Company plans to continue its efforts to identify ways of reducing operating costs and to increase liquidity through equity and debt financing. On October 18, 2006, the Company secured a $5.5 million term loan and an $11 million line of credit to help meet its business plan. The Company has also taken steps to reduce expenditures, salaries and other operating costs.

NOTE 2 - INTANGILBES

Intangible assets consist of the following at September 30, 2006 and June 30, 2006:

	Net book value at June 30, 2006	Amortization Expense	Net book value at September 30, 2006
Amortizable Intangibles:
Patents	$4,182,353	$58,089	$4,124,264
Customer relationships	1,657,121	644,077	1,013,044
Total amortizable intangibles	5,839,474	702,166	5,137,308

Unamortizable intangible assets:
Trademarks	9,570,965	0	9,570,965
Total	$15,410,439	$702,166	$14,708,273

NOTE 3 - REVOLVING LINE OF CREDIT

On September 21, 2005, the Company borrowed $1,234,000 from Wells Fargo Bank, National Association under a Revolving Line of Credit Note. The outstanding balance was due and payable on September 20, 2006 and was collateralized by municipal bonds held by the Company. The borrowings bear interest at 1% above LIBOR, or 1/2% below prime, at the Company's option. There was no prepayment penalty on this revolving line of credit. In August 2006, the outstanding balance was repaid in full and the line of credit expired in September 2006.

NOTE 4 - FACTORING AGREEMENT

On October 25, 2005, the Company and Prestige Capital Corporation (“Prestige”), entered into a Purchase and Sale Agreement (the “Agreement”) pursuant to which Prestige agreed to buy and accept, and the Company agreed to sell and assign, certain accounts receivable owing to the Company with recourse except for payment not received due to insolvency. Under the terms of the Agreement, upon the receipt and acceptance of each assignment of accounts receivable (“Accounts”), Prestige shall pay the Company 75% of the face amount of the Accounts so assigned. Under the Agreement, Prestige has agreed to purchase Accounts with a maximum aggregate face amount of $8,000,000. The fee payable by the Company to Prestige under the Agreement is 2% of the face amount of assigned Accounts if the receivable is collected within 15 days, 2.75% of the face amount if the receivable is collected within 30 days, 3.75% of the face amount if the receivable is collected within 45 days, 4.75% of the face amount if the receivable is collected within 60 days, and 5.75% of the face amount if the receivable is collected within 75 days. Thereafter, the rate goes up by 1% for each additional fifteen day period until the Account is paid. There is no maximum rate. In addition, Prestige may require the Company to repay the amount it has advanced to it, in certain cases, if the receivable is not paid within 90 days. In such case Prestige would not retain the account receivable. If an account receivable is not paid due to the bankruptcy of the customer, or due to certain similar events of insolvency, the Company will not be required to repay the cash advance to Prestige. The initial term of the Agreement expired on May 1, 2006, but the Agreement will thereafter be automatically extended for additional one-year terms unless either party provides written notice of cancellation at least sixty days prior to the expiration of the initial or renewal term. The Company has given notice not to renew and Prestige has agreed to extend the term on a month to month basis. On October 6, 2006, the Company extended the term of the Agreement with Prestige until October 1, 2007. There is no penalty associated with this extension.

Under the terms of the Agreement, the Company granted to Prestige a continuing security interest in, and lien upon, all accounts, instruments, inventory, documents, chattel paper and general intangibles, whether now owned or hereafter created or acquired, as security for the prompt performance and payment of all obligations of the Company to Prestige under the Agreement. If the customers do not pay their receivables within 90 days, Prestige has the right to charge back the Company. The Company has accounted for this as a sale of receivables in accordance with SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.” As of September 30, 2006 the Company had assigned approximately $3.4 million and had outstanding borrowings of approximately $2.5 million under the Agreement. In October 2006, the outstanding balance was repaid and the Agreement was terminated.

NOTE 5 - SELLER ENTITIES' PROMISSORY NOTES

The face value of the promissory notes to the Seller Entities represents the net value of Ronco's assets acquired. These promissory notes bear simple interest at a rate of 9.5% per annum. The required payment amounts under these promissory notes will be determined by applying a per-unit dollar amount, as defined, to the volumes of products, as defined, that are shipped to the Company, within a period. Any outstanding principal amount and accrued but unpaid interest will become due and payable in full by June 29, 2010; and there is no pre-payment penalty on the promissory notes. The Company had an incident of default on these notes by not making certain required payments due.

In connection with the Laurus financing transaction (see Note 10), on October 18, 2006, the Company entered into a letter agreement with Ronald M. Popeil, the RMP Family Trust, Ronco Inventions, LLC, Popeil Inventions, Inc. and RP Productions, Inc., which were among the predecessor entities from which the Company originally purchased the Ronco business. Under this agreement, Mr. Popeil agreed to enter into a subordination agreement with Laurus and an additional limited subordination agreement with SMH and the other lenders under the loan agreement with SMH. Under these agreements, Mr. Popeil agreed that the debt owed by the Company to Mr. Popeil is subordinate and junior in right of payment to our obligations to Laurus, SMH and other lenders, on the terms and conditions set forth in these agreements.

Under the agreement, the Company confirmed and agreed that the Company had no right or interest in the product identified as the Turkey Fryer (referenced in a prior agreement with Mr. Popeil and the Company), and the Company granted to Mr. Popeil a world-wide, perpetual transferable royalty-free license to use his name and likeness on the packaging of the Turkey Fryer, on the Turkey Fryer itself and in connection with the manufacturing, marketing and sale of the Turkey Fryer. The Company also increased the consulting fee payable to Mr. Popeil under the consulting agreement with the Company by an additional $3,000 per week until all of the Company's obligations under the promissory notes issued to Mr. Popeil and the other predecessor entities have been paid in full. The parties also agreed that the total principal amount payable at June 30, 2005 under the notes issued to Mr. Popeil and the predecessor entities was $13,158,180.

Under the terms of the Company's agreement with Mr. Popeil and the predecessor entities, Mr. Popeil and the predecessor entities also agreed to amend and clarify the terms of the Company's payment obligations under the promissory notes that the Company issued to them in connection with the purchase of the Ronco business. Through September 30, 2006, the Company made $1,286,388 in payments under the promissory notes. Under the terms of the Company's new agreement, on October 18, 2006, the Company paid $1,250,000 in satisfaction of its past due payment obligations under the promissory notes through June 30, 2006. The Company also agreed to pay all additional amounts due through September 30, 2006, within 30 days from the date of this agreement and that the Company is not in default on the obligations as of September 30, 2006. On October 20, 2006, the Company made another payment of $400,000 under the promissory notes. The Company expects to make a further payment within the 30-day period following the date of its agreement in satisfaction of its payment obligations through September 30, 2006.

In addition, the Company agreed to issue to Mr. Popeil a warrant to purchase 200,000 shares of our common stock with a five year term and an exercise price, payable in cash, equal to the average bid price for its common stock, as quoted on the OTC Bulletin Board, for the 30 trading days immediately before October 18, 2006, which is $0.84833 per share. The Company agreed to register the shares of common stock underlying the warrant.

Upon occurrence of an event of default, as defined, that is not cured by the time period defined in the promissory notes the interest rate on the notes will increase to 11% per annum and any unpaid principal and interest will become immediately due and payable. In addition, Popeil will have the right to reclaim any ownership interest in his name and likeness previously sold or licensed to the Company and will receive a right of first refusal to purchase the intellectual property rights acquired before these rights may be sold or transferred to any other party.

NOTE 6 - LOAN AGREEMENT

On June 9, 2006, the Company entered into a letter loan agreement with the Lenders (Sanders Morris Harris, Inc. (“SMH”) and the Lenders who participate in a subsequent offering; a Security Agreement in favor of SMH individually and as agent for the Lenders; an Assignment of a life insurance policy for $15 million on the life of Ron Popeil in favor of SMH, individually and as agent for the Lenders; and the Company issued a Subordinated Promissory Note in the principal amount of $1,500,000 to SMH. As of June 9, 2006, A. Emerson Martin, II and Gregg A. Mockenhaupt were members of the Company's Board of Directors and managing directors of SMH.

On October 18, 2006, SMH agreed to loan Company an additional $1,500,000 subject to certain closing conditions, including the mailing of an offer by Company to each of the holders of its Series A Convertible Preferred Stock to participate in a rights offering based on their pro rata ownership of outstanding Series A Convertible Preferred Stock and our closing on a credit agreement for a facility of not less than $15 million. Although conditions were not satisfied, on October 18, 2006, in connection with the financing obtained through Laurus Master Fund Ltd. (see Note 10) , SMH agreed to loan Company the additional $1,500,000 in exchange for a second promissory note in the principal amount of $1,500,000. The Company also amended its letter loan agreement with SMH to amend and restate the form of the promissory notes issued under the agreement, to eliminate certain requirements and conditions under the agreement and to make certain other changes to the terms of its agreement with SMH. The amended letter loan agreement provides, among other things, that: (i) the closing of the Company's rights offering would take place 45 days after the mailing of the offer to each of the holders the Company's Series A Convertible Preferred Stock to participate, to the extent of their pro rata share of the Company's outstanding shares of Series A Convertible Preferred Stock, in such rights offering by loaning to Company up to an additional $3,000,000 (which funds would be used by Company to pay off the loans made by SMH to Company under the letter loan agreement); (ii) SMH will (subject to certain conditions) reinvest the rights offering funds paid to it by us within 30 business days after the closing of the rights offering; (iii) the Company is not required to maintain Richard F. Allen, Sr. as its Chief Executive Officer and as a member of the Company's Board of Directors; (iv) the mailing of the rights offering materials, to the extent permissible under applicable federal and state securities laws, to Company's Series A Convertible Preferred Stockholders must take place by the earlier to occur of seven days after December 31, 2006 or the end of the period designated for determining the current market value of our common stock; and (v) the failure to close the rights offering within forty-five days after the date of the mailing of the rights offering materials to the holders of the Company's Series A Convertible Preferred Stock will not constitute an event of default under the letter loan agreement with SMH (as amended). Under the agreement, the Company agreed to use its reasonable commercial efforts to file Amendment No. 7 to Company's registration statement no later than October 31, 2006. The Company believes that it used its reasonable commercial efforts to complete the registration statement by October 31, 2006, and filed Amendment No. 7 to its registration statement on November 8, 2006. SMH also agreed to waive any breach of the letter loan agreement and the related loan documents that occurred before October 18, 2006, and agreed to waive any event of default under the letter loan agreement or the initial subordinated promissory note issued to SMH on June 9, 2006 that occurred prior to October 18, 2006. In addition, under the terms of amended letter loan agreement, SMH re-assigned proceeds under a life insurance policy for $15 million on the life of Ronald M. Popeil to SMH, which the Company previously assigned to SMH under the terms of the original agreement signed on June 9, 2006. The loans under the loan agreement bear interest at a rate of 4.77% per annum. Interest will be due and payable on the initial promissory note on the first and second anniversary of the issuance of the notes and at the maturity date. All interest and outstanding principal on the second promissory note will be payable on the earlier of June 9, 2009 or any refinancing of the loan with Laurus Master Fund Ltd.

Under the terms of the amended letter loan agreement, the principal and interest payable on the notes issued under the loan agreement are convertible into shares of Company's common stock at conversion price based on the weighted average of the stock sale price for the twenty consecutive trading days after the registration statement becomes effective. However, if the registration statement does not become effective in time so that this twenty-day period ends by December 31, 2006, the principal and interest payable on the notes will be convertible at a price of $0.17 per share.

NOTE 7- STOCKHOLDERS' EQUITY

Series A Convertible Preferred Stock

In connection with RMC's purchase of selected assets of the Seller Entities, on June 30, 2005, the Company sold 13,262,600 shares of Series A Convertible Preferred Stock for $50 million in a private placement. The preferred stock has certain special rights, as defined, and the qualifications of the preferred stock are as follows:

Conversion - The conversion ratio, as of September 30, 2006, of the preferred stock is at the rate of one share of common stock for each share of preferred stock at the option of the holder. Under certain circumstances the Company, at its option, may cause all of the outstanding shares of preferred stock to be converted into shares of common stock, as defined, (representing an 86% ownership, as of September 30 2006, of the Company after redemption).

Voting Rights - Holders of preferred stock are entitled to the number of votes per share that would be equivalent to the number of shares of common stock into which a share of preferred stock is convertible.

Dividends - The holders of preferred stock are entitled to receive cumulative preferred dividends at the rate of $0.1885 per share per annum, payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year. The dividends for the quarter ended September 30, 2006 were $710,689. The dividends for the quarter ended September 30, 2006 were paid in additional shares of Series A Convertible Preferred Stock on November 1, 2006.

Liquidation - The holders of preferred stock will have the right to receive, after payment of all creditors, the sum of $3.77 per share of the preferred stock held, plus any accrued and unpaid dividends, as defined, prior to any distributions with respect to the common stock. Subject to certain restrictions, the terms of the Series A Convertible Preferred Stock provide that the Company may, at its option, cause all of the outstanding shares of Series A Convertible Preferred Stock to be converted into shares of common stock, at any time and from time to time, if the market price of the common stock equals or exceeds 200% of the conversion price then in effect for any 20 days during the most recent consecutive 30 trading days prior to giving the notice of conversion and the daily trading volume of the common stock for any 20 days during the most recent consecutive 30 trading days prior to giving the notice of conversion equaled or exceeds 50,000 shares. In the event that the Company fails to declare or pay in full any dividend payable on the Series A Convertible Preferred Stock on the applicable dividend date and fails to correct such failure within thirty days of the applicable dividend date then the Company loses its ability to cause all of the outstanding shares of Series A Convertible Preferred Stock to be converted into shares of common stock at anytime.

Registration Rights Agreement

On June 30, 2005, the Company entered into a Registration Rights Agreement (“Registration Rights Agreement”) and under the terms of the agreement, the Company is obligated to file a registration statement (Form S-l) covering the resale of the shares of common stock into which the shares of Series A Convertible Preferred Stock purchased are convertible. The Company is obligated to have the registration statement declared effective by October 28, 2005. The Company was unable to meet this deadline and the Company is liable for a cash payment to the stockholders who are party to the Registration Rights Agreement, as liquidated damages. The amount will be equal to one percent of the per share price of the Series A Convertible Preferred Stock per month (pro rated for periods less than a month), or $500,000, until the Company has cured the deadline default, as defined. In June 2006 the Series A Preferred Stock holders agreed to waive all penalties relating to this Registration Rights Agreement.

Warrants

On June 30, 2005, the Company issued a warrant to purchase 266,667 shares of Company common stock to Sanders Morris Harris Inc., Company's placement agent. The warrant has an exercise price of $3.77 per share of common stock and is exercisable for five years from July 1, 2005. The warrant is exercisable for cash or by cashless exercise. The warrant also contains anti-dilution provisions, which will cause the exercise price and/or number of shares the holder will receive upon exercise of the warrant to be adjusted, in the event of stock splits, stock dividends, or other re-capitalizations of the Company.

Deferred compensation

On June 30, 2005, in connection with an employment agreement, the Company sold 800,313 shares of common stock to its then Chief Executive Officer ("CEO") for $.01 per share. These shares are subject to certain performance milestones. The Company has recorded deferred compensation of $3,009,177 based on the fair value of the common stock at June 30, 2005, which was $3.77 per share. The deferred compensation was to be amortized over three years based on the CEO's contract. At June 30, 2006, the deferred compensation was eliminated against additional paid in capital in accordance with SFAS 123(R).

The CEO received 60% of these shares (480,188) in connection with his employment agreement, and was to be entitled to receive an additional 20% of these shares (160,063) on each of the first two anniversaries from June 30, 2005. The initial 480,188 shares are subject to repurchase by the Company, at its option, for $0.01 per share, exercisable if the CEO voluntarily terminates his employment with the Company prior to June 30, 2008 or if certain performance targets are not satisfied. Additionally, if the Company terminates the CEO's employment on or before June 30, 2007 for “cause” the Company has the option to repurchase, for $0.01 per share, the shares issued to him on the first and second anniversaries of his employment. In August 2006, the Company terminated the former CEO for cause. In connection with his termination, the Company took a charge of approximately $800,000 of non-cash compensation and reversed approximately $1,207,000 of deferred compensation against common stock to be issued. The Company's additional rights under the CEO's employment agreement continue to be reviewed and considered by the Company

On June 30, 2005, in connection with an employment agreement, the Company sold 160,063 shares of common stock to its Chief Financial Officer ("CFO") for $0.01 per share. The Company has valued these shares at $601,838 based on the fair value of the common stock at June 30, 2005, the market value was $3.77 per share. The Company recorded $300,919 as compensation expense for the period from October 15, 2004 (Date of Inception) to June 30, 2005, and the remainder of $300,919 has been recorded as deferred compensation and was being amortized over three years based on CFO's contract. The balance of deferred compensation was expensed as of June 30, 2006.

The Company had the option to repurchase 50% of these shares (80,032) at $0.01 per share, exercisable if the CFO's employment is terminated voluntarily or for "cause," as defined. The Company's repurchase right will lapse with respect to each 25% (40,016) of these shares on each of the first two anniversaries from June 30, 2005.

On April 18, 2006, the Company terminated Evan J. Warshawsky as its Chief Financial Officer and Secretary. If the Company was unable to reach a settlement with Mr. Warshawsky, and it is ultimately determined that Mr. Warshawsky was terminated by the Company without cause under the terms of his employment agreement, the Company would have to pay Mr. Warshawsky $600,000 and reimburse him for the cost of up to the first twelve months of continuing group health plan coverage that Mr. Warshawsky and his covered dependents are entitled to receive under federal law. In addition, the Company's repurchase option would lapse with respect to 80,032 shares of the Company's common stock held by Mr. Warshawsky. In May 2006, Mr. Warshawshy filed suit for wrongful termination.

Effective October 1, 2006, the Company settled this claim. Pursuant to the terms of the settlement agreement, in consideration for a full release of claims by the parties: (a) the Company agreed to waive its right to repurchase 160,063 shares of our common stock previously issued to Mr. Warshawsky pursuant to our employment agreement with him; (b) the Company agreed to transfer to Mr. Warshawsky a vehicle previously purchased for him by us valued at approximately $17,000; and (c) the Company agreed to enter into a Consulting Agreement with Definity Design Group, Inc., an entity owned by Mr. Warshawsky, for certain business consulting services. Pursuant to the Consulting Agreement, the Company agreed to pay to Definity Design Group a total retainer of $468,000, payable in equal monthly installments over the twenty-four (24) month term of the agreement, subject to certain grace periods and the occurrence of certain acceleration events.

For the three months ended September 30, 2006 and September 30, 2005 the Company recognized $799,248 and $275,841 respectively, of amortization expense related to the CEO and CFO deferred compensation.

Conversion of Series A Preferred Stock To Common Stock

In September 2006, some of the Series A preferred shareholders began to convert their preferred stock into common stock. This conversion was done on a ratio of one preferred share to one common share basis. With the issuance of the warrant to Laurus on October 18, 2006 (see Note 10), the anti-dilution rights afforded to the Series A Preferred shareholders changed the conversion ratio to 1.02754 common shares for each one share of Series A preferred. A preferential conversion of approximately $1,462,000 will be recorded in the quarter ended December 31, 2006 in connection with the reduction of the conversion price.

NOTE 8 - INCOME TAXES

The Company establishes a valuation allowance in accordance with the provision of SFAS No. 109, “Accounting for Income Taxes.” The Company continually reviews the adequacy of the valuation allowance and recognizes a benefit from income taxes only when reassessment indicates that it is more likely than not that the benefits will be realized. As of September 30, 2006, the Company has recorded a valuation allowance against the entire deferred tax asset.

As of September 30, 2006, the Company had net operating loss carry forwards available in future periods to reduce income taxes that may be payable at those dates. For federal and California income tax purposes, net operating loss carry forwards amounted to approximately $20 million and expire during the years 2026 and 2016, respectively.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Litigation

On April 3, 2006, Palisades Master Fund, L.P. (“Palisades”), a holder of Company's Series A Convertible Preferred Stock, filed a lawsuit against the Company in the United States District Court for the Southern District of New York, claiming breach of contract based on the Company's failure to have a registration statement declared effective by October 28, 2005 for the sale of Palisades' shares of the Company's common stock and failure to pay dividends and penalties to Palisades. On September 29, 2006, Palisades filed an Amended Complaint, claiming that Palisades also incurred damages due to Ronco's alleged failure to timely issue documents that would allow Palisades to sell its common stock pursuant to Rule 144. Palisades claims that Ronco's alleged conduct was in breach of the Certificate of Designation. In October 2006, this case was dismissed without prejudice.

On May 22, 2006, Evan J. Warshawsky, the Company's former Chief Financial Officer filed a lawsuit in Los Angeles County Superior Court against us seeking damages in excess of $600,000 in connection with his termination. The complaint alleges causes of action for breach of employment agreement, declaratory relief and wrongful termination in violation of public policy. The lawsuit was stayed pending resolution of the arbitration. Effective October 1, 2006, the Company settled this claim, as described in Note 7.

On June 22, 2006, the Company received a demand letter from Mr. Paul F. Wallace, a stockholder, seeking prompt payment of $41,285 plus interest from us as partial liquidated damages for Company's failure to have a registration statement declared effective by October 28, 2005 for the sale of Wallace's shares of stock. The demand letter also seeks a monthly payment of $5,027 as partial liquidated damages until such registration statement is declared effective. The demand letter was updated on August 21, 2006 to increase the amount owed to $50,296.

On August 30, 2006, the Company received a letter from counsel to Human Electronics (one of our vendors) demanding payment for allegedly unpaid invoices amounting to some $488,549 for a large quantity of items manufactured and shipped to Company. Human Electronics asserts that the invoices totaled $2,058,871 and that of that amount, an insurance company paid them $1,570,323 and that the unpaid balance is still due. Human Electronics then threatened suit if the amount claimed to be due was not paid in 7 days. The Company responded to the demand on September 5, 2006 asserting a number of responses, including offsets and demanding that Human Electronics return certain of Company's assets (consisting of tooling, some inventory and parts) in Human Electronics' possession. The Company offered to pay the balance ultimately determined to be due, subject to working out a definitive settlement agreement that includes a payment arrangement with the insurance carrier, a payment arrangement with Human Electronics and working out a resolution with respect to the disposition of the remaining issues addressed in the initial demand letter from Human Electronics. On October 5, 2006, Human Electronics filed a complaint in California Superior Court for the County of Los Angeles, Central District (case number BC359815). The Company has not yet been served with the complaint. The complaint alleges, among other things, that the Company breached its contract with Human Electronics and that the Company defrauded Human Electronics by knowingly making false assertions and representations. The complaint also alleges that the Company became indebted to Human Electronics for goods and services delivered to us and seeks damages in the amount of at least $488,549 plus interest and attorneys' fees. On November 7, 2006, the Company received a letter from counsel from the Korea Export Insurance Corp (KEIC), the insurance company referenced above, requesting payment of the balance due on the Human invoices of $1,570,323. The Company will respond to their demand for payment shortly.

NOTE 10 - SUBSEQUENT EVENTS

Loan Agreement with Crossroads Financials, LLC

On October 6, 2006 Ronco Corporation entered into a Loan and Security Agreement with Crossroads Financial, LLC, as the lender.  This credit facility consists of a revolving loan facility of up to $4,000,000 of which the Company borrowed $4,000,000 at the initial funding, to be used to pay certain existing indebtedness and fund general operating and working capital needs. The Company used a portion of the proceeds available under the credit facility made available through Laurus Master Fund Ltd. to pay in full all amounts due under the Loan and Security Agreement with Crossroads Financial LLC. The Company paid an early termination fee to Crossroads Financials, LLC in the amount of $144,000.

Laurus Financing

On October 18, 2006, the Company entered into a security and purchase agreement with Laurus Master Fund Ltd. (“Laurus”), under which the Company secured from Laurus a term loan of $4 million and a revolving credit line in the maximum principal amount of $11 million. As consideration for the term loan and credit line, the Company issued to Laurus promissory notes in corresponding amounts. The notes mature on October 18, 2008. the Company's obligations under the purchase agreement and the notes is secured by substantially all of the Company's tangible and intangible property. The note issued under the term loan bears interest at a rate per annum equal to the specified prime rate plus 2% but in no event less than 8%. The aggregate principal amount outstanding under the term note is payable monthly beginning on January 1, 2007 and thereafter on the first business day of each succeeding month. The Company has the option of prepaying the term loan by paying 115% of the principal amount of the term note then outstanding, together with accrued but unpaid interest thereon and any and all other sums due or payable to Laurus under the note and its agreements with Laurus.

In the event of default, if notified by Laurus, the Company will be required to pay additional interest on the outstanding principal balance of the term note in an amount equal to 0.5% per month. The note issued under the revolving credit line bears interest at a rate per annum equal to the specified prime Rate plus 1% but in no event less than 8%. Interest is payable monthly commencing on November 1, 2006 and thereafter on the first business day of each consecutive calendar month.

The Company may from time to time draw loans under the note. The amount that may be outstanding at any one time under the note is based on a formula that takes into account the amount of the Company's available inventory and available accounts receivable. In the event of default, if notified by Laurus, the Company will be required to pay additional interest on the outstanding principal balance of the note in an amount equal to 0.5% per month.

In connection with these arrangements and as additional security for the notes, the Company pledged to Laurus all of its shares of Ronco Marketing Corporation, its wholly-owned subsidiary, including any shares that the Company may acquire in this company in the future. The Company also assigned to Laurus proceeds of the life insurance policy for $15 million on the life of Ronald M. Popeil, which was previously assigned to SMH and re-assigned to the Company by SMH under the terms of the amended letter loan agreement with SMH. In addition, Ronco Marketing Corporation, or (“RMC”), and Laurus entered into an intellectual property security agreement pursuant to which, among other things, RMC granted Laurus a security interest in all of RMC's right, title and interest in certain intellectual property of RMC.

As partial consideration under the Company's agreement with Laurus, the Company issued to Laurus a warrant to purchase 1,750,000 shares of our common stock at an exercise price of $0.00001 per share. The warrant is exercisable immediately and expires on October 18, 2036. The exercise price of the warrant may be paid (i) in cash or by certified or official bank check, (ii) by delivery of the warrant, or shares of common stock and/or common stock receivable upon exercise of the warrant, or (iii) by a combination of any of the foregoing methods, for the number of common shares specified in the exercise notice. If the fair market value of one share of common stock is greater than the exercise price, in lieu of exercising the warrant for cash, Laurus may elect to receive shares equal to the value of the warrant by surrendering the warrant to the Company in exchange for shares of the Company's common stock computed as follows: the fair market value of one share of common stock (at the date of such calculation), minus the exercise price per share (as adjusted to the date of such calculation), multiplied by the number of shares of common stock purchasable under the warrant, or if only a portion is being exercised, the portion being exercised, divided by the fair market value of one share of our common stock (at the date of such calculation). The Company agreed to register all shares underlying the warrant issued to Laurus under the terms of a registration rights agreement with Laurus. Pursuant to the terms of the registration rights agreement, the Company is required to register the resale of shares underlying the warrants on a registration statement filed within 60 days following execution of the registration rights agreement. The Company is also required to use our best efforts to cause such registration statement to be declared effective no later than the 180th day following the date of the registration rights agreement. Shares underlying the warrant issued to Laurus are included in this prospectus and covered by the related registration statement that the Company filed with the Securities and Exchange Commission.

On October 18, 2006, the Company used proceeds available under the facility obtained through Laurus to repay all amounts due under its loan agreement with Crossroads Financial, LLC and factoring agreement with Prestige Capital and terminated these arrangements. The Company also repaid amounts to Ronald M. Popeil and the predecessor entities under the terms of its agreement with them.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table shows the costs and expenses payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, the registrant will pay all of these amounts. All amounts are estimates except the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission Registration Fee	$6047.02
Printing and Engraving Expenses	50,000.00
Legal Fees and Expenses	350,000.00
Accounting Fees and Expenses	200,000.00
Transfer Agent and Registrar Agent Fees	10,000.00
Miscellaneous	60,000.00
Total	$676,047.02

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and further that a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of action or suit by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action described in this paragraph, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision to eliminate or limit the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (1) breaches his duty of loyalty to the corporation or its stockholders, (2) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (3) authorizes the unlawful payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the Delaware General Corporation Law or (4) obtains an improper personal benefit. The registrant’s certificate of incorporation includes a provision which eliminates directors' personal liability to the fullest extent permitted under the Delaware General Corporation Law.

Pursuant to the registrant’s certificate of incorporation and bylaws, the registrant will indemnify an officer or director who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant), by reason of the fact that he is, was or agreed to become a director or officer of the registrant, or is, was or agreed to serve in his capacity as an officer or director of any other corporation, partnership, joint venture, trust or other enterprise (if he was serving in such capacity at the registrant’s request) or by reason of any action alleged to have been taken or omitted in such capacity against costs, charges, expenses (including attorney’s fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the registrant’s best interests.

Pursuant to the registrant’s certificate of incorporation and bylaws, with respect to actions or suits in the registrant’s right, the registrant will indemnify an officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the registrant’s right to procure a judgment in its favor by reason of the fact that he is, was or agreed to become a director or officer of the registrant, or is, was or agreed to serve in his capacity as an officer or director of any other corporation, partnership, joint venture, trust or other enterprise (if he was serving in such capacity at the registrant’s request), or by reason of any action alleged to have been taken or omitted in such capacity against costs, charges, expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the registrant’s best interests. No indemnification, however, will be made in respect of any claim as to which such person is adjudged liable to the registrant unless the Court of Chancery of Delaware, or the court in which the action or suit was brought, determines that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the court deems proper.

Section 145 of the Delaware General Corporation Law further provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.
The registrant’s certificate of incorporation provides that the registrant may purchase and maintain insurance on behalf of any person who is, was or agreed to become a director, officer, employee or agent of the registrant or is, was or agreed to serve as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise (if he was serving in such capacity at the registrant’s request), provided that the insurance is available on acceptable terms as determined by the registrant’s board of directors.

The registrant currently has in place policies of insurance under which, subject to the limitations of such policies, coverage is provided to its directors and officers against loss arising from claims made by reason of wrongful acts as a director or officer.

The registrant intends to enter into indemnification agreements with each of its directors and executive officers.

See also the undertakings set out in response to Item 17.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below are the sales of all securities of the registrant sold by the registrant within the past three years which were not registered under the Securities Act of 1933.

On March 31, 2003, the registrant issued 8,989 (post 1-for-89 reverse common stock split) shares of its common stock to each of Ronald J. Miller and Frank L. Kramer for an aggregate purchase price of $8,000. Exemption from registration under the Securities Act was based upon the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act.

On June 7, 2004, the registrant issued 13,484 (post 1-for-89 reverse common stock split) shares of its common stock to each of Ronald J. Miller and Frank L. Kramer, and 12,922 (post 1-for-89 reverse common stock split) shares of its common stock to Robert Neece for an aggregate purchase price of $17,750. Exemption from registration under the Securities Act was based upon the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act.

On March 29, 2005, the registrant issued 22,742 (post 1-for-89 reverse common stock split) shares of its common stock to each of Ronald J. Miller and Frank L. Kramer for an aggregate purchase price of $20,000. Exemption from registration under the Securities Act was based upon the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act.

In connection with the termination of a consulting agreement with a company controlled by Anthony C. Brown, one of the registrant’s former directors, on October 24, 2005, the registrant issued a non-qualified stock option to Mr. Brown, which entitles him to purchase an aggregate of 10,000 shares of the registrant’s common stock at a purchase price of $5.75 per share, which was the fair market value of the registrant’s common stock on the date of grant. The option has a term of ten years. Exemption from registration under the Securities Act was based upon the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act.

In connection with the purchase of the Ronco business on June 30, 2005, the registrant issued 13,650 shares of common stock to Wesley Ramjeet for accounting and financial services rendered by a company with which he is employed. Exemption from registration under the Securities Act was based upon the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act.

In connection with the purchase of the Ronco business on June 30, 2005, the registrant issued 160,063 shares of common stock to Gilbert Azafrani, an attorney, in exchange for $1,601 in cash and for services rendered. Subsequent to June 30, 2005, Mr. Azafrani became the general counsel of the company. Exemption from registration under the Securities Act was based upon the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act.

In connection with the purchase of the Ronco business, on June 30, 2005 the registrant sold 13,262,600 shares of its Series A Convertible Preferred Stock, not including four shares of Series A Convertible Preferred Stock that were paid for but that were not issued as of the date of this registration statement, to certain investors for a purchase price of $3.77 per share. Exemption from registration under the Securities Act was based upon Regulation D promulgated under Section 4(2) of the Securities Act.

On June 30, 2005, the registrant issued a warrant to purchase 266,667 shares of common stock to Sanders Morris Harris, Inc. for services rendered as the registrant’s placement agent. The warrant has an exercise price of $3.77 per share and is exercisable for five years from July 1, 2005. The warrant may be exercised for cash or pursuant to a cashless exercise provision. Exemption from registration under the Securities Act was based upon the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act.

On June 30, 2005, the registrant sold 160,063 shares of the registrant’s common stock to Evan J. Warshawsky for a purchase price of $0.01 per share. The registrant had an option to repurchase a portion of the shares for $0.01 per share if Mr. Warshawshy were to voluntarily terminate his employment or if his employment were terminated for “cause.” In October 2006, the registrant agreed to waive this right under the terms of a settlement agreement with Mr. Warshawsky. The registrant’s repurchase option has lapsed with respect to 50% of the shares and will lapse as to 25% of the shares on June 30, 2006 and as to the remaining 25% of the shares on June 30, 2007. Exemption from registration under the Securities Act was based upon the grounds that the issuance of securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act.

On June 30, 2005, the registrant sold 480,188 shares of the registrant’s common stock to Richard F. Allen, Sr. for a purchase price of $0.01 per share. These shares are subject to repurchase by the registrant, at its option, for $0.01 per share, upon the termination of Mr. Allen’s employment voluntarily before the third anniversary of the effective date of his employment agreement or if certain performance targets are not satisfied. Exemption from registration under the Securities Act was based upon the grounds that the issuance of securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act.

On June 29, 2005, in connection with the merger of Ronco Acquisition Corporation (the registrant’s wholly-owned subsidiary) with and into Ronco Marketing Corporation, the registrant issued 800,002 shares of its common stock to the holders of Ronco Marketing Corporation’s common stock. Exemption from registration under the Securities Act was based upon the grounds that the issuance of securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act.

On October 18, 2006, in connection with the loan and credit line that we obtained through Laurus Master Fund Ltd., the registrant issued to Laurus Master Fund Ltd. a warrant to purchase 1,750,000 shares of its common stock at an exercise price of $0.00001 per share. This warrant expires in 2036. Exemption from registration under the Securities Act was based on the grounds that the issuance of securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act.

On October 18, 2006, in connection with the agreement we entered into with Ronald M. Popeil and the predecessor entities on this date, the registrant issued to Ronald M. Popeil a five-year warrant to purchase 200,000 shares of its common stock at an exercise price equal to the market price of the common stock, as specified in the warrant. Exemption from registration under the Securities Act was based upon the grounds that the issuance of securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS  AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger dated May 20, 2005, among Ronco Corporation (fka Fi-Tek VII, Inc.), the “FTK Insiders,” Ronco Acquisition Corporation, and Ronco Marketing Corporation.   Previously filed as exhibit 2.1 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference.

2.2
Asset Purchase Agreement dated December 10, 2004, as amended, among Ronco Marketing Corporation, Ronco Inventions, LLC, Popeil Inventions, Inc., RP Productions, Inc., RMP Family Trust and Ronald M. Popeil. Previously filed as exhibit 2.2 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference.

3.1(i)
Certificate of Incorporation of Ronco Corporation (fka Fi-Tek VII, Inc.), as amended. Previously filed as exhibit 3.1(i) to the Form 10-K filed on November 4, 2005 and incorporated herein by reference.

3.1(ii)	Bylaws of Ronco Corporation (fka Fi-Tek VII, Inc.). Previously filed as exhibit 3.1(ii) to the Form 10-K filed on November 4, 2005 and incorporated herein by reference.

4.1
Certificate of Designation of Powers, Preferences and Rights of the Series A Convertible Preferred Stock of Ronco Corporation. Previously filed as exhibit 4.1 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference.

4.1.1	Amended and Restated Designation of Powers. Previously filed as exhibit 4.1 to the Form 10-K/A filed on November 6, 2006 and incorporated herein by reference.

4.2	Warrant between Ronco Corporation and Sanders Morris Harris Inc. Previously filed as exhibit 10.11 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference.

4.3
Form of Registration Rights Agreement between Ronco Corporation, the parties set forth on the signature page and Exhibit A thereto and other stockholders of Ronco Corporation. Previously filed as Exhibit 10.10 to the Current Report on Form 8-K filed on July 1, 2005 and incorporated herein by reference.

4.4
 Amended and Restated Subordinated Promissory Note originally issued by Ronco Corporation to Sanders Morris Harris, Inc. on June 9, 2006. Previously filed as Exhibit 4.1 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference.

4.5
 Subordinated Promissory Note issued by Ronco Corporation to Sanders Morris Harris, Inc. on October 18, 2006. Previously filed as Exhibit 4.2 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference.

4.6
 Common Stock Purchase Warrant issued by Ronco Corporation to Laurus Master Fund, Ltd. on October 18, 2006. Previously filed as Exhibit 4.3 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference.

4.7
 Registration Rights Agreement dated October 18 2006 between Ronco Corporation and Laurus Master Fund, Ltd. Previously filed as Exhibit 10.8 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference.

5.1	Opinion of Stubbs Alderton & Markiles, LLP as to the validity of the shares of Common Stock. (3)

10.1	Lock-Up Agreement for Copper Beech Equity Partners dated June 29, 2005. Previously filed as exhibit 10.2 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference.

10.2	Lock-Up Agreement for Content Holding LLC dated June 28, 2005. Previously filed as exhibit 10.3 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference.

10.3
Assignment and Assumption Agreement dated June 30, 2005, among Ronco Marketing Corporation, Ronco Invention, LLC, Popeil Inventions, Inc., RP Productions, Inc. and Ronald M. Popeil. Previously filed as exhibit 10.4 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference.

10.4
Promissory Note dated June 30, 2005 between Ronco Marketing Corporation and Popeil Inventions, Inc. Previously filed as exhibit 10.5 to the Form 10-K/A filed on January 20, 2006 and incorporated herein by reference.

10.5
Consulting and Advisory Services Agreement dated June 30, 2005 between Ronco Marketing Corporation and Ronald M. Popeil. Previously filed as exhibit 10.6 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference.

10.6
Trademark Co-Existence Agreement dated June 30, 2005 between Ronco Marketing Corporation and Ronald M. Popeil. Previously filed as exhibit 10.7 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference.

10.7
New Product Development Agreement by and among Ronald M. Popeil and Ronco Marketing Corporation. Previously filed as exhibit 10.8 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference.

10.8
Placement Agent Agreement dated May 26, 2005, between Ronco Marketing Corporation and Sanders Morris Harris, Inc. Previously filed as exhibit 10.9 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference.

10.9
Advisory Agreement dated May 20, 2005, between Ronco Marketing Corporation and Copper Beech LLC, Copperfield Equity Partners LLC, Coll International LLC, and Content Holding LLC. Previously filed as exhibit 10.10 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference.

10.10	Employment Agreement between Ronco Corporation and Richard F. Allen, Sr. Previously filed as exhibit 10.13 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference. *

10.11	Employment Agreement between Ronco Corporation and Evan J. Warshawsky. Previously filed as exhibit 10.14 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference. *

10.12
Restricted Stock Purchase Agreement between Ronco Corporation and Richard F. Allen, Sr. Previously filed as exhibit 10.15 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference.*

10.13
Restricted Stock Purchase Agreement between Ronco Corporation and Evan J. Warshawsky. Previously filed as exhibit 10.16 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference. *

10.14	Restricted Stock Purchase Agreement between Ronco Corporation and Gilbert Azafrani. Previously filed as exhibit 10.17 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference.*

10.15
Interglobal Distribution Agreement dated January 8, 2006 between Ronco Corporation and Interglobal International Limited. Previously filed as Exhibit 10.21 to the Current Report on Form 8-K filed on January 11, 2006 and incorporated herein by reference.

10.16
Purchase and Sale Agreement by and between Prestige Capital Corporation and Ronco Corporation dated as of October 25, 2005. Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on October 31, 2005 and incorporated herein by reference.

10.17
Revolving Line of Credit Note between Ronco Corporation and Wells Fargo Bank, National Association dated September 20, 2005. Previously filed as Exhibit 10.11 to the Annual Report on Form 10-K/A filed on January 20, 2006 and incorporated herein by reference.

10.18
Security Agreement Securities Account between Ronco Corporation and Wells Fargo Bank National Association. Previously filed as Exhibit 10.12 to the Annual Report on Form 10-K/A filed on January 20, 2006 and incorporated herein by reference.

10.20	Promissory Note dated June 30, 2005 between Ronco Marketing Corporation and Ronco Inventions, LLC. (1)

10.19
Letter Loan Agreement dated June 9, 2006 between Ronco Corporation and Sanders Morris Harris, Inc., Previously filed as Exhibit 10.19 to the Annual Report on Form 10-K filed on October 13, 2006, and incorporated herein by reference.

10.20
Security Agreement dated June 9, 2006 by Ronco Corporation in favor of Sander Morris Harris. Previously filed as Exhibit 10.21 to the Annual Report on Form 10-K filed on October 13, 2006, and incorporated herein by reference.

10.21	Assignment of Life Insurance Policy dated June 9, 2006, by Ronco Corporation in favor of Sanders Morris Harris, Inc.

10.22
Lease dated October 13, 2005 by and between Ronco Corporation and E.G. Sirrah, LLC. Previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on December 6, 2005 and incorporated herein by reference.

10.23	Lock-up Agreement for Coll International LLC dated January 10, 2006. (1)

10.24	Settlement Agreement with Series A Preferred Stockholders (2)

10.25
Amendment No. 1 to Letter Loan Agreement among Ronco Corporation, Sanders Morris Harris Inc., individually and as administrative agent, and the persons and entities listed on the schedule of lenders attached to the Letter Loan Agreement as Schedule 1. Previously filed as Exhibit 10.1 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference.

10.26
Assignment of Life Insurance Policy dated October 18, 2006 by Sanders Morris Harris Inc., individually and on behalf of the Lenders in favor of Ronco Corporation. Previously filed as Exhibit 10.2 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference.

10.27
Amendment No. 1 to Security Agreement between Ronco Corporation and Sanders Morris Harris, Inc., individually and as agent for the Lenders. Previously filed as Exhibit 10.3 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference.

10.28
Security and Purchase Agreement dated October 18, 2006 among Laurus Master Fund, Ltd., Ronco Corporation, and each party listed on Exhibit A attached thereto. Previously filed as Exhibit 10.4 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference.

10.29
Secured Non-Convertible Term Note issued by Ronco Corporation and Ronco Marketing Corporation to Laurus Master Fund, Ltd. on October 18, 2006. Previously filed as Exhibit 10.5 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference.

10.30
Secured Non-Convertible Revolving Note issued by Ronco Corporation and Ronco Marketing Corporation to Laurus Master Fund, Ltd. on October 18, 2006. Previously filed as Exhibit 10.5 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference.

10.31
Stock Pledge Agreement dated as of October 18, 2006, between Laurus Master Fund, Ltd. and Ronco Corporation. Previously filed as Exhibit 10.7 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference.

10.32
Intellectual Property Security Agreement dated October 18, 2006 by Ronco Marketing Corporation, in favor of Laurus Master Fund, Ltd. Previously filed as Exhibit 10.9 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference. Previously filed as Exhibit 10.9 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference.

10.33
Assignment of Life Insurance Policy as Collateral/Release of Collateral Assignment dated October 18, 2006 among Ronco Corporation, Sanders Morris Harris, Inc. and Laurus Master Fund, Ltd. Previously filed as Exhibit 10.10 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference.

10.34
Payoff Letter among Ronco Corporation, Laurus Master Fund, Ltd. and Crossroads Financial, LLC dated October 18, 2006. Previously filed as Exhibit 10.11 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference.

10.35
Payoff Letter among Ronco Corporation, Laurus Master Fund, Ltd. and Prestige Capital Corporation dated October 17, 2006. Previously filed as Exhibit 10.12 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference.

10.36
Letter Agreement dated October 18, 2006 among Ronco Corporation, Ronco Marketing Corporation, Ronald M. Popeil, the RMP Family Trust, Ronco Inventions, LLC, Popeil Inventions, Inc. and RP Productions, Inc. Previously filed as Exhibit 10.13 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference.

10.37
Limited Subordination Agreement dated October 18, 2006 among Ronco Corporation, Ronco Marketing Corporation, Ronco Inventions, LLC, Popeil Inventions, Inc., RP Productions, Inc., the RMP Family Trust, Ronald M. Popeil and Sanders Morris Harris, Inc. Previously filed as Exhibit 10.14 to the Form 8-K filed on October 24, 2006 and incorporated herein by reference.

21.1	Subsidiaries of Ronco Corporation. Previously filed as Exhibit 21.1 to the Form 10-K filed on November 4, 2005 and incorporated herein by reference.

23.1	Consent of Stubbs Alderton & Markiles, LLP (included in its opinion filed as Exhibit 5.1). (3)

23.2	Consent of Mahoney Cohen & Company, CPA, P.C. (2)

23.3	Consent of VELAH Group LLP. (2)

24.1	Power of Attorney (included on signature page) (2)

(1)  Previously filed
(2)  Filed herewith
(3) To be filed by amendment.

* Management Compensation Plan or Arrangement

(b)	FINANCIAL STATEMENT SCHEDULES

RONCO CORPORATION
Schedule II - Valuation and Qualifying Accounts

Description	Balance at beginning of period		Additions Charged to costs and expenses		Deductions		Balance at end of period
Allowance for doubtful accounts and sales returns
Successor:
Three months ended September 30, 2006 (unaudited)	$363,517		$1,054,022		$—		$1,417,539
Year ended June 30, 2006 (a)	$—	(b )	$4,868,944	(c)	$(4,505,427)	(d)	$363,517

Predecessor:
Nine months ended June 29, 2005	$1,480,000		$—		$(1,180,000)	(d)	$300,000
Nine months ended September 30, 2004	$5,526,430		$1,474,147		$(5,520,577)	(d)	$1,480,000
Year ended December 31, 2003	$1,835,421		$3,691,009		$—		$5,526,430
Year ended December 31, 2002	$1,075,385		$760,036		$—		$1,835,421

Notes:

(a)	Prior to June 30, 2005, the Predecessor did not track allowance for bad debt and sales returns separately. Since June 30, 2005, the Successor has tracked bad debt and sales returns separately.

(b)	In accordance with purchase accounting, accounts receivable have been recorded at fair value at June 30, 2005 and accordingly no allowance for doubtful accounts and sales returns have been provided.

(c)	Includes $502,517 of bad debt expenses and $4,366,427 of sales returns.

(d)	Accounts written-off against the allowance net of recoveries.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§239.11 of this chapter) or Form S-3 (§239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§239.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F ( 17 CFR 249.220f ) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (l)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser .

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement on Form SB-2 on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Simi Valley, State of California on this 3rd day of January, 2007.

RONCO CORPORATION

By:	/s/ Paul Kabashima
Paul Kabashima
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE

/s/ Paul Kabashima	President, Director and Chief Executive	January 3, 2007
Paul Kabashima	Officer (Principal Executive Officer)

/s/ Ronald C. Stone	Chief Financial Officer and Secretary	January 3, 2007
Ronald C. Stone	(Principal Financial Officer and Principal Accounting Officer)

*
John S. Reiland	Director	January 3, 2007

*
Harold D. Kahn	Director	January 3, 2007

*
Thomas J. Lykos, Jr.	Director	January 3, 2007

*By: /s/ PAUL KABASHIMA

Paul Kabashima Attorney-In-Fact